AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 1996


                                                      REGISTRATION NO. 333-06283
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------


                                AMENDMENT NO. 4
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------


                          ADVANCED HEALTH CORPORATION
               (Exact name of registrant as specified in charter)

            DELAWARE                            8099                           13-3893841
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)     Classification Code Number)          Identification Number)

                              -------------------

                             560 WHITE PLAINS ROAD
                           TARRYTOWN, NEW YORK 10591
                                 (914) 524-4200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              -------------------

                             JONATHAN EDELSON, M.D.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          ADVANCED HEALTH CORPORATION
                             560 WHITE PLAINS ROAD
                           TARRYTOWN, NEW YORK 10591
                                 (914) 524-4200
 (Name, address, including zip code, and telephone number, including area code, of agent for service of process)
                              -------------------

                                WITH COPIES TO:

               JOHN J. SUYDAM, ESQ.                                 MARK KESSEL, ESQ.
         O'SULLIVAN GRAEV & KARABELL, LLP                          SHEARMAN & STERLING
               30 ROCKEFELLER PLAZA                                599 LEXINGTON AVENUE
             NEW YORK, NEW YORK 10112                            NEW YORK, NEW YORK 10022
                  (212) 408-2400                                      (212) 848-4000

                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / / ___________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ___________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS (SUBJECT TO COMPLETION)


DATED OCTOBER 2, 1996


                                2,000,000 SHARES

                                      [LOGO]

                          ADVANCED HEALTH CORPORATION

                                  COMMON STOCK
                                  ------------

    All of the 2,000,000 shares of Common Stock offered hereby are being sold by Advanced Health Corporation ("Advanced Health" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is estimated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "ADVH", subject to official notice of issuance.

                             ----------------------

        THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                    BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                             ----------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                  UNDERWRITING
                                                PRICE TO         DISCOUNTS AND         PROCEEDS TO
                                                 PUBLIC          COMMISSIONS(1)         COMPANY(2)
-------------------------------------------------------------------------------------------
Per Share................................          $                   $                    $
Total (3)................................          $                   $                    $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company, estimated to be $850,000.

(3) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase an aggregate of up to 300,000 additional shares at the Price to Public less Underwriting Discounts and Commissions to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $          , $          and
    $          , respectively. See "Underwriting."

                             ----------------------

    The Common Stock is offered by the several Underwriters named herein when, as and if received and accepted by them, subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of certificates for the shares will be made at the offices of Cowen &
Company, New York, New York, on or about            , 1996.

                             ----------------------

COWEN & COMPANY           VOLPE, WELTY & COMPANY

            , 1996

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

    A diagram captioned "Advanced Health Corporation/Integrating Physician Management Services with Information Technology", which includes a center circle with the caption "Advanced Health Integrated Solutions for Physicians" with boxes above it captioned "Physician Practice Management Services", "Physician Network Management Services" and "Clinical Information Systems" and boxes below it captioned "Preserving Practice Ownership by Physicians", "Empowering Physicians to Succeed in Managed Care", "Providing Point-of-Care Clinical Decision Support", "Enhancing Physician Communication and Information Access", "Providing Operations Support and Administrative Efficiencies", "Providing Disease Management Program Services for High-Cost, High-Volume Specialties".


































    Med-E-PracticeTM, Smart ScriptsTM, Internet Script WriterTM, Med-E-VisitTM, Practice Management IntegratorTM, Med-E-NetworkTM, Med-E-Net CentralTM, Med-E-Net OfficeTM, Med-E-Net IntegratorTM and Med-E-Net CardiologyTM are trademarks of the Company. Trade names and trademarks of other companies appearing in this Prospectus are the property of their respective holders.
                              -------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, (ii) reflects a 1.5-for-1 split of the Common Stock effected in the form of a stock dividend in April 1996 and a .59581-for-1 reverse split of the Common Stock to be effected prior to the date of this Prospectus (the "Stock Splits") and (iii) reflects the conversion of all outstanding Convertible Preferred Stock of the Company into Common Stock upon the consummation of this offering (the "Preferred Stock Conversion"). Unless the context otherwise requires, all references in this Prospectus to the Company refer collectively to Advanced Health Corporation, its predecessor and its subsidiaries.

                                  THE COMPANY

    Advanced Health Corporation provides a full range of integrated management services and clinical information systems to physician group practices, single legal entities comprised of multiple physicians, and to physician networks, aggregations of individual physicians and physician groups formed for the purpose of entering into contracts with third-party payors. The management services provided by the Company include physician practice and network development, marketing, payor contracting, financial and administrative management, clinical information management, human resource management and practice and network governance. The Company developed its clinical information systems to provide physicians, at the point of care and on a real-time basis, with patient-specific clinical and payor information and the ability to generate patient medical orders and facilitate the implementation of disease management programs. Through the management of multi-specialty and single-specialty physician group practices and networks, the Company focuses its management efforts on high-cost, high-volume disease specialties, such as cardiology, oncology and orthopedics. The Company currently manages two multi-specialty physician group practices and two single-specialty physician group practices comprised of more than 75 physicians in the New York metropolitan area and eight physician networks with approximately 800 physicians in the greater New York and Atlanta metropolitan areas, and provides physician group consulting services to more than 100 physicians.

    Health care expenditures in the U.S. totalled approximately $1 trillion in 1994, with approximately 85% of such expenditures controlled by physician decisions. Increasing concern over the rising cost of health care has led to the development of managed care programs, which have shifted traditional fee-for-service reimbursement for physicians to capitated and other fixed-fee arrangements. As the financial risk of delivering health care shifts from payors to providers, physicians are faced with increasing management responsibilities and declining compensation. Because the majority of physicians practice individually or in two-person groups, they tend to have limited financial and administrative capacity. Consequently, physician practice management companies have emerged in recent years to manage the financial and administrative requirements of physician organizations. More importantly, the Company believes there exists an even greater need among physicians for clinical management services and information systems. The Company believes that assisting physicians in managing the clinical aspects of their practices represents the greatest opportunity to enhance the quality and reduce the cost of health care.

    The Company believes that it is well positioned to attract, organize and manage physician group practices and networks by offering a full range of integrated management services and clinical information systems. The Company believes that its clinical information systems will allow physicians, at the point of care and on a real-time basis, (i) to access patient-specific clinical and payor information, (ii) to generate patient instructions, prescriptions and orders for tests, specialty referrals and specialty procedures and (iii) to access databases containing managed care and disease management protocols, diagnostic/treatment preferences and guidelines affecting medical orders. By combining its group practice and network management services with its clinical information systems, the Company believes it can provide physicians with integrated solutions for managing the increased financial opportunities and risks associated with managed care contracts while allowing physicians to improve the quality of care.

    The Company's strategy includes (i) establishing long-term contractual alliances with physician organizations, (ii) managing high-cost, high-volume disease specialties such as cardiology, oncology and orthopedics, (iii) providing physicians with clinical information at the point of care, (iv) focusing on selected geographic markets that offer concentrations of physicians seeking the Company's services and (v) continuing to develop relationships with key industry participants. The Company has entered into a software license and integration agreement with Merck Medco Managed Care, Inc. for the Company's prescription writing software. In addition, the Company has entered into a contract with an affiliate of PCS Health Systems, Inc., the managed care unit of Eli Lilly & Company, to provide disease management information services and software for the treatment of certain diseases.

                                  THE OFFERING

Common Stock offered hereby....................  2,000,000 shares
Common Stock to be outstanding after the         6,500,267 shares(1)
offering.......................................
Use of proceeds................................  To repay certain indebtedness and for working capital and general corporate
                                                 purposes, which may include acquisitions.
                                                 See "Use of Proceeds."
Proposed Nasdaq National Market symbol.........  ADVH

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (In thousands, except per share data)

                                         PERIOD FROM           YEAR ENDED               SIX MONTHS ENDED
                                          INCEPTION           DECEMBER 31,                  JUNE 30,
                                     (AUGUST 27, 1993) TO   -----------------   ---------------------------------
                                      DECEMBER 31, 1993      1994      1995          1995              1996
                                     --------------------   -------   -------   ---------------   ---------------
STATEMENT OF OPERATIONS DATA:
  Revenue..........................       --$               $   379   $ 1,054       $   100           $ 7,617
  Cost of sales....................       --                     12       340            22             3,512
                                            ------          -------   -------       -------           -------
  Gross profit.....................       --                    367       714            78             4,105
  Operating expenses...............             66            1,318     3,255           617             4,034
  Research and development
expenses...........................            455            1,582     3,157         1,512             1,875
                                            ------          -------   -------       -------           -------
  Operating loss...................           (521)          (2,533)   (5,698)       (2,051)           (1,804)
  Other income (expense)...........       --                    (15)       (8)            1               (54)
                                            ------          -------   -------       -------           -------
  Net loss.........................         $ (521)         $(2,548)  $(5,706)      $(2,050)          $(1,858)
                                            ------          -------   -------       -------           -------
                                            ------          -------   -------       -------           -------
  Net loss per share...............         $(0.23)         $ (1.03)  $ (1.47)      $ (0.65)          $ (0.37)
                                            ------          -------   -------       -------           -------
                                            ------          -------   -------       -------           -------
  Weighted average number of common
    shares and common share
equivalents outstanding(2).........          2,229            2,482     3,893         3,136             4,991


                                                                                          JUNE 30, 1996
                                                                                ---------------------------------
                                                                                    ACTUAL        AS ADJUSTED (3)
                                                                                ---------------   ---------------
BALANCE SHEET DATA:
  Cash.......................................................................       $   837           $18,307
  Working capital (deficit)..................................................        (2,713)           18,757
  Total assets...............................................................         8,191            25,661
  Total debt.................................................................         4,504               504
  Total stockholders' equity.................................................           863            22,333

------------

(1) Excludes 783,032 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $3.44 per share and 481,489 shares issuable upon the exercise of outstanding warrants to purchase Common Stock at a weighted average exercise price of $8.50 per share. Also excluded are 306,769 shares and 113,995 shares issuable upon the exercise of options and warrants, respectively, which, in each case, are contingent upon the Company's achieving certain capitalization levels related to regulatory requirements or upon the Company's achieving certain performance targets. See "Management -- Stock Plans" and Notes 3 and 10 of Notes to Consolidated Financial Statements.

(2) See Notes 2 and 14 of Notes to Consolidated Financial Statements.

(3) Adjusted to give effect to (i) the sale by the Company of 2,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses and (ii) the receipt and initial application of the net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

    An investment in the shares of Common Stock offered hereby involves a high degree of risk. The following factors should be carefully considered in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby. The discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this section and in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus.

LIMITED OPERATING HISTORY; HISTORY OF LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY; DIRECT CAPITATION

    The Company was incorporated in August 1993, began providing physician practice and network management services in December 1995 and has only recently commercially installed its clinical information systems on a limited basis. Accordingly, the Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. As of June 30, 1996, the Company had an accumulated deficit of approximately $10.6 million. The Company has never achieved profitability and expects to continue to incur operating losses through at least the end of 1996. Due to anticipated increases in operating expenses, the Company's operating results will be adversely affected if sales of its management services and clinical information systems do not increase. In addition, the Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in rapidly evolving markets. To address these risks, the Company must, among other things, expand sales of its physician practice and network management services, commercialize its clinical information systems, respond to competitive developments and continue to attract and retain qualified personnel. Accordingly, there can be no assurance that the Company will be able to generate sufficient revenue to achieve profitability, to maintain such profitability, if achieved, on a quarterly or annual basis or to sustain or increase its revenue growth in future periods. In addition, the Company may in the future enter into direct or indirect managed care or capitation arrangements pursuant to which the Company would be subject to significant risk if its revenues were insufficient to cover increased variable costs resulting from requirements of greater than expected levels of medical care. See "-- Risks Associated with Direct Capitation," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

DEPENDENCE ON MANAGEMENT CONTRACTS WITH AFFILIATED PHYSICIAN GROUPS AND NETWORKS

    The Company's revenue to date has been derived from a limited number of management agreements between the Company and certain physician groups and networks. Such management agreements generally have an initial term of five to 20 years and are automatically renewable for additional terms. See "Risk Factors -- Concentration of Revenues" and "Business--Contractual Relationships with Affiliated Physicians." The termination of any one or more of such management agreements would have a material adverse effect on the Company's revenues and results of operations. The Company's future growth and profitability is substantially dependent upon obtaining new contracts for the provision of services to physician groups and physician networks on satisfactory terms and conditions. The Company must accurately assess the costs it will incur in providing services in order to negotiate contracts on terms under which the Company can expect to realize adequate profit margins or otherwise meet its objectives. In addition, the Company must perform services in sufficient volume to generate revenues to support its infrastructure. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview." The future growth and profitability of the Company is also dependent on the Company's ability to effectively integrate the practices of its affiliated physicians, to manage and control costs and to realize economies of scale. The integration of new physician practice and network management contracts, as well as the maintenance of existing contracts, is made more difficult by reduced reimbursement rates of health care payors at a time when the cost of providing medical services continues to increase. There can be no assurance that the Company will obtain new physician practice and network management contracts on satisfactory terms, or at all. Any failure of the Company to obtain new contracts and price its services appropriately would have a material adverse effect on the Company's business, financial condition and results of operations and the price of the Common Stock. See "Business -- Physician Practice and Network Services."

UNCERTAINTY OF SUCCESSFUL COMMERCIALIZATION OF CLINICAL INFORMATION SYSTEMS

    Since its inception in August 1993, the Company has focused on developing its clinical information systems. However, to date, the Company has commercially installed its clinical information systems only on a limited basis. The Company's future growth and profitability is substantially dependent upon the success of its clinical information systems. The Company believes that market acceptance of such systems will depend upon the continued growth of managed care in the Company's markets, the continued increase in the administrative and clinical complexity of ambulatory medicine, the clinical efficacy of the disease management programs developed by its affiliated physicians and third parties, the continued downward trend in the cost of computer hardware, particularly handheld computing devices and wireless network infrastructures, and the continued consolidation of physician group practices. No assurance can be given that the Company's clinical information systems will be accepted or competitive or that the Company will be successful in taking systems from their current state of limited commercial introduction to commercial acceptance. If the Company's clinical information systems do not achieve market acceptance or if the Company does not develop and maintain sales, marketing and service expertise, the Company's growth, revenues and results of operations will be materially adversely affected. See "Business -- Clinical Information Systems."

CONCENTRATION OF REVENUES

    In the year ended December 31, 1995, Madison Medical -- The Private Practice Group of New York, L.L.P. ("Madison") accounted for approximately 36% of the Company's revenues. In the six months ended June 30, 1996, Madison and the Advanced Heart Physicians & Surgeons Network, P.C. ("AHP&S") accounted for approximately 49% and 23% of revenues, respectively. The Company's management services agreements generally have an initial term of five to 20 years and may be terminated only for cause. The management services agreement with Madison, however, gives Madison the right to terminate without cause following the first year of the term and prior to the end of the tenth year of the term upon payment of a penalty and thereafter without penalty. The management services agreement with AHP&S restricts the Company's ability to provide management services to certain cardiology physician groups in the New York metropolitan area. In addition, in the year ended December 31, 1995, the Company's disease management software license and integration agreement with an affiliate of PCS Health Systems, Inc., the managed care unit of Eli Lilly & Company, accounted for approximately 32% of the Company's revenues. Although such affiliate of PCS Health Systems has agreed to sponsor two pilot programs involving the software applications developed by the Company, it has no obligation thereafter to use or distribute the Company's software. Although the Company seeks to build long-term customer relationships, no assurance can be given that such relationships will continue. Any termination or significant deterioration of the Company's relationships with its principal customers could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, a deterioration in the financial condition of any of its principal customers would materially adversely affect the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MANAGEMENT OF GROWTH

    The Company recently has experienced, and expects to continue to experience, substantial growth and has significantly expanded, and expects to continue to expand, its operations. This growth and expansion has placed, and will continue to place, significant demands on the Company's management, technical, financial and other resources. To manage growth effectively, the Company must maintain a high level of operational quality and efficiency, and must continue to enhance its operational, financial and management systems and to expand, train and manage its employee base. To date, the Company has only limited experience in providing physician practice and network management services and clinical information systems. To execute its growth strategy, the Company plans to significantly increase the number of physician practices and networks under management, expand its clinical information systems customer base, develop disease management services and develop a sales and marketing organization. There can be no assurance that the Company will be able to manage growth effectively, and any failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations and the price of the Common Stock.

COST CONTAINMENT AND REIMBURSEMENT TRENDS

    The health care industry is experiencing a trend toward cost containment as government and private third-party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with service providers. The federal government has implemented, through the Medicare program, a resource-based relative value scale ("RBRVS") payment methodology for physician services. This methodology went into effect in 1992 and is continuing to be implemented in annual increments through December 31, 1996. RBRVS is a fee schedule that, except for certain geographical and other adjustments, pays similarly situated physicians the same amount for the same services. The RBRVS is adjusted each year, and is subject to increases or decreases at the discretion of Congress. To date, the implementation of RBRVS has reduced payment rates for certain of the procedures historically provided by the physician groups and networks managed by the Company. Management estimates that 35% of the revenues of physician groups managed by the Company are derived from government sponsored health care programs (principally, Medicare, Medicaid and state reimbursed programs). RBRVS-type of payment systems have also been adopted by certain private third-party payors and may become a predominant payment methodology. More wide-spread implementation of such programs would reduce payments by private third-party payors. Rates paid by many private third-party payors, including those that provide Medicare supplemental insurance, are based on established physician and hospital charges and are generally higher than Medicare payment rates. A change in the patient mix of the practices under Company management that results in a decrease in patients covered by private insurance could adversely affect the Company's results of operations if the Company is unable to assist physicians in containing the cost of the provision of medical services. To the extent that affiliated physicians receive lower revenue for medical services, there can be no assurance that the Company will be able to derive sufficient revenues from its relationship with any such affiliated physicians to achieve or maintain profitability. The Company believes that cost containment trends will continue to result in a reduction from historical levels in per-patient revenue for medical practices. Further reductions in payments to physicians or other changes in reimbursement for health care services could have an adverse effect on the Company's operations, unless the Company is otherwise able to offset such payment reductions. There can be no assurance that the effect of any or all of these changes in third-party reimbursement could be offset by the Company through cost reductions, increased volume, introduction of new services and systems or otherwise. See "Risk Factors -- Uncertainty Related to Health Care Reform" and "Business -- Government Regulation."

RISKS ASSOCIATED WITH CAPITATED FEE ARRANGEMENTS

    As an increasing percentage of patients are coming under the control of managed care entities, the Company believes that its success will, in part, be dependent upon the Company's ability to negotiate and manage, on behalf of physician practice groups and networks, agreements with health maintenance organizations ("HMOs"), employer groups and other private third-party payors pursuant to which professional services will be provided on a risk-sharing or capitated basis by some or all of the physicians affiliated with the Company. Under some of such agreements, the health care provider accepts a pre-determined amount per patient per month in exchange for providing all necessary covered services to the patients covered by the agreement. Such agreements pass the economic risk of providing care from the payor to the provider. In the Company's target markets, capitated fee arrangements are relatively new and the Company has limited experience in negotiating or managing capitated fee agreements. The proliferation of such agreements in markets served by the Company could result in greater predictability of revenues, but not necessarily of profits, for physicians affiliated with the Company. There can be no assurance that the Company will be able to negotiate, on behalf of the physicians, satisfactory arrangements on a risk-sharing or capitated basis or that the physician organizations managed by the Company will be able to provide medical services at a profit under such arrangements. To the extent affiliated physicians incur medical costs that limit such affiliated physicians' profitability, there can be no assurance that the Company will be able to derive sufficient revenues from its relationship with any such affiliated physicians to achieve or maintain profitability.

RISKS ASSOCIATED WITH DIRECT CAPITATION


    In the future, the Company anticipates entering into managed care or capitated arrangements, either indirectly, through the assignment of managed care contracts entered into between its affiliated physicians and third-party payors, or directly, through the formation of an independent physician association ("IPA"). The Company does not now have capitated contracts (although the Company does provide management services to physician groups and networks that have entered into such capitated contracts (see "--Risks Associated with Capitated Fee Arrangements")), and would enter into such contracts only with licensed insurance companies and HMOs, and only if allowed by state law. To the extent such contracts are prohibited by the law of any particular state, the Company would not enter into such contracts in that state. On August 10, 1995, the National Association of Insurance Commissioners (the "NAIC") issued a report opining that such risk-transferring arrangements may entail the business of insurance, to which state licensure laws apply, but that licensure laws would not apply where the unlicensed entity contracts to assume "downstream risk" from a duly licensed health insurer or HMO for health care provided to that carrier's enrollees. The NAIC's conclusions are not binding on the states. To the extent that the Company accepts capitation and is regulated as an insurer, regulatory provisions that might mitigate losses by insurers will not apply to reduce the Company's risk. In addition, the Company has little experience in managing capitated-risk arrangements. With respect to the assignment of capitated revenues to the Company, the Company will be dependent on the physician group practices and networks entering into such agreements, the terms and conditions of which are determined by the physicians in their sole discretion, and providing medical services thereunder. In addition, the Company is dependent upon the continued alliance of the physicians with the group practice and network clients of the Company. The Company will recognize in its financial statements, however, only those assigned revenues associated with the provision of its management services (typically expected to be approximately 10% of the capitated payments made), with the balance of such payments being paid over to the physicians providing the medical services pursuant to such agreements. Revenues under managed care or capitated arrangements entered into by the Company directly will generally be a fixed amount per enrollee. Under such an arrangement, the Company would contract with affiliated physicians for the provision of health care services and the Company would be responsible for the provision of all or a portion of the health care requirements of such enrollees. To the extent that such enrollees require more care than is anticipated by the Company upon entering into such a contract, the Company's revenues under such contracts may be insufficient to cover its costs, in which event the Company would suffer a loss. Although the Company expects to enter into reinsurance agreements with third-party insurers in respect of such risk, no assurances can be given that the Company will be able to obtain such reinsurance on favorable terms, if at all. In addition, the Company has no experience in forming or managing an IPA. There can be no assurance that the Company will enter into such managed care or capitation arrangements or, if it does so, that it will realize a profit from such arrangements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Contractual Relationships with Affiliated Physicians -- Capitated and Other Fixed-Fee Arrangements."


HIGHLY COMPETITIVE INDUSTRY

    The physician practice and network management industry is highly competitive. The industry is also subject to continuing changes in how services and products are provided and how providers are selected and paid. As prepaid medical care continues to grow, the Company may encounter increased competition. Certain companies are expanding their presence in the physician management market through the use of several approaches. A number of companies provide broad management services to primary, multi-specialty and specialty physician groups, while other companies provide claims processing, utilization review and other more focused management services. In addition, certain of the Company's competitors are dedicated to the management of single-specialty practices focused on diseases such as cardiology, oncology and orthopedics. Certain of the Company's competitors are significantly larger, have access to greater resources, provide a wider variety of services and products, have greater experience in providing health care management services and products and/or have longer established relationships with customers for these services and products. The Company believes that competition for services is based on cost and quality of services. There can be no assurance that the Company's strategy will allow it to compete favorably in contracting with payors or expanding or maintaining its physician group practices or networks in existing or new markets. In addition, many health care providers are consolidating to create larger health care delivery enterprises with greater regional market power. Such consolidation could erode the Company's customer base and reduce the size of the Company's target market. In addition, the resulting enterprises could have greater bargaining power, which could lead to price erosion affecting the Company's services. The reduction in the size of the Company's target market or the failure of the Company to maintain adequate price levels could have a material adverse effect on the Company's business, financial condition and results of operations and on the price of the Common Stock.

    The market for health care information systems is highly competitive and rapidly changing. The Company believes that the principal competitive factors for clinical information systems are the usefulness of the data and reports generated by the software, customer service and support, compatibility with the customer's existing information systems, potential for product enhancement, vendor reputation, price and the effectiveness of sales and marketing efforts. Many of the Company's competitors and potential competitors have greater financial, product development, technical and marketing resources than the Company, and currently have, or may develop or acquire, substantial installed customer bases in the health care industry. In addition, as the market for clinical information systems develops, additional competitors may enter the market and competition may intensify. While the Company believes that it has successfully differentiated itself from competitors, for example, by offering clinical information systems that provide patient-specific, point-of-care information, there can be no assurance that, in the future, competition will not have a material adverse effect on the Company's business, financial condition and results of operations and on the price of the Common Stock. See "Business -- Competition."

GOVERNMENT REGULATION

    As a participant in the health care industry, the Company's operations and relationships are subject to extensive and increasing regulation under numerous laws administered by governmental entities at the federal, state and local levels.

    Anti-kickback Statutes. The fraud and abuse provisions of the Medicare and Medicaid statutes, which prohibit the solicitation, payment, receipt or offer of any direct or indirect remuneration for the referral of Medicare or Medicaid patients or for the order or provision of Medicare or Medicaid covered services, items or equipment. These laws also impose restrictions on physicians' referrals for designated health services to entities with which they have financial relationships. Violations of these laws may result in substantial civil or criminal penalties for individuals or entities, including large civil monetary penalties and exclusion from participation in the Medicare and Medicaid programs. Such exclusion, if applied to the physician groups or networks managed by the Company, could result in significant loss of reimbursement. Several states, including states in which the Company operates, have adopted similar laws that cover patients in private programs as well as government programs.

    Corporate Practice of Medicine. The laws of many states prohibit non-physician entities from practicing medicine and employing physicians to practice medicine. The Company, through its majority-owned management service organizations ("MSOs"), provides only non-medical administrative services and clinical information systems to physician organizations, does not represent to the public or its clients that it offers medical services and does not exercise control over the practice of medicine by the physician organizations with which it contracts. These limitations on MSO activities are incorporated into each management service agreement--the contract governing the relationship between an MSO and the physician group practice or network it serves. Physician group practices or networks, which deliver medical care, are independent entities from MSOs, which perform administrative functions and are controlled by the Company. The Company believes its operations are in material compliance with applicable laws in all jurisdictions in which it operates. Nevertheless, because of the structure of its relationship with its affiliated physician groups and networks, many aspects of the Company's business operations have not been the subject of state or federal regulatory interpretation and there can be no assurance that a review of the Company's or its affiliated physicians' businesses by courts or regulatory authorities will not result in a determination that could adversely affect the operations of the Company or its affiliated physicians (for example, by rendering the Company's management services agreements with a physician organization unenforceable) or that the health care regulatory environment will not change so as to restrict the Company's or its affiliated physicians' existing operations or expansion. In addition, recently released regulations dealing with the use of physician incentives may restrict the extent to which payors or the Company may impose financial risk upon physicians (or other providers). Violation of such regulations could result in substantial penalties. Such regulations may reduce the Company's ability to control its expenses.

    Confidentiality of Patient Records. The confidentiality of patient records and the circumstances under which such records may be released are subject to substantial regulation by state and federal laws and regulations, which govern both the disclosure and use of confidential patient medical record information. The Company believes that it complies with the laws and regulations regarding the collection and distribution of patient data in all jurisdictions in which it operates, but regulations governing patient confidentiality rights are evolving rapidly and are often unclear and difficult to apply in the rapidly restructuring health care market. Additional legislation governing the dissemination of medical record information is continually being proposed at both the state and federal level. Such proposed legislation could require patient consent before even coded or anonymous patient information may be shared with third parties and that holders or users of such information implement security measures. In addition, the American Medical Association (the "AMA") has issued a Current Opinion to the effect that a physician who does not obtain a patient's consent to disclosure of patient information for commercial purposes, including anonymous disclosure, violates the AMA's ethical standards with respect to patient confidentiality. While the AMA's Current Opinions are not law, they may influence physicians' willingness to obtain patient consents or agree to permit the Company to access clinical data in their systems without such consents. Any such restrictions could have a material adverse effect on the Company's ability to market its services and systems. Although the Company intends to safeguard patient privacy when clinical data is accessed and to enter patient medical information into or receive such information from its database only with the consent of the patient, if a patient's privacy is violated, the Company could be liable for damages incurred by such patients. There can be no assurance that changes to state or federal laws will not materially restrict the ability of the Company to obtain or disseminate patient information. See "Business -- Government Regulation."

FDA REGULATION

    Products, including software applications, intended for use in the diagnosis of disease or other conditions, or in the cure, treatment, mitigation or prevention of disease, are subject to regulation by the United States Food and Drug Administration (the "FDA") as medical devices. The laws administered by the FDA impose substantial regulatory controls over the manufacturing, labeling, testing, distribution, sale, marketing and promotion of medical devices and other related activities. These regulatory controls can include compliance with the following requirements: manufacturer establishment registration and device listing; current good manufacturing practices; FDA clearance of a premarket notification submission or FDA approval of a premarket approval application; medical device adverse event reporting; and general prohibitions on misbranding and adulteration. Violations of the laws concerning medical devices can result in, among other things, severe criminal and civil penalties, product seizure, recall, repair or refund orders, withdrawal or denial of premarket notifications or premarket approval applications, denial or suspension of government contracts and injunctions against unlawful product manufacture, labeling, promotion and distribution or other activities. In its 1989 Draft Policy for the Regulation of Computer Products (the "1989 Draft Policy Statement"), the FDA stated that it intended to exempt certain clinical decision support software products from a number of regulatory controls, and that until those regulations were issued it would not require manufacturers of such products to comply with requirements other than the prohibitions on misbranding and adulteration. The Company believes that its clinical information systems are not medical devices and, thus, are not subject to the controls imposed on manufacturers of such products and do not fall within the scope of the 1989 Draft Policy Statement. The Company further believes that to the extent that its systems were determined to be medical devices, the systems would fall within the exemptions for decision support systems provided by the 1989 Draft Policy Statement. The Company has not sought or obtained a formal opinion of counsel with respect to the issue of FDA exemption nor has the Company taken action to comply with the controls that would otherwise apply if the Company's systems were determined to be non-exempt medical devices. The FDA is currently in the process of developing a new policy concerning FDA regulation of computer products that would replace the 1989 Draft Policy. The FDA's new policy may eliminate some or all of the exemptions provided under the 1989 Draft Policy. Accordingly, there can be no assurance that the FDA will not now or in the future make a determination that the Company's current or future clinical information systems are medical devices subject to FDA regulations and are ineligible for the exemptions from those regulations. Furthermore, there can be no assurance that the Company would be able to comply in a timely manner, if at all, with FDA regulations if the agency made such determinations. Thus, such determinations by the FDA could significantly delay, or even prevent, the Company's ability to offer its systems and could otherwise have a material adverse effect on the Company's business, financial condition and results of operations and on the price of the Common Stock. See "Business -- Government Regulation."


UNCERTAINTY RELATED TO HEALTH CARE REFORM

    The Company anticipates that Congress and state legislatures will continue to review and assess alternative health care delivery and payment systems. Potential approaches that have been considered include mandated basic health care benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups and other fundamental changes to the health care delivery system. Proposals have also been discussed which would provide incentives for the provision of cost-effective, quality health care through formation of regional delivery systems. Private sector providers and payors have embraced certain elements of reform, resulting in increased consolidation of medical groups and competition among managers of medical practice groups as these providers and payors seek to form alliances in order to provide quality, cost-effective care. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, the Company cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on the Company, and there can be no assurance that the adoption of reform proposals will not have a material adverse effect on the Company's business, operating results or financial condition. In addition, the announcement of reform proposals and the investment community's reaction to such proposals, as well as announcements by competitors and third-party payors of their strategies to respond to such initiatives, could produce volatility in the trading and market price of the Common Stock. See "Business -- Government Regulation."

TECHNOLOGICAL CHANGE

    The health care information industry is relatively new and is experiencing rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards. In addition, as the computer and software industries continue to experience rapid technological change, the Company must be able to quickly and successfully adapt its clinical information systems so that they continue to integrate well with the computer platforms and other software employed by its customers. There can be no assurance that the Company will not experience difficulties, including lack of necessary capital or expertise, that could delay or prevent the successful development and introduction of system enhancements or new systems in response to technological changes. The Company's inability to respond to technological changes in a timely and cost-effective manner could have a material adverse effect on the Company's business, financial condition and results of operations and on the price of the Common Stock. See "Business -- Clinical Information Systems."

DEPENDENCE ON PROPRIETARY ASSETS


    The Company has made significant investments in its clinical information systems and relies on a combination of patent, trade secret and copyright laws, nondisclosure and other contractual provisions and technological measures to protect its proprietary rights. The Company has two U.S. patent applications and a foreign patent application having subject matter common with both U.S. applications but no issued patents. There can be no assurance that any patent will be issued or, if issued, that such patent or any other protections will be adequate or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to those of the Company. In addition, there can be no assurance that the legal protections and precautions taken by the Company will be adequate to prevent infringement or misappropriation of the Company's proprietary assets.


    Although the Company believes that its clinical information systems do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that a license or similar agreement will be available on reasonable terms in the event of an unfavorable outcome on any such claim. In addition, any such claim may require the Company to incur substantial litigation expenses or subject the Company to significant liabilities and could have a material adverse effect on the Company's business, financial condition and results of operations and the price of the Common Stock.

    The Company is aware that a third party has filed a notice of opposition and extensions of time to file notices of opposition with respect to certain of the Company's pending trademark registration applications containing the suffix "e-systems". Although the Company believes that it will be able to obtain the registrations applied for, no assurance can be given that it will be able to do so. In the event of any successful opposition, the Company might be required to change the trademark used for certain of its clinical information systems. The Company does not believe that such a result would have a material adverse effect on its business. See "Business -- Proprietary Rights."

MANAGEMENT SERVICES ORGANIZATIONS NOT WHOLLY-OWNED; PHYSICIAN PUT RIGHTS;
DILUTION

    The Company typically establishes an MSO for each physician practice group or network to which it provides services, which MSO is majority-owned by the Company. The physician group or network served typically has a minority interest in the MSO. The MSO's assets consist primarily of its management service contracts with the physician group or network served and its liabilities consist primarily of its obligations under its agreements with the Company and its obligations to its employees. Although the Company has sufficient interests in the MSOs to exercise control over them, the Company may owe a fiduciary duty to the holders of various minority interests in such MSOs. Accordingly, the Company, in exercising control over such MSOs, may be required to deal with them on terms no less favorable to such MSOs than could be obtained from unaffiliated third parties.

    Under certain specified circumstances, the Company has the option to cause certain MSOs to be merged with and into a wholly-owned subsidiary of the Company in a transaction in which the interests of the physician groups and networks in such MSOs would be exchanged for Common Stock of the Company (the "Roll Up Transaction"). The Company has reserved 548,224 shares of Common Stock for issuance upon consummation of the Roll Up Transaction, all of which shares are required to be issued if the Company effects the Roll Up Transaction. Accordingly, the Roll Up Transaction, if effected, will be dilutive to investors. In addition, certain of the physician groups and networks managed by the Company have rights to require the Company to purchase all or part of such physicians' interest in their respective MSOs in the event that the Company does not consummate the Roll Up Transaction within one year after the satisfaction of specified conditions. There can be no assurance that the Company will have the financial resources to purchase such interests in accordance with its obligations at the time any such rights are exercised, or that the Company would be able to obtain financing on satisfactory terms or conditions, if at all, to purchase such interests. To the extent that any future financing requirements with respect to such put rights are satisfied through the issuance of equity securities, investors may experience dilution. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Contractual Relationships with Affiliated Physicians."

DEPENDENCE ON KEY PERSONNEL

    The Company's ability to market and deliver its services and systems and to achieve and maintain a competitive position is dependent in large part upon the efforts of its senior management, particularly Jonathan Edelson, M.D., the Company's Chairman of the Board and Chief Executive Officer, and Steven Hochberg, the Company's President. Although the Company is the beneficiary of $250,000 "key man" life insurance policies on the lives of each of Dr. Edelson and Mr. Hochberg, the Company does not believe such amount would be adequate to compensate for the loss of the services of either executive. In addition, although the Company has entered into employment agreements with most of its senior executives, including Dr. Edelson and Mr. Hochberg, such agreements will not assure the services of such employees. The loss of the services of one or more members of its senior management could have a material adverse effect on the Company. The Company's future success also will depend upon its ability to attract and retain qualified management, technical and marketing employees to support its future growth. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting or retaining such personnel. The failure to attract and retain such persons could materially adversely affect the Company. See "Management."

RISK OF LIABILITY CLAIMS

    Customer reliance on the Company's services and systems could result in exposure of the Company to liability claims if the Company's services and systems fail to perform as intended or if patient care decisions based in part on guidance from the Company's services and systems are challenged. Even unsuccessful claims could result in the expenditure of funds in litigation, diversion of management time and resources or damage to the Company's reputation and the marketability of the Company's services and systems. While no such claims have been made against the Company to date, and although the Company takes contractual steps to obtain indemnification for certain liabilities and maintains general commercial liability insurance, there can be no assurance that a successful claim could not be made against the Company, that the amount of indemnification payments or insurance would be adequate to cover the costs of defending against or paying such a claim or that the costs of defending against such a claim or the payment of damages by the Company would not have a material adverse effect on the Company's business, financial condition and results of operations and on the price of the Common Stock.

NO PRIOR PUBLIC MARKET; OFFERING PRICE DETERMINED BY AGREEMENT; VOLATILITY OF STOCK PRICE

    Prior to this offering, there has been no public market for the Common Stock. Although the Common Stock has been approved for quotation on the Nasdaq National Market, subject to official notice of issuance, there can be no assurance that an active trading market for the Common Stock will develop or continue after this offering. The initial public offering price of the Common Stock will be determined by negotiation between the Company and the Representatives of the Underwriters, and may not be indicative of the market price for the Common Stock after this offering. See "Underwriting." From time to time after this offering, there may be significant volatility in the market price for the Common Stock. Results of the Company's operations may fluctuate significantly from quarter to quarter and will depend on numerous factors, primarily the timing of the addition of new physician practice groups and networks under management and the sale of clinical information systems and associated services. Such fluctuations in quarterly operating results of the Company, changes in general conditions in the economy, the financial markets or the health care industry or other developments affecting the Company or its competitors could cause the market price of the Common Stock to fluctuate substantially. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance.

DILUTION

    The purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the pro forma net tangible book value of their shares of Common Stock in the amount of $8.86 per share, at an assumed initial public offering price of $12.00 per share (after deducting underwriting discounts and commissions and estimated offering expenses). Such investors will experience additional dilution upon the exercise of outstanding options and warrants. In addition, in the event the Company issues additional Common Stock in the future, including shares that may be issued in connection with the Roll Up Transaction or future acquisitions, investors may experience further dilution. See "Dilution," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Contractual Relationships with Affiliated Physicians."

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of shares of Common Stock (including shares issued upon the exercise of outstanding options) in the public market after this offering could adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate. Upon completion of this offering, the Company will have approximately 6,500,267 shares of Common Stock outstanding. The 2,000,000 shares offered hereby will be freely tradeable without restriction unless they are held by "affiliates" of the Company as the term is used under the Securities Act of 1933 (the "Securities Act") and the regulations promulgated thereunder. The remaining approximately 4,500,267 shares are restricted securities that may be sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144 promulgated under the Securities Act. As a result of the contractual restrictions described below and the provisions of Rules 144, 144(k) and 701 under the Securities Act, additional shares will be available for sale in the public market as follows: (i) no shares of Common Stock (other than those shares sold hereby and not held by affiliates) will be available for immediate sale in the public market on the date of this Prospectus, (ii) 19,272 shares of Common Stock subject to options exercisable within 90 days of the date of this Prospectus will be freely tradeable by non-affiliates upon the effectiveness of a registration statement relating to such stock options, (iii) 224,566 shares of Common Stock and 18,432 shares of Common Stock subject to options exercisable within 90 days of the date of this Prospectus will be eligible for sale 90 days after the date of this Prospectus, subject to the volume, manner of sale and reporting requirements of Rule 144, and (iv) approximately 4,266,800 shares of Common Stock and approximately 9,500 shares of Common Stock subject to options exercisable within 180 days of the date of this Prospectus will be eligible for sale upon expiration of the lock-up agreements 180 days after the date of this Prospectus, subject to the volume, manner of sale and reporting requirements of Rule 144. The holders of 2,941,985 shares of Common Stock have the right in certain circumstances to require the Company to register their shares under the Securities Act for resale to the public. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their "piggyback" registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Shares Eligible for Future Sale," "Description of Capital Stock" and "Underwriting."

UNSPECIFIED USE OF PROCEEDS

    Following this offering, the Company will have approximately $16.4 million ($19.7 million if the Underwriters' over-allotment option is exercised in full) of the net proceeds of this offering available for working capital and general corporate purposes, which may include acquisitions. The Company's management, subject to approval by the Board of Directors in certain circumstances, will have broad discretion with respect to the application of such proceeds. See "Use of Proceeds."

POTENTIAL ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS AND THE DGCL

    The Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") and By-laws (the "By-laws") and the Delaware General Corporation Law (the "DGCL") contain provisions which may have the effect of delaying, deterring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Company's Board of Directors. Such provisions may also render the removal of directors and management more difficult. The Certificate of Incorporation and By-laws provide for, among other things, a classified Board of Directors serving staggered terms of three years, certain advance notice requirements for stockholder nominations of candidates for election to the Board of Directors and certain other stockholder proposals, restrictions on who may call a special meeting of stockholders and a prohibition on stockholder action by written consent. In addition, the Company's Board of Directors has the ability to authorize the issuance of up to 5,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and relative, participating, optional and other special rights and qualifications, limitations or restrictions thereof without stockholder approval. The DGCL also contains provisions preventing certain stockholders from engaging in business combinations with the Company, subject to certain exceptions. See "Description of Capital Stock."

INVESTMENT COMPANY ACT CONSIDERATIONS

    The Investment Company Act of 1940, as amended (the "1940 Act"), requires the registration of, and imposes various substantive restrictions on, certain companies that engage primarily, or propose to engage primarily, in the business of investing, reinvesting or trading in securities, or that fail certain statistical tests regarding the composition of assets and sources of income, and are not primarily engaged in business other than investing, holding, owning or trading securities. The Company believes that it is, and it intends to remain, primarily engaged in business other than investing, holding, owning or trading securities. The Company will seek to invest temporarily the proceeds of this offering, pending their use as described under the caption "Use of Proceeds," and to utilize the proceeds of this offering in the manner described under "Use of Proceeds," so as to avoid becoming subject to the registration requirements of the 1940 Act. Such investment is likely to result in the Company obtaining lower yields on the funds invested than might be available in the securities markets generally. There can be no assurance, however, that such investments and utilization can be made. If the Company were required to register as an investment company under the 1940 Act, it would become subject to substantial regulation with respect to its capital structure, management, operations, transactions with affiliates, and other matters.

                                  THE COMPANY

    The Company's predecessor, Med-E-Systems Corporation ("MES"), was incorporated on August 27, 1993 as a clinical information systems development company. Effective August 23, 1995, MES became a subsidiary of the Company through a tax-free reorganization. The Company was subsequently merged with and into Majean, Inc., a Delaware corporation, and the surviving corporation changed its name to Advanced Health Corporation. The Company's executive offices are located at 560 White Plains Road, Tarrytown, New York 10591, and its telephone number at that address is (914) 524-4200.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the shares of Common Stock offered hereby are estimated to be approximately $21.5 million ($24.8 million if the Underwriters' over-allotment option is exercised in full), at an assumed initial public offering price of $12.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses.

    The Company will use approximately $5.1 million of the net proceeds of this offering to repay an aggregate of $5.0 million principal amount of indebtedness, plus interest, including the repayment of an aggregate of $2.0 million principal amount of indebtedness, plus interest, to certain 21st Century Partnerships. 21st Century Partnerships is a principal stockholder of the Company. See "Principal Stockholders." The Company issued three 8% promissory notes in the principal amounts of $1.5 million, $750,000 and $750,000 on February 28, April 26 and June 28, 1996, respectively. The Company issued six 9% promissory notes in an aggregate principal amount of $2.0 million on June 19 and August 13, 1996 to certain 21st Century Partnerships. All of such notes will mature on the earlier of the consummation of this offering and the one-year anniversary of their issuance, in the case of the 8% notes, or July 31, 1997, in the case of the 9% notes. The proceeds of such notes are being used to finance working capital. See "Certain Transactions."

    The Company intends to use the balance of the net proceeds, approximately $16.4 million, for working capital and general corporate purposes, which may include acquisitions. From time to time in the ordinary course of its business, the Company evaluates possible acquisitions of businesses, products and technologies that are complementary to those of the Company. The Company currently has no agreements or understandings, and is not engaged in active negotiations, with respect to any such acquisition.

    Pending the application of the net proceeds of this offering, the Company intends to invest such proceeds in short-term, investment-grade, interest-bearing instruments or money market funds.

                                DIVIDEND POLICY

    The Company has not declared or paid any cash dividends on its capital stock since inception and does not expect to pay dividends in the foreseeable future. The Company presently intends to retain future earnings, if any, to finance the expansion of its business. The payment of any cash dividends in the future will depend on the Company's earnings, financial condition, results of operations, capital needs, and other factors deemed pertinent by the Company's Board of Directors, subject to laws and regulations then in effect.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of June 30, 1996 (i) on a pro forma basis giving effect to the Stock Splits and the Preferred Stock Conversion and (ii) as adjusted to reflect the receipt and initial application of the estimated net proceeds from the sale by the Company of 2,000,000 shares of Common Stock offered hereby, at an assumed initial public offering price of $12.00 per share (after deducting underwriting discounts and commissions and estimated offering expenses):

                                                                          JUNE 30, 1996
                                                                    --------------------------
                                                                                    PRO FORMA
                                                                     PRO FORMA     AS ADJUSTED
                                                                    -----------    -----------
Current portion of long-term debt................................   $ 4,378,910    $   378,910
                                                                    -----------    -----------
                                                                    -----------    -----------
Long-term debt, less current portion.............................   $   125,096    $   125,096
                                                                    -----------    -----------
Stockholders' equity:
  Preferred Stock, $.01 par value, 5,000,000 shares authorized
    and no shares issued and outstanding.........................       --             --
  Common Stock, $.01 par value, 15,000,000 shares authorized,
    4,500,267 shares issued and outstanding pro forma; and
6,500,267 shares issued and outstanding as adjusted(1)...........        45,003         65,003
Additional paid-in capital.......................................    11,526,538     32,976,538
Accumulated deficit..............................................   (10,633,192)   (10,633,192)
Treasury stock, at cost (8,937 shares pro forma and as
adjusted)........................................................       (75,000)       (75,000)
                                                                    -----------    -----------
  Total stockholders' equity.....................................       863,349     22,333,349
                                                                    -----------    -----------
    Total capitalization.........................................   $   988,445    $22,458,445
                                                                    -----------    -----------
                                                                    -----------    -----------

------------

(1) Excludes 783,032 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $3.44 per share and 481,489 shares issuable upon the exercise of outstanding warrants to purchase Common Stock at a weighted average exercise price of $8.50 per share. Also excluded are 306,769 shares and 113,995 shares issuable upon the exercise of options and warrants, respectively, which, in each case, are contingent upon the Company's achieving certain capitalization levels related to regulatory requirements or upon the Company's achieving certain performance targets. See "Management -- Stock Plans" and Notes 3 and 10 of Notes to Consolidated Financial Statements.

                                    DILUTION

    The net tangible book value of the Company as of June 30, 1996 was $(1,048,338), or $(0.23) per share of Common Stock on a pro forma basis, after giving effect to the Stock Splits and the Preferred Stock Conversion. "Net tangible book value per share" represents the amount of the Company's total tangible assets less the Company's total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of 2,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share (after deducting underwriting discounts and commissions and estimated offering expenses), and the initial application of the net proceeds therefrom, the pro forma net tangible book value of the Company at June 30, 1996 would have been $20,421,662, or $3.14 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value of $3.37 per share to existing stockholders and an immediate, substantial dilution in pro forma net tangible book value per share of $8.86 per share to purchasers of shares of Common Stock offered hereby, as illustrated in the following table:

Assumed initial public offering price per share...........             $12.00
  Pro forma net tangible book value per share at June 30,
1996......................................................   $(0.23)
  Increase per share attributable to new investors........     3.37
                                                             ------
Pro forma net tangible book value per share after this
offering..................................................               3.14
                                                                       ------
Dilution per share to new investors.......................             $ 8.86
                                                                       ------
                                                                       ------

    The following table sets forth, on a pro forma basis, after giving effect to the Stock Splits and the Preferred Stock Conversion, as of June 30, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and to be paid by purchasers of shares of Common Stock offered hereby based upon assumed initial public offering price of $12.00 per share (before deducting underwriting discounts and commissions and estimated offering expenses).

                                            SHARES PURCHASED       TOTAL CONSIDERATION
                                          --------------------    ----------------------    AVERAGE PRICE
                                           NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                                          ---------    -------    -----------    -------    -------------
Existing stockholders..................   4,500,267      69.2%    $11,571,541      32.5%       $  2.57
New investors..........................   2,000,000      30.8      24,000,000      67.5          12.00
                                          ---------    -------    -----------    -------
      Total............................   6,500,267     100.0%    $35,571,541     100.0%
                                          ---------    -------    -----------    -------
                                          ---------    -------    -----------    -------

    The foregoing tables assume no exercise of stock options to purchase 783,032 shares of Common Stock outstanding at a weighted average exercise price of $3.44 per share and 481,489 shares issuable upon the exercise of outstanding warrants to purchase Common Stock at a weighted average exercise price of $8.50 per share. The foregoing tables also assume no exercise of 306,769 shares and 113,995 shares issuable upon the exercise of options and warrants, respectively, which, in each case, are contingent upon the Company's achieving certain capitalization levels related to regulatory requirements or upon the Company's achieving certain performance targets. To the extent that any of such options or warrants are exercised, there will be further dilution to new investors in this offering. See "Management -- Stock Plans" and Notes 3 and 10 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated statement of operations data for the period from inception (August 27, 1993) to December 31, 1993 and for the years ended December 31, 1994 and 1995, and the balance sheet data as of December 31, 1994 and 1995, are derived from the Consolidated Financial Statements of the Company included elsewhere in this Prospectus, which have been audited by Arthur Andersen LLP, independent public accountants. The selected consolidated balance sheet data as of December 31, 1993 are derived from the consolidated financial statements of the Company which have been audited by Arthur Andersen LLP, independent public accountants, but which are not included in this Prospectus. The selected consolidated statement of operations data for the six months ended June 30, 1995 and 1996 and the selected consolidated balance sheet data as of June 30, 1996 are derived from the Company's unaudited consolidated financial statements, which include all adjustments, consisting of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and results of operations as of and for the periods then ended. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996 or any future period. The selected consolidated financial data set forth below is qualified by reference to, and should be read in conjunction with, the Company's Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus.

                                                                       YEAR ENDED       SIX MONTHS ENDED
                                            PERIOD FROM INCEPTION     DECEMBER 31,          JUNE 30,
                                            (AUGUST 27, 1993) TO    -----------------   -----------------
                                              DECEMBER 31, 1993      1994      1995      1995      1996
                                            ---------------------   -------   -------   -------   -------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue................................         -$-               $   379   $ 1,054   $   100   $ 7,617
  Cost of sales..........................         --                     12       340        22     3,512
                                                   -------          -------   -------   -------   -------
  Gross profit...........................         --                    367       714        78     4,105
  Operating expenses.....................               66            1,318     3,255       617     4,034
  Research and development expenses......              455            1,582     3,157     1,512     1,875
                                                   -------          -------   -------   -------   -------
  Operating loss.........................             (521)          (2,533)   (5,698)   (2,051)   (1,804)
  Other income (expense).................         --                    (15)       (8)        1       (54)
                                                   -------          -------   -------   -------   -------
  Net loss...............................          $  (521)         $(2,548)  $(5,706)  $(2,050)  $(1,858)
                                                   -------          -------   -------   -------   -------
                                                   -------          -------   -------   -------   -------
  Net loss per share.....................          $ (0.23)         $ (1.03)  $ (1.47)  $ (0.65)  $ (0.37)
                                                   -------          -------   -------   -------   -------
                                                   -------          -------   -------   -------   -------
  Weighted average number of common
    shares and common share equivalents
outstanding(1)...........................            2,229            2,482     3,893     3,136     4,991

                                                                   DECEMBER 31,
                                                            --------------------------    JUNE 30,
                                                            1993      1994       1995       1996
                                                            -----    -------    ------    --------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash...................................................   $   7    $     7    $1,464    $    837
  Working capital (deficit)..............................    (435)    (1,032)     (741)     (2,713)
  Total assets...........................................      27        913     6,462       8,191
  Total debt.............................................    --          416       567       4,504
  Total stockholders' equity (deficit)...................    (416)      (325)    2,675         863

------------

(1) See Notes 2 and 14 of Notes to Consolidated Financial Statements.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion of the results of operations and financial condition of the Company should be read in conjunction with the Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.

OVERVIEW

    The Company provides a full range of integrated management services and clinical information systems to physician group practices and physician networks. The Company generates revenues from (i) fees for managing and providing consulting services to physician group practices, (ii) fees for managing physician networks and (iii) fees for use and support of its clinical information systems, including recurring license, software installation, software integration, training and data conversion fees. The Company contracts with its physician practice and network management clients pursuant to long-term agreements with its MSOs, the results of which MSOs are consolidated in the Consolidated Financial Statements.

    Through its MSOs, the Company enters into long-term management services agreements with physician group practices, whereby such physician group practices outsource their non-medical and administrative functions to an MSO. The Company generates revenues from its physician practice clients in return for the provision of various management services, including general administrative services, billing and collection services and capitated contract management services. Revenue resulting from general administrative services provided by the Company varies depending on the level of monthly services performed. At the end of every six-month period, if the Company has caused the group practice's administrative overhead to be reduced as a result of its delivery of management services, then the Company receives an additional fee typically equal to 50% of the savings created. Monthly revenue resulting from the Company's provision of billing and collection services is based on a percentage of revenue collected by the Company during the previous month on behalf of the group practice. This percentage fee is either fixed or based on the size of the collections made during a given month. With respect to management services provided to physician groups relating to capitated contracts, the Company typically receives a fee equal to a percentage of the savings recognized by the group practice as a result of the Company's management of a given capitated contract. This fee is mutually agreed upon by the group practice and the Company on a contract-by-contract basis. The Company manages four medical practices consisting of more than 75 physicians in the greater New York metropolitan area. The Company also provides physician group consulting services to more than 100 physicians. The Company's strategy to achieve profitability involves the rendering of management services to physician practices and networks to an extent large enough to support the Company's infrastructure for the purpose of providing such services. See "Business -- Physician Practice and Network Services -- Physician Practice Services."


    Through its MSOs, the Company enters into management service agreements with physician networks. The Company generates revenue from its physician network clients in return for the provision of various management services. For certain of the Company's current physician network clients, revenue is based on a percentage of total revenue generated by the network. These revenues are earned by the Company for the provision of management services regardless of the amount of medical services provided by the network. With respect to management services provided for fee-for-service contracts entered into by a network, the Company typically earns monthly revenue in an amount equal to (i) all administrative fees included in such fee-for-service contract and (ii) a management processing fee mutually agreed to by the network and the Company prior to the execution by the network of any such fee-for-service contract.


    With respect to risk-based contracts for which only professional medical fees have been capitated, the Company typically earns monthly revenues for providing management services relating to such contract, not to exceed an agreed upon fixed percentage of monthly capitated revenue generated by that contract. In addition, the Company typically receives an incentive fee related to such contracts in an amount equal to 50% of any amounts deposited at the beginning of a month in a professional services withhold reserve account and not paid out of that account during that period. The amount typically deposited in the withhold account is equal to 10% of the capitated payments made to the network pursuant to such contract. Funds remain in this account at the end of the month so long as the physician network delivers professional services during such month at the rate predicted by standard actuarial analysis. To the extent that funds in excess of amounts deposited in such account are required to reimburse the network physicians, the Company will bear its proportional risk of such loss.


    With respect to risk-based contracts for which both professional medical fees and hospital fees have been capitated, the Company typically will earn revenue equal to a percentage of (i) any amounts paid to the network relating to hospital-based medical services during a given period pursuant to such contract minus (ii) the amount of hospital-based medical service costs incurred by the network during such period. To the extent that amounts in excess of such funds are required to reimburse the network physicians, the Company will bear its proportional risk of such loss.



    The Company anticipates that, in the future, it may enter into capitated contracts indirectly through the assignment of managed care contracts entered into between its affiliated physicians and third-party payors. With respect to the assignment of capitation revenues to the Company, the Company will be dependent on the physician group practices and networks entering into such agreements, the terms and conditions of which are determined by the physicians in their sole discretion, and providing medical services thereunder. In addition, the Company is dependent upon the continued alliance of the physicians with the group practice and network clients of the Company. The Company will recognize in its financial statements, however, only those assigned revenues associated with the provision of its management services (typically expected to be approximately 10% of the capitated payments made), with the balance of such payments being paid over to the physicians providing the medical services pursuant to such agreements.


    The Company anticipates that in the future it may form for-profit IPAs, in states that permit such entities, that will enter into capitated contracts with healthcare payors. In such event, the for-profit IPA will be directly responsible for subcontracting with physician networks to provide medical services under such capitated contracts. The for-profit IPA will assume all the risk related to providing necessary medical services in a cost-effective manner. The Company manages eight physician networks, and is developing additional networks, primarily in the fields of cardiology, oncology and orthopedics. See "Business -- Physician Practice and Network Services -- Physician Network Services."

    As described above, the payor contracts contain risk-sharing provisions whereby incentive revenue can be earned or losses incurred, by the physician networks, based on the utilization of physician and hospital services by assigned enrollees. There can be no assurance that the Company will be able to negotiate, on behalf of the physicians, satisfactory arrangements on a risk-sharing or capitated basis or that the physician organizations managed by the Company will be able to provide medical services at a profit under such arrangements. To the extent affiliated physicians incur medical costs that limit their profitability, there can be no assurance that the Company will be able to derive profits from any such affiliated relationship.

    As described above, the Company anticipates entering into managed care or capitated arrangements, either indirectly, through the assignment of managed care contracts entered into between its affiliated physicians and third-party payors, or directly, through the formation of an IPA. On August 10, 1995, the NAIC issued a report opining that such risk-transferring arrangements may entail the business of insurance, to which state licensure laws apply, but that licensure laws would not apply where the unlicensed entity contracts to assume "downstream risk" from a duly licensed health insurer or HMO for health care provided to that carrier's enrollees. The NAIC's conclusions are not binding on the states. The Company does not now have capitated contracts and would enter into such contracts only with licensed insurance companies and HMOs, and only if allowed by state law. To the extent such contracts are prohibited by the law of any particular state, the Company would not enter into such a contract in that state. Also, to the extent that the Company accepts capitation and is regulated as an insurer, regulatory provisions that might mitigate losses by insurers will not apply to reduce the Company's risk. In addition, the Company has little experience in managing capitated-risk arrangements and has no experience in forming or managing an IPA. Revenues under any such arrangements entered into by the Company would generally be a fixed amount per enrollee. Under such an arrangement, the Company would contract with affiliated physicians for the provision of health care services and the Company would be responsible for the provision of all or a portion of the health care requirements of such enrollees. To the extent that enrollees require more care than is anticipated by the Company upon entering into such a contract, the Company's revenues under such contracts may be insufficient to cover its costs. The Company expects to enter into reinsurance agreements with third-party insurers in respect of a portion of its risk under such arrangements. See "Business -- Contractual Relationships with Affiliated Physicians -- Capitated and Other Fixed-Fee Arrangements."

    The Company recognizes revenue from the sale and license of its clinical information systems upon installation and acceptance, and from software development and integration as services are provided. The Company has only recently begun to generate revenues from the commercial sale and installation of its clinical information systems. The Company has made substantial investment in the development of its clinical information systems and expects to continue such investment in the future.

    To date, the Company has been dependent on a small number of contracts to generate the majority of its revenues. In the year ended December 31, 1995, approximately 68% of the Company's revenues were derived from its contracts with Madison and an affiliate of PCS Health Systems, Inc., the managed care unit of Eli Lilly & Company, while in the six months ended June 30, 1996, approximately 72% of the Company's revenues were derived from its contracts with Madison and AHP&S. The Company expects that the concentration of its revenues will be reduced as the Company enters into additional contracts to provide management services and clinical information systems to physician organizations.

    The Company believes that its historical results of operations from period to period are not comparable and that such results are not necessarily indicative of results for any future periods because the Company was a development stage company investing in technology development and did not provide physician practice and network management services prior to December 11, 1995.

ACQUISITIONS

    On August 28, 1995, the Company acquired certain assets and assumed certain liabilities of Peltz Ventimiglia, Inc. ("Peltz"), a physician practice management consulting company with physician clients located throughout the East Coast of the United States, for 75,996 shares of Common Stock and contingent warrants to purchase 113,995 shares of Common Stock at $4.38 per share. The warrants are only exercisable, as contingent consideration, based on the achievement of targeted operating performance criteria. The audited financial statements of Peltz are included elsewhere in this Prospectus.

    On September 1, 1995, the Company acquired U.S. Health Connections, Inc. ("Health Connections"), a network management company servicing the Southeastern United States and headquartered in Atlanta, Georgia, for $150,000 in cash, 30,193 shares of the Common Stock and $150,000 in notes payable. As of June 30, 1996, $75,000 of notes payable remained outstanding. The purchase price also included an additional 56,611 shares of Common Stock issued into escrow at closing. These escrowed shares represent contingent consideration that will be released from escrow based on the achievement of targeted operating performance criteria. The audited financial statements of Health Connections are included elsewhere in this Prospectus.

    On April 1, 1996, the Company acquired certain assets of Benenson & Associates, Inc. ("Benenson"), a physician network development company with approximately 10 network clients located throughout the East Coast of the United States, for 8,937 shares of Common Stock and $45,000 in cash, payable in two installments of $22,500 each on the closing date and the first anniversary thereof.

RESULTS OF OPERATIONS

Six Months Ended June 30, 1996 and 1995

    Net revenue for the six months ended June 30, 1996 increased to $7.6 million from $100,000 in the comparable period ended June 30, 1995, primarily as a result of the initiation of the Company's physician group practice and network management services. The Company began providing physician group practice management and related services to Madison in December 1995 and to AHP&S in January 1996. The provision of physician group practice management and related services accounted for approximately $5.8 million of the Company's net revenue for the six months ended June 30, 1996. The provision of physician network management services accounted for approximately $273,000 of the Company's net revenue for the six months ended June 30, 1996. The Company earned fees for the use and support of its clinical information systems, including the recognition of license revenues under its contract with Merck Medco Managed Care, Inc., and software installation and training revenues, of approximately $1.5 million for the six months ended June 30, 1996, as compared to approximately $100,000 of such revenues for the comparable period ended June 30, 1995.

    Cost of sales for the six months ended June 30, 1996 increased to $3.5 million from $21,822 for the comparable period ended June 30, 1995. The increase in cost of sales related primarily to the non-medical and system expenses outsourced to the Company from Madison and AHP&S.

    Operating expenses for the six months ended June 30, 1996 increased to $4.0 million from $616,503 for the comparable period ended June 30, 1995. The increase in operating expenses reflected expenses related to the provision of management services for the six months ended June 30, 1996, whereas the Company was a development stage company for the comparable period ended June 30, 1995.

    Research and development expenses for the six months ended June 30, 1996 increased to $1.9 million from $1.5 million for the comparable period ended June 30, 1995, due to an increase in the Company's development activities for its clinical information systems.

    Other expense for the six months ended June 30, 1996 was $53,628 and related to interest on capital lease obligations and interest on $3.0 million and $1.0 million of indebtedness issued as of June 20, 1996, bearing interest at 8% and 9%, respectively. The Company incurred no interest expense for the comparable period ended June 30, 1995.

    The net loss for the six months ended June 30, 1996 was $1.9 million compared to a loss of $2.0 million for the six months ended June 30, 1995.

Year Ended December 31, 1995 and 1994

    Net revenue for the year ended December 31, 1995 increased to $1.1 million from $378,878 in the year ended December 31, 1994, primarily as a result of the initiation of the Company's physician group practice services to Madison in December 1995, which generated approximately $505,000 of the Company's net revenue for the year ended December 31, 1995. The Company began to provide physician network management services in September 1995, which accounted for approximately $163,000 of the Company's net revenue for the year ended December 31, 1995. The Company earned fees for the use and support of its clinical information systems, including the recognition of license revenues under its contract with an affiliate of PCS Health Systems, Inc., the managed care unit of Eli Lilly & Company, and software installation and training revenues, of approximately $386,000 for the year ended December 31, 1995, as compared to $378,878 of such revenues for the year ended December 31, 1994.

    Operating expenses for the year ended December 31, 1995 increased to $3.3 million from $1.3 million for the year ended December 31, 1994. The increase in operating expenses was due to the increases in staffing and general corporate expenses required to fund the Company's transition from a development stage company involved in the development of clinical information systems to a full service physician practice and network management company.

    Research and development expenses for the year ended December 31, 1995 increased to $3.2 million from $1.6 million, due to an increase in the Company's development activities for its clinical information systems.

    The net loss for the year ended December 31, 1995 was $5.7 million compared to a loss of $2.5 million for the year ended December 31, 1994.

    As of December 31, 1995, the Company had net operating loss carryforwards ("NOLs") available to offset future book and taxable income of approximately $8.7 million and $6.2 million, respectively, which expire through 2010. The difference between the book and tax NOLs relates principally to the differences between book and tax accounting with respect to start-up costs, depreciation of fixed assets, amortization of intangible assets and recognition of deferred revenue. The book income tax benefits of $3.5 million and $1.3 million as of December 31, 1995 and December 31, 1994, respectively, have been fully reserved due to the uncertainty of their future realization.

Year Ended December 31, 1994 and Period from Inception (August 27, 1993) through December 31, 1993

    Net revenue for the year ended December 31, 1994 was $378,878, including license revenues from a third party and development revenues from Physicians' Online, Inc. See "Certain Transactions." The Company realized no revenue during the period from inception through December 31, 1993. During both of such periods, the Company was a development stage company primarily engaged in the development of clinical information systems.

    Operating expenses for the year ended December 31, 1994 increased to $1.3 million, from $66,192 in the period from inception to December 31, 1993. The increase in operating expenses was due, in part, to the inclusion of 12 months of operating results in 1994 compared with approximately four months in 1993 and, in part, to the increase in staffing expenses and general corporate expenses required to further develop the Company's clinical information systems.

    Research and development expenses for the year ended December 31, 1994 increased to $1.6 million from $454,622 for the period from inception to December 31, 1993. These expenses related to the Company's development activities for its clinical information systems.

    The net loss for the year ended December 31, 1994 was $2.5 million compared to a loss of $520,814 for the period from inception through December 31, 1993.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has historically financed its capital requirements through the sale of equity and debt securities. The Company issued three 8% promissory notes in the principal amounts of $1.5 million, $750,000 and $750,000 on February 28, April 26 and June 28, 1996, respectively. The Company issued six 9% promissory notes in the aggregate principal amount of $2.0 million on June 19 and August 13, 1996. All of such notes will mature on the earlier of the consummation of this offering and the one-year anniversary of their issuance, in the case of the 8% notes, or July 31, 1997, in the case of the 9% notes. The proceeds of such notes are being used to finance working capital. At June 30, 1996, the Company had cash and cash equivalents of $836,863.

    For the year ended December 31, 1995, the Company had a negative cash flow from its operating activities of $4.3 million, compared with $4.1 million for the six months ended June 30, 1996. Net cash used in investing activities was $1.0 million for the year ended December 31, 1995 and principally related to purchases of property, plant and equipment. Net cash provided by financing activities was $6.8 million for the year ended December 31, 1995 and related to the private placement of equity securities. See "Certain Transactions." Net cash provided by financing activities for the six months ended June 30, 1996 was $3.7 million, principally attributable to the above-described debt issuances.

    The Company's operating plan for the remainder of 1996 and for the first two quarters of 1997 includes continued development of the Company's integrated management services and clinical information systems. The principal categories of expenditures include research and development of the Company's clinical information systems as well as ongoing business development and marketing. The Company believes that the net proceeds of this offering, cash on hand, interest income and revenues from operations will be sufficient to fund planned operations of the Company through at least the end of 1998. The Company has no planned material capital expenditures or capital commitments. See "Risk Factors -- Limited Operating History; History of Losses; Uncertainty of Future Profitability."

    From time to time in the ordinary course of its business, the Company evaluates possible acquisitions of businesses, products and technologies that are complementary to those of the Company. The Company currently has no agreements or understandings, and is not engaged in active negotiations, with respect to any such acquisition.

    Under certain specified circumstances, the Company has the option to cause the Roll Up Transaction to occur. The Company has reserved 548,224 shares of Common Stock for issuance upon consummation of the Roll Up Transaction, all of which will be issued if the Company effects the Roll Up Transaction. Accordingly, the Roll Up Transaction, if effected, will be dilutive to investors. In addition, certain of the physician groups and networks managed by the Company have rights to require the Company to purchase all or part of such physicians' interest in their respective MSO in the event that the Company does not consummate the Roll Up Transaction within one year after the satisfaction of specified conditions. There can be no assurance that the Company will have the financial resources to purchase such interests in accordance with its obligations at the time any such rights are exercised, or that the Company would be able to obtain financing on satisfactory terms or conditions, if at all, to purchase such interests. In addition, pursuant to its agreement with one of its physician group practice clients, the Company has agreed, under certain circumstances, to advance funds to such group practice to finance working capital. To date, the Company has not made any advances to such group practice under the agreement and it does not expect to do so in the future. See "Business--Contractual Relationships with Affiliated Physicians."

                                    BUSINESS

OVERVIEW

    Advanced Health Corporation provides a full range of integrated management services and clinical information systems to physician group practices, single legal entities comprised of multiple physicians, and physician networks, aggregations of individual physicians and physician groups formed for the purpose of entering into contracts with third-party payors. The management services provided by the Company include physician practice and network development, marketing, payor contracting, financial and administrative management, clinical information management, human resource management and practice and network governance. The Company developed its clinical information systems to provide physicians, at the point of care and on a real-time basis, with patient-specific clinical and payor information and the ability to generate patient medical orders and facilitate the implementation of disease management programs. Through the management of multi-specialty and single-specialty physician group practices and networks, the Company focuses its management efforts on high-cost, high-volume disease specialties, such as cardiology, oncology and orthopedics. The Company currently manages two multi-specialty physician group practices and two single-specialty physician group practices comprised of more than 75 physicians in the New York metropolitan area and eight physician networks with approximately 800 physicians in the greater New York and Atlanta metropolitan areas, and provides physician group consulting services to more than 100 physicians. The Company believes its management services and clinical information systems will enable physicians to enhance the quality and reduce the cost of health care.

INDUSTRY

    Health care expenditures in the United States have risen rapidly over the past two decades and totalled approximately $1 trillion in 1994. One significant factor affecting health care expenditures in the United States is the aging of the population. Older Americans utilize more health care services. In 1992, the number of Americans 65 years old or over represented 12% of the U.S. population, but were responsible for approximately 23% of all health care expenditures. In particular, older Americans spend more on certain medical specialties, such as cardiology, oncology and orthopedics. In 1992, spending on cardiology, oncology and orthopedics totalled approximately $200 billion and represented approximately 17%, 5% and 5%, respectively, of total direct health care costs in the United States.

    Increasing concern over the rising cost of health care in the United States has led to the development of managed care organizations and programs. Under such programs, managed care payors typically govern the provision of health care with the objective of ensuring delivery of quality care in a cost-effective manner. The traditional fee-for-service method of compensating health care providers offers few incentives for the efficient utilization of resources and is generally believed to contribute to health care cost increases at rates significantly higher than inflation. Consequently, fee-for-service reimbursement is rapidly being replaced by alternative reimbursement models, including capitated and other fixed-fee arrangements. The number of private insurance beneficiaries who are enrolled in HMOs increased by approximately 45% from 1991 to 1995, with approximately 40 million beneficiaries enrolled in HMOs in 1991 and approximately 58 million beneficiaries enrolled in HMOs in 1995. In addition, the number of Medicare beneficiaries enrolled in managed care programs increased by approximately 52% from December 1994 to April 1996. The growth in enrollment in these new reimbursement models is shifting the financial risk of delivering health care from payors to providers.

    As a result of this changing health care environment, health care cost containment pressures have increased physician management responsibilities while lowering reimbursement rates to physicians. Consequently, physician compensation has declined; the average net income for physicians decreased by approximately 4% from 1993 to 1994. Because approximately 67% of all physicians currently practice individually or in two-person groups, their ability to lower costs and to negotiate with payors is limited. Individual physicians and small group practices also tend to have limited administrative capacity, limited ties to other health care providers (restricting their ability to coordinate care across a variety of specialties), limited capital to invest in new clinical equipment and technologies and limited purchasing power with vendors of medical supplies. In addition, individual physicians and small group practices typically lack the information systems necessary to enter into and manage risk-sharing contracts with payors and to implement disease management programs efficiently.

    In response to the foregoing factors, individual physicians and small group practices are increasingly affiliating with larger group practices and physician practice management companies ("PPMs"). From 1991 to 1995, the number of physicians practicing in group practices increased by approximately 14% to a total of 185,000 physicians, with approximately 5% of such physicians managed by PPMs. By acquiring physician practices, PPMs are successfully providing physicians with lower administrative costs, leverage with vendors and payors and economies of scale necessary to attract capital resources. In addition, management companies and consultants are organizing independent physician practices, independent physician associations, physician hospital organizations and other physician organizations for the purpose of enabling physicians to contract with managed care payors.

    The Company believes that significant opportunities exist, in the consolidating health care industry, to assist physicians in managing the administrative aspects of group practices and networks. More importantly, since clinical decisions made by physicians impact 85% of overall health care expenditures, the Company believes that even greater opportunities exist to assist physicians in managing the clinical aspects of group practices and networks. The Company believes its integrated physician practice and network management services and clinical information systems will enable physicians to more effectively control both the quality and cost of health care.

STRATEGY

    The objective of the Company is to become a leading provider of integrated management services and clinical information systems to physician organizations. By enabling physicians to develop and efficiently manage group practices and networks, the Company seeks to assist physicians in facilitating risk-based managed care contracts, developing and implementing disease management programs and monitoring and controlling health care outcomes and costs. The Company intends to achieve its objective through the implementation of the following strategy:

 .Establishing Long-Term Alliances with Physician Organizations. The Company is seeking to partner with physician group practices and networks through long-term management contracts under which the Company provides a full range of integrated management and information services. The Company believes that contracting with physician organizations, rather than acquiring them, permits physicians to remain independent while providing them with the proper incentives and resources to improve their organizations. The Company typically develops an alliance with each physician organization through the establishment of an MSO. See "Business -- Contractual Relationships with Affiliated Physicians."

 . Managing High-Cost, High-Volume Disease Specialties. The Company believes that the greatest opportunity for achieving clinical efficiencies is in high-cost, high-volume disease specialties such as cardiology, oncology and orthopedics. Total health care expenditures for these medical specialties are expected to increase with the aging of the U.S. population. The Company seeks to integrate physicians into multi-specialty and single-specialty practices and networks to provide them with greater access to managed care contracts and to implement disease management programs. The Company believes that the evolution of disease specialty treatment organizations will play a major role in managed care contracting as payors recognize that the quality of care is improved and the cost of care reduced when reimbursement and health care services target a specific disease through coordinated networks of health care providers.

 . Providing Physicians with Clinical Information at the Point of Care. The
  Company has designed and developed point-of-care clinical information systems that link physician users and their offices on a real-time basis to other physicians, health care providers and third-party databases. By facilitating the integration of clinical guidelines and efficient access to information, the Company believes it can assist physicians in improving the quality and lowering the cost of patient care.

 . Focusing on Selected Geographic Markets. The Company seeks to provide its services to physician group practices and networks located principally in geographic markets where fee-for-service reimbursement is shifting to capitated and other risk-based reimbursement and where there are significant concentrations of physicians specializing in high-cost, high-volume disease specialties. The Company's initial target markets include the greater New York, Philadelphia and Atlanta metropolitan areas.

 . Developing Strategic Industry Relationships. The Company believes that developing strategic industry relationships will enhance its ability to penetrate existing markets, gain access to new markets and develop new products and services. The Company has entered into a software license and integration agreement with Merck Medco Managed Care, Inc. for the Company's prescription writing software. In addition, the Company has entered into a contract with an affiliate of PCS Health Systems, Inc., the managed care unit of Eli Lilly & Company, to provide disease management information services and software for the treatment of certain diseases. The Company is continuing to seek relationships for the development and distribution to third parties of its clinical information systems.

    The Company intends to use the balance of the net proceeds of this offering remaining after the repayment of certain indebtedness (see "Use of Proceeds") to pursue its strategy. The Company's operating plan for the remainder of 1996 and the first two quarters of 1997 includes continued development of the Company's integrated management services and clinical information systems. The principal categories of expenditures include research and development of the Company's clinical information systems as well as ongoing business development and marketing. The Company believes that the net proceeds of this offering, cash on hand, interest income and revenues from operations will be sufficient to fund planned operations of the Company through at least the end of 1998. The Company has no planned material capital expenditures or capital commitments. See "Risk Factors--Limited Operating History; History of Losses; Uncertainty of Future Profitability."

PHYSICIAN PRACTICE AND NETWORK SERVICES

    The Company provides physicians with a full range of integrated services to form and develop group practices and networks, to manage group practice and network operations, to develop disease management programs and to manage medical risk. These integrated services include clinical support and administrative and marketing services as well as point-of-care information systems and support. The Company often initially provides physician practice and network services pursuant to a consulting arrangement. The Company believes that its point-of-care clinical information systems provide physicians with the information needed to improve the quality and reduce the cost of health care.

    The Company manages two multi-specialty group practices and two single-specialty group practices located in the New York metropolitan area. The two multi-specialty group practices are made up of more than 50 physicians who have, with the Company's assistance, aggregated their practices into group practices. The medical specialties represented by these two groups include adult primary care, cardiology, oncology and orthopedics. The two single-specialty group practices are collectively comprised of more than 25 clinical cardiologists, interventional cardiologists and cardiothoracic surgeons, including leading physicians in the areas of minimally invasive coronary artery bypass grafts and angioplasties employing coronary stents. The Company is currently negotiating the terms of management agreements with additional physician group practices in the greater New York, Philadelphia and Atlanta metropolitan areas.

    The Company currently provides physician group consulting services to more than 100 physicians. Such services have traditionally included group formation services. More recently, the Company has begun to provide operations development and strategic planning services to established groups. The Company believes that the provision of consulting services, particularly operations development and strategic planning services, may lead to the establishment of long-term practice management agreements.

    The Company manages eight physician networks covering approximately 738,000 lives, with a total of seven payor contracts among such networks. The Company manages three networks consisting of approximately 225 cardiologists in New Jersey, Pennsylvania and Delaware, and is developing additional cardiology networks in New York and Connecticut. The Company anticipates that these cardiovascular networks will provide comprehensive cardiac care, including ancillary services. The Company manages a community and medical center-based oncology network in Atlanta serving approximately 150,000 lives that includes both medical and radiation oncology. The Company is currently developing an oncology network in New Jersey. The Company manages an orthopedic network in Atlanta, covering approximately 205,000 lives and is developing orthopedic networks in New York, New Jersey, Pennsylvania and Connecticut. In addition, the Company manages three additional networks in the greater Atlanta area covering approximately 383,000 lives, including a multi-specialty network, an obstetrics and gynecology network and a plastic surgery network.

    In addition to providing administrative management services to physician organizations, the Company seeks to differentiate itself by assisting physicians in managing the clinical aspects of their practices. The Company believes that its integrated management services and clinical information systems will enhance the ability of physician group practices and networks to implement disease management programs and to manage practices under risk-based contracts. The Company is working to assist physicians in developing disease-specific clinical practice guidelines and in practicing in accordance with applicable standards of care. The Company has initially focused the implementation of its single-specialty disease management strategy on the creation of an integrated comprehensive cardiovascular care program, which includes physician group practices, networks and medical support services. It is anticipated that this disease management program will be delivered through linked practices and networks of cardiovascular specialists under management and/or development by the Company who will provide integrated, high-quality care for patients based on clinical care guidelines developed by the physician network. The Company anticipates that the physicians within these practices and networks will be linked together by the Company's clinical information systems.

    The Company has expanded its physician practice and network management expertise through acquisitions. In August 1995, the Company acquired the assets of Peltz, which provides consulting services to physicians seeking to form group practices on the East Coast, including assistance in the legal, administrative, technical, and logistical aspects of group formation and the subsequent recruiting of new physicians. In September 1995, the Company acquired Health Connections, an Atlanta-based physician network management company with over two years of network management experience in disease-specific areas, including oncology and orthopedics. In April 1996, the Company acquired certain assets of Benenson, a physician network development company specializing in the formation of state-wide and regional cardiology and orthopedic networks capable of marketing and servicing risk-based contracts.

    The Company markets its physician practice management and network management services through (i) direct sales methods, (ii) consultative sales that include providing advice on the development, consolidation and financing of group practices and networks and (iii) cross-selling to customers of its clinical information systems.

  PHYSICIAN PRACTICE SERVICES

    The Company offers a comprehensive set of physician practice management services, including practice formation, operations development and strategic planning, marketing, payor contracting and management, financial and administrative management, clinical information management, human resource management and practice governance.

    Practice Formation, Operations Development and Strategic Planning. The Company assists physician group practices in developing and expanding their practices through a combination of physician recruitment, physician specialty mix analysis, acquisition evaluation and integration, ancillary services evaluation, financial consulting and operations development and strategic planning.

    Marketing. The Company assists physician group practices in marketing their medical services to HMOs, insurance companies, self-insured companies and the patient community. Working closely with the physician group practice, the Company develops public relations and community outreach programs designed to educate managed care entities and the patient community about the medical services provided by the physician group practice.

    Payor Contracting and Management. The Company assists physician group practices in negotiating and structuring managed care contracts with payors for the provision of physician services. The Company works with physician group practices to meet credentialling standards and specialty mix requirements of payors. The Company administers payments to physician providers under payor contracts.

    Financial and Administrative Management. The Company offers a variety of financial and administrative management services to physician group practices. The Company's financial management services include accounting, payroll, finance, payables management, financial reporting, financial controls, insurance negotiation and billing and collection. The Company's administrative management services include lease negotiations, facilities contracting and inventory management.

    Clinical Information Management. The Company offers physician group practices its proprietary clinical information management systems. The Med-E-Practice suite of applications is delivered as an integrated system of computer hardware, software and clinical information intended to provide a physician, at the point of care and on a real-time basis, with access to databases containing clinical, diagnostic, disease management, patient medical record and other medical information. The Company's clinical information system provides a seamless interface with third-party administrative software. See "Business -- Clinical Information Systems."

    Human Resource Management. The Company, through its MSOs, employs and manages all non-medical personnel that perform administrative, clerical and secretarial support, billing and collection and records management for a physician practice. The Company evaluates such employees, establishes personnel policies and procedures and manages employee benefit programs. The Company also provides payroll administration on behalf of the physician practice for the medical personnel.

    Practice Governance. The management services agreement that the Company enters into with a physician practice provides for the establishment of a management advisory board. Such board is responsible for developing management and administrative policies for the overall operation of the physician group practice and guidelines for the delivery of medical services. The management advisory board is controlled by licensed physicians within the physician group practice.

  PHYSICIAN NETWORK SERVICES

    The Company's physician network management services include network development and strategic planning, disease management program development, payor marketing and contracting, financial and administrative management, clinical information management and network governance.

    Network Development and Strategic Planning. The Company provides network development services including feasibility studies, organizational services, financial services, payor identification services, physician recruiting, credentialling services and operations development and strategic planning services.

    Disease Management Program Development. The Company provides physician networks with disease management program development services, including clinical guidelines development, implementation and management services, data collection, outcomes measurement and clinical trials development.

    Payor Marketing and Contracting. The Company assists physician networks in marketing their medical services to health care payors, including HMOs, insurance companies, self-insured companies and other managed care entities. The Company works with each physician network to educate payors about the medical services provided by such network. The Company structures and negotiates risk-based contracts on behalf of its affiliated physician networks. The Company works with physician networks to meet credentialling standards and specialty mix requirements of payors.

    Financial and Administrative Management. The Company offers a variety of financial and administrative services to physician networks. The financial services provided by the Company include risk management, capitation allocation and distribution, claims processing and accounting services. The administrative services provided by the Company include records maintenance, utilization management and communications.

    Clinical Information Management. The Company offers clinical information management services to physician networks. The Med-E-Network suite of applications allows network physicians to process electronic referrals and electronic claims. Med-E-Network also provides access to electronic payor and patient eligibility information, third-party databases and patient-specific diagnostic and clinical information.

    Network Governance. The Company assists network medical directors and governance committees with a variety of governance issues.

CLINICAL INFORMATION SYSTEMS

    The Company has developed clinical information systems that link physician users at the point of care and on a real-time basis with patient data and clinical guidelines maintained by the Company and third parties. The Company's clinical information systems consist of proprietary software, third-party hardware, proprietary and third-party databases and related support services. The Company's clinical information systems are designed to allow physicians (i) to access patient-specific clinical and payor information, (ii) to generate patient instructions, prescriptions and orders for tests, specialty referrals and specialty procedures and (iii) to access databases containing managed care and disease management guidelines, diagnostic/treatment preferences and guidelines affecting medical orders.

    The Company's clinical information systems are designed to complement existing health care information systems and to function with third-party applications. The clinical information system connects to physician users either through the use of a hand-held computer equipped with a wireless modem or a desktop computer using a standard wireline modem. It is anticipated that access to the Company's clinical information systems will be delivered to physician users and other health care professionals via both private and public networks, including the Internet. The Company's product suites operate within a client/server-based open architecture. The Company's products support HL-7 interfaces, incorporate TCP/IP protocols for real-time data transmission and run on the Microsoft Windows operating system and standard hardware platforms. The Company employs proprietary processes and standard commercial security measures to ensure the privacy of the data communication paths within its products.

    The Company has made only limited commercial sales of its clinical information systems to date. Since October 1994, the Company has provided its clinical information systems, including user support, data center operations and network operations, to two pilot sites in Michigan, consisting of approximately 10 physicians and, since December 1995, to a multi-specialty group, consisting of approximately 35 physicians, that the Company manages in New York. The Company has developed training and installation templates for its products and has experience using these templates in its two pilot sites and in a New York-based physician group practice. The Company has a contract with a third-party to provide training to its clients. In addition to providing its clinical information systems to its affiliated physicians, the Company intends to continue licensing its clinical information systems to third-party health care organizations. The Company has one employee dedicated to developing distribution channels for its clinical information systems. In addition, the Company markets its clinical information systems to physician group practices and networks together with its management services.

    On September 27, 1995, the Company entered into a software license and integration agreement with Merck Medco Managed Care, Inc. for the Company's prescription writing software, which provides formulary management, drug utilization and review ("DUR") edits and linkage to drug therapy protocols. On August 1, 1995, the Company signed an agreement to provide disease management information systems and software to an affiliate of PCS Health Systems, Inc., the managed care unit of Eli Lilly & Company. The Eli Lilly & Company affiliate has agreed to sponsor two pilot programs involving the software applications developed by the Company.

    The Company continues to pursue strategic relationships with health care providers as well as hospital information systems companies, physician practice management systems companies and on-line services companies for the purpose of further developing and marketing its information systems.

  SYSTEMS

    The Company offers a broad range of clinical information systems for physician users through two suites of applications, Med-E-Practice and Med-E-Network. Med-E-Practice is designed to be used directly by physician group practices in support of clinical decision making, clinical ordering and administrative management. Med-E-Network is designed to support administrative and clinical decision making for physician networks engaged in capitated and other fixed-fee arrangements under managed care contracts. These systems have only been developed by the Company recently, and the initial limited commercial installations of the Med-E-Practice suite of applications occurred in June 1996. The Med-E-Network suite of applications is expected to be initially installed during the fourth quarter of 1996. See "Risk Factors -- Uncertainty of Successful Commercialization of Clinical Information Systems."

    The following table summarizes the two suites of applications offered and being developed by the Company:

PRODUCT NAME                       PRODUCT DESCRIPTION
------------                       -------------------
MED-E-PRACTICE
  Smart Scripts..................  Pharmaceutical prescription writing application providing formulary management, DUR edits and diagnostic coding
                                   linkage to drug therapy protocols.
  Med-E-Visit....................  Patient encounter application generating a Superbill with fully-qualified diagnostic coding linked to appropriate
                                   billing codes required to support outcomes analysis.
  Referral.......................  Supports multiple referral networks by recording referral information and providing both network-specific referral
                                   rules and appropriate network specialists.
  Conditions Editor..............  Tracks and maintains an active conditions list by patient.
  Allergies Editor...............  Maintains active and inactive allergy conditions by patient, supporting charting and DUR editing.
  Practice Management
    Integrator...................  Allows Med-E-Practice applications to integrate with third-party physician practice management systems using
                                   industry-standard HL-7 records.
  Clinical Note..................  Allows physicians to complete clinical notes at the point of care. Currently in development.
MED-E-NETWORK
  Med-E-Net Central..............  Provides centralized administrative functions necessary to manage risk-taking specialty networks.
  Med-E-Net Office...............  Integrates physicians in geographically dispersed networks.
  Med-E-Net Integrator...........  Provides integration and connectivity between the applications in the Med-E-Network suite and third-party
                                   databases.
  Med-E-Net Cardiology...........  Provides cardiology-specific extensions to Med-E-Network for managing risk-taking cardiology networks.

    Med-E-Practice provides administrative and clinical support for physician group practices. The Med-E-Practice suite is designed for use by physicians at the point of care and on a real-time basis and is intended to allow better care decisions by providing better information. All of the applications in the Med-E-Practice suite are designed to be run on a pen-based, portable, wireless computer for use in a busy ambulatory practice. The Med-E-Practice suite consists of the following applications:

    Smart Scripts. Smart Scripts is a prescription writing application that provides the clinician: (i) patient-specific prescription history, (ii) real-time formulary management, specific to each patient's insurance coverage,
(iii) clinical intervention screening, using third-party DUR modules, (iv) default dosing, (v) generic substitution, (vi) condition/drug relationship maintenance and (vii) support for individual customer lists. The Company also markets Smart Scripts as a stand-alone product. The Company is also developing an Internet/intranet version of Smart Scripts, "Internet Script Writer." Internet Script Writer is designed to allow any physician with access to the Internet to gain the advantages of on-line prescription management. The Internet Script Writer will provide (i) patient-specific prescription history, (ii) real-time formulary management, specific to each patient's insurance coverage,
(iii) clinical intervention screening, using third-party DUR modules and (iv) legible, printed prescriptions. The Company expects that the Internet Script Writer will be commercially available in the fourth quarter of 1996.

    Med-E-Visit. Med-E-Visit is a patient encounter management application that records procedures and conditions. Med-E-Visit allows for the selection of laboratory, x-ray, immunization, visit and procedure codes, using standard diagnostic and billing coding. Med-E-Visit links all procedures with conditions for outcomes analysis and facilitates correct insurance billing. Med-E-Visit records follow-up visit requirements and, in conjunction with the Practice Management Integrator, submits a Superbill to a third-party practice management system.

    Referral. The Referral application simplifies patient referrals through real-time access to each individual patient's appropriate physician network. The Referral application records referral information, provides network-specific referral rules and helps to select the appropriate referral physician by specialty and location and allows a complete referral form to be created and printed.

    Conditions Editor. The Conditions Editor automatically tracks a patient's medical condition information generated by the other applications in the Med-E-Practice suite. It uses disease-specific algorithms to monitor and permit a physician to record a patient encounter. The Conditions Editor also allows the clinical user to directly edit and manage the current conditions list.

    Allergies Editor. The Allergies Editor allows the clinical user to easily maintain allergy information for use in the Med-E-Practice suite. Allergy information is provided by the Conditions Editor to the Smart Scripts application and other Med-E-Practice applications.

    Practice Management Integrator. The Practice Management Integrator integrates the Med-E-Practice suite with third-party practice management systems through a Company-designed interface using the industry standard HL-7 interface.

    Clinical Note. The Clinical Note is designed to be an "at a glance" utility bringing the most appropriate information to the physician at the point of care. The Clinical Note application is intended to enable the physician to review the most current information regarding the patient's medical history, including current medications, active and inactive conditions, office visits, past referrals and pertinent test results. The Clinical Note also permits the physician to update patient information during the patient encounter with new clinical findings, new prescriptions, new referrals and new procedure orders. The automated Clinical Note application structures the input of information and orders in a focused and customizable format to allow rapid physician-driven data entry and retrieval. The Clinical Note is expected to be commercially available in 1997.

    Med-E-Network is a suite of network management applications supporting physician networks engaged in risk-based contracts with payors. Med-E-Network automates network configuration, maintenance of network rules, referral management, utilization review management, claims and encounter submissions and financial and clinical reporting. Med-E-Network utilizes a relational database engine which integrates various sources of information and provides a flexible repository for developing administrative, financial and clinical reports. The Med-E-Network suite consists of the following applications:

    Med-E-Net Central. Med-E-Net Central is designed to centralize and support the administrative functions of a risk-taking physician network by (i) providing pre-certification, (ii) processing claims and encounters, (iii) generating, managing and matching referrals, (iv) providing financial and clinical utilization review reporting, (v) providing automated utilization review approvals and denials and (vi) providing eligibility assistance.

    Med-E-Net Office. Med-E-Net Office links physician offices to Med-E-Net Central. Med-E-Net Office is a forms-based, scaleable, client/server application supporting referral creation and receipt, claims and encounter submission and the creation and submission of treatment plans.

    Med-E-Net Integrator. The Med-E-Net Integrator provides connectivity between the applications in the Med-E-Network suite and third-party databases.

    Med-E-Net Cardiology. Med-E-Net Cardiology is designed to deliver procedure-specific guidelines for the management of cardiac disease coupled with an automated procedure approval and referral engine. Med-E-Net Cardiology is expected to be commercially available in the third quarter of 1996.

  CLINICAL INFORMATION SYSTEMS DEVELOPMENT

    The Company believes that the timely development of new clinical information applications and the enhancement of existing clinical information systems are important to its competitive position. The Company's product development strategy is directed toward creating new applications that (i) increase the functionality of current products by providing enhanced interfaces to third-party systems and data repositories, (ii) expand coverage along the continuum of clinical care, (iii) increase coverage to additional disease and procedure groups and (iv) provide customers with a range of decision support systems at various price points. The Company has approximately 20 professionals dedicated to systems development. See "Risk Factors -- Technological Change."

CONTRACTUAL RELATIONSHIPS WITH AFFILIATED PHYSICIANS

    The Company typically establishes an MSO for each physician organization it manages. The MSO is a joint venture between the physician organization and the Company, with the Company owning at least 51% of the equity in the MSO. The MSO enters into a long-term management services agreement with the physician organization pursuant to which the MSO provides group practice management or network management services that provide both administrative and clinical support to members of the physician organization. The MSO concurrently enters into a services agreement with the Company pursuant to which it gains access to management services and clinical information systems from the Company. The MSO's assets consist primarily of its management service contracts with the physician group or network served and its liabilities consist primarily of its obligations under its agreement with the Company and its obligations to its employees. For certain MSOs, a stockholders agreement is entered into among the MSO, the physician organization and the Company. The stockholders agreement, among other things, (i) restricts the transfer of MSO equity, (ii) provides the terms upon which, after the occurrence of the Trigger Event (as hereinafter defined), the MSO can, at the Company's option, be merged with and into a wholly-owned subsidiary of the Company in the Roll Up Transaction and (iii) grants to the physician organization the right to put its equity in the MSO to the Company at a price equal to 110% of the then-current fair market value of the shares of Common Stock that would have otherwise been issued in the Roll Up Transaction if the Company does not exercise its option to cause the Roll Up Transaction to occur within one year after the occurrence of the Trigger Event. In the case of each such MSO, a Trigger Event will occur at such time as (i) the Company is providing physician practice management services to at least 300 physicians, (ii) the Company is providing physician network management services to at least 2,000 physicians, (iii) the Company has at least $75,000,000 in stockholders' equity and (iv) the Company's Common Stock is publicly traded. As of August 31, 1996, the Company was providing (i) physician practice management services to 77 physicians and (ii) physician network management services to 798 physicians and as of June 30, 1996, the Company had $863,349 in stockholders' equity. The Company has reserved 548,224 shares of Common Stock for issuance upon the merger of such MSOs into the Company. See "Risk Factors -- Management Service Organizations Not Wholly-Owned; Physician Put Rights; Dilution."

    Physician Practices. The management services agreements between the MSO and a physician practice group generally have an initial term of five to 20 years and are automatically renewable for additional terms. Such agreements typically are subject to early termination for cause. The management services agreements generally obligate an MSO to provide certain non-medical practice management services to the physician practice group for a monthly fee. The fee paid to the MSO is generally a combination of fixed fees for certain services and percentage fees for certain services. For risk-based contracts that the physician practice group enters into, the management services agreement will generally provide for additional management fees based upon savings recognized by the physician practice group because of any cost efficiencies resulting from the MSO's performance. The fees are set to be competitive within the geographic area in which the physician practice group is located. A provision restricting the physician practice group from competing against the MSO or employing the MSO's employees is generally included in the agreement.

    Physician Networks. The management services agreements between the MSO and a physician network generally have an initial term of at least five years and are automatically renewable for additional terms. Such agreements typically are subject to early termination for cause. The management services agreements generally obligate an MSO to provide certain non-medical practice management services to the physician network for a fee. The fee paid to the MSO for risk-based or capitated contracts is generally a service fee equal to the actual cost, not to exceed a specified percentage of capitated revenues, for providing the non-medical management services plus an incentive based on savings generated by the network. The fee paid to the MSO for fee-for-service contracts is generally equal to the administrative fees included in the managed care contract plus a management processing fee agreed upon by the MSO and the physician network. The fees are set to be competitive within the geographic area in which the physician network is located. In the agreement, the physician network agrees that the MSO will be the exclusive provider of non-medical management services to the physician network.


    Capitated and Other Fixed-Fee Arrangements. In the future, the Company anticipates entering into managed care or capitated arrangements, either indirectly through the assignment of managed care contracts entered into between its affiliated physicians and third-party payors or directly through the formation of an IPA. See "Government Regulation -- Insurance Regulations." The Company does not now have capitated contracts (although the Company does provide management services to physician groups and networks that have entered into such capitated contracts). The Company has little experience in managing capitated-risk arrangements and has no experience in forming or managing an IPA. With respect to the assignment of capitated revenues to the Company, the Company will be dependent on the physician group practices and networks entering into such agreements, the terms and conditions of which are determined by the physicians in their sole discretion, and providing medical services thereunder. In addition, the Company is dependent upon the continued alliance of the physicians with the group practice and network clients of the Company. The Company will recognize in its financial statements, however, only those assigned revenues associated with the provision of its management services (typically expected to be approximately 10% of the capitated payments made), with the balance of such payments being paid over to the physicians providing the medical services pursuant to such agreements. Revenues under any managed care or capitated arrangements entered into directly by the Company will generally be a fixed amount per enrollee. Under such an arrangement, the Company would contract with affiliated physicians for the provision of health care services and the Company would be responsible for the provision of all or a portion of the health care requirements of such enrollees. To the extent that enrollees require more care than is anticipated by the Company upon entering into such a contract, the Company's revenues under such contracts may be insufficient to cover its costs, in which event the Company would suffer a loss. The Company expects to enter into reinsurance agreements with third-party insurers in respect of a portion of such risk.


PROPRIETARY RIGHTS


    The Company is relying upon the effectiveness of protection provided by a combination of patent, trade secret and copyright laws, nondisclosure and other contractual provisions and technological measures to protect its proprietary position in its methodologies, databases and software. The Company has two U.S. patent applications and a foreign patent application having subject matter common with both U.S. applications, but no issued patents. The patent applications are directed to the Company's Smart Scripts prescription management system and related technologies. No assurance can be provided that a patent or patents will be issued or will provide the Company with adequate protection. Nor can any assurance be given that patent, trade secret, copyright or other intellectual property rights can be successfully asserted in any court action. The Company also has copyrights in its software, user documentation and databases. The copyright protection accorded to databases, however, is fairly limited. While the arrangement and selection of data are protectable, the actual data are not, and others are free to create databases that perform the same function. The Company distributes its clinical information systems products under agreements that grant customers non-exclusive licenses and generally contain terms and conditions restricting the disclosure and use of the Company's systems. In addition, the Company attempts to protect the secrecy of its proprietary databases and other trade secrets and proprietary information through confidentiality agreements with employees, consultants and third parties.


    The Company believes that, aside from the various legal protections of its proprietary information and technologies, factors such as the technological and creative skills of its personnel and product maintenance and support are integral to establishing and maintaining its position within the health care industry. Although the Company believes that its products do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company in the future. See "Risk Factors -- Dependence on Proprietary Assets."

COMPETITION

    The provision of physician practice and network management services is a highly competitive business in which the Company competes for contracts with several national and many regional and local companies. The Company also competes with traditional managers of health care services that directly recruit and manage physicians. In addition, certain of the Company's competitors are dedicated to or specialize in the management of single-specialty practices focused on diseases such as cardiology, oncology and orthopedics, specialties on which the Company intends to focus. Certain of the Company's competitors have access to substantially greater financial resources than the Company. The Company believes that competition in this industry is generally based on cost and quality of services.

    The market for health care information systems and services is highly competitive and rapidly changing. The Company believes that the principal competitive factors for clinical information systems are the proprietary nature of methodologies, databases and technical resources, the usefulness of the data and reports generated by the software, customer service and support, compatibility with the customer's existing information systems, potential for product enhancement, vendor reputation, price and the effectiveness of marketing and sales efforts.

    The Company's competitors include other providers of clinical information systems and practice management systems. Many of the Company's competitors and potential competitors have greater financial, product development, technical and marketing resources than the Company, and currently have, or may develop or acquire, substantial installed customer bases in the health care industry. In addition, as the market for clinical information systems and practice management systems develops, additional competitors may enter the market and competition may intensify. While the Company believes that it will successfully differentiate its clinical information systems from those of its competitors, there can be no assurance that future competition will not have a material adverse effect on the Company.

GOVERNMENT REGULATION

    As a participant in the health care industry, the Company's operations and relationships are subject to extensive and increasing regulation by a number of governmental entities at the federal, state, and local levels. The Company believes its operations are in material compliance with applicable laws. Nevertheless, because of the nature of the Company's relationship with physician organizations, many aspects of the Company's business operations have not been the subject of state or federal regulatory interpretations and there can be no assurance that a review by courts or regulatory authorities of the Company's business or that of its affiliated physician organizations will not result in a determination that could adversely affect the operations of the Company or that the health care regulatory environment will not change so as to restrict the Company's or the affiliated physicians' existing operations or their expansion.

    Reimbursement. During the first six months of 1996, approximately 35% of the revenues of the Company's affiliated physician group practices was derived from payments made by government-sponsored health care programs (principally, Medicare, Medicaid and state reimbursed programs). As a result, any change in reimbursement regulations, policies, practices, interpretations or statutes could adversely affect the operations of the Company. The federal Medicare program adopted a system of reimbursement of physician services, RBRVS, which took effect in 1992 and is expected to be fully implemented by December 31, 1996. The Company expects that the RBRVS fee schedule and other future changes in Medicare reimbursement will result in some cases in a reduction and in some cases in an increase from historical levels in the per-patient Medicare revenue received by certain of the physician organizations with which the Company contracts. Although the Company does not believe such reductions will have a material adverse effect on the Company's operating results, the RBRVS fee schedule may be adopted by other payors, which could have a material adverse effect on the Company. See "Risk Factors -- Cost Containment and Reimbursement Trends."

    Billing. There are also state and federal civil and criminal statutes imposing substantial penalties, including civil and criminal fines and imprisonment, on health care providers that fraudulently or wrongfully bill governmental or other third-party payors for health care services. The federal law prohibiting false billings allows a private person to bring a civil action in the name of the U.S. government for violations of its provisions. The Company believes it is in material compliance with such laws, but there is no assurance that the Company's activities will not be challenged or scrutinized by governmental authorities. Moreover, technical Medicare and other reimbursement rules affect the structure of physician billing arrangements. The Company believes it is in material compliance with such regulations, but regulatory authorities may differ and in such event the Company may have to modify its relationship with physician organizations. Noncompliance with such regulations may adversely affect the business, financial condition and results of operations of the Company and subject it and affiliated physician groups to penalties and additional costs.

    Corporate Practice of Medicine. The laws of many states prohibit business corporations such as the Company from practicing medicine and employing physicians to practice medicine. These laws forbid both direct control over medical decisions and indirect interference such as splitting medical fees with physicians or controlling budgetary allotments for patient care. Laws regarding the corporate practice of medicine vary from state to state and are enforced by the courts and by regulatory authorities. New York State, for example, prohibits percentage payments from physicians or physician groups to management entities for services other than billing and collecting and prohibits management entities from engaging in the delivery of medical services. All of the management service agreements ("MSAs") between the Company's majority-owned MSOs and the physician groups and networks they serve specifically address this issue. First, each explicitly provides that the physician organization retains complete control over medical decisionmaking, and that the MSO may neither interfere with the professional judgment of medical personnel nor control, direct or supervise the provision of medical services. Furthermore, the MSAs make it clear that the MSO may not perform any services or activities which constitute the practice of medicine. For instance, the MSO has no responsibility in decisions regarding level of patient care, credentialing or quality monitoring. Administrative policies, budgets and fee schedules affecting the delivery of medical services are developed by a Joint Management Advisory Board, which is at all times controlled by medical group physicians. In contrast, each MSO controlled by the Company is a management organization whose role is to assist with and coordinate administrative functions and to advise the physician group as to the relationship between its performance of medical activities and the administrative and business functioning of its practice. The Company believes it is in material compliance with regulations regarding the corporate practice of medicine, but regulatory authority may differ and in such event expansion of the operations of the Company to certain jurisdictions may require it to comply with such jurisdictions' regulations which could lead to structural and organizational modifications of the Company's form of relationships with physician organizations. Such changes, if any, could have a material adverse effect on the Company.

    Anti-Kickback Statutes. Certain provisions of the Social Security Act, commonly referred to as the "Anti-kickback Statute," prohibit the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare or state health program patients or patient care opportunities, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered by Medicare or state health programs. The Anti-kickback Statute is broad in scope and has been broadly interpreted by courts in many jurisdictions. Read literally, the statute places at risk many legitimate business arrangements, potentially subjecting such arrangements to lengthy, expensive investigations and prosecutions initiated by federal and state governmental officials. Many states, including those in which the Company does business, have adopted similar prohibitions against payments intended to induce referrals of Medicaid and other third-party payor patients. The Company believes that, although it is receiving remuneration under the management services agreements for management services, it is not in a position to make or influence the referral of patients or services reimbursed under government programs to the physician groups and, therefore, believes it has not violated the Anti-kickback Statute. The Company also is not a separate provider of Medicare or state health program reimbursed services. To the extent the Company is deemed to be either a referral source or a separate provider under its management services agreements and to receive referrals from physicians, the financial arrangements under such agreements could be subject to scrutiny and prosecution under the Anti-kickback Statute. Violation of the Anti-kickback Statute is a felony, punishable by fines up to $25,000 per violation and imprisonment for up to five years. In addition, the Department of Health and Human Services may impose civil penalties excluding violators from participation in Medicare or state health programs.

    In July 1991, in part to address concerns regarding the Anti-kickback Statute, the federal government published regulations that provide exceptions, or "safe harbors," for transactions that will be deemed not to violate the Anti-kickback Statute. Among the safe harbors included in the regulations were provisions relating to the sale of practitioner practices, management and personal services agreements and employee relationships. Additional safe harbors were published in September 1993 offering new protections under the Anti-kickback Statute to eight activities, including referrals within group practices consisting of active investors. Proposed amendments to clarify these safe harbors were published in July 1994 which, if adopted, would cause substantive retroactive changes to the 1991 regulations. Although the Company believes that it is not in violation of the Anti-kickback Statute, its operations may not fit within any of the existing or proposed safe harbors.

    Significant prohibitions against physician referrals were enacted by Congress in the Omnibus Budget Reconciliation Act of 1993. These prohibitions, commonly known as "Stark II," amended prior physician self-referral legislation known as "Stark I" by dramatically enlarging the field of physician-owned or physician-interested entities to which the referral prohibitions apply. Effective January 1, 1995, Stark II prohibits, subject to certain exemptions, a physician or a member of his immediate family from referring Medicare patients to an entity providing "designated health services" in which the physician has an ownership or investment interest, or with which the physician has entered into a compensation arrangement including the physician's own group practice. The designated health services include radiology and other diagnostic services, radiation therapy services, physical and occupational therapy services, durable medical equipment, parenteral and enteral nutrients, equipment and supplies, prosthetics, orthotics, outpatient prescription drugs, home health services and inpatient and outpatient hospital services. The penalties for violating Stark II include a prohibition on payment by these government programs and civil penalties of as much as $15,000 for each violative referral and $100,000 for participation in a "circumvention scheme." The Company believes that its activities are not in violation of Stark I or Stark II. However, the Stark legislation is broad and ambiguous. Interpretative regulations clarifying the provisions of Stark II have not been issued. While the Company believes it is in compliance with the Stark legislation, future regulations could require the Company to modify the form of its relationships with physician organizations. Moreover, the violation of Stark I or II by the Company's affiliated physician organizations could result in significant fines and loss or reimbursement which could materially adversely affect the Company. Many states in which the Company conducts business have enacted similar laws applicable to all services.

    PIP Regulations. The Health Care Finance Administration ("HCFA") has issued final regulations (the "PIP regulations") covering the use of physician incentive plans ("PIPs") by HMOs and other managed care contractors and subcontractors ("Organizations"), potentially including the Company. Any Organization that contracts with a physician group that places the individual physician members of the group at substantial financial risk for the provision of services (e.g., if a primary care group takes risk but subcontracts with a specialty group to provide certain services) must satisfy certain disclosure, survey and stop-loss requirements. Under the PIP regulations, payments of any kind, direct or indirect, to induce providers to reduce or limit covered or medically necessary services ("Prohibited Payments") are prohibited. Further, where there are no Prohibited Payments but there is risk sharing among participating providers related to utilization of services by their patients, the regulations contain three groups of requirements: (i) requirements for physician incentive plans that place physicians at "substantial financial risk;"
(ii) disclosure requirements for all Organizations with PIPs; and (iii) requirements related to subcontracting arrangements. In the case of substantial financial risk (defined in the regulations according to several methods, but essentially risk in excess of 25% of the maximum payments anticipated under a plan with less than 25,000 covered lives), Organizations must: (1) conduct enrollee surveys; and (2) ensure that all providers have specified stop-loss protection. The violation of the requirements of the PIP regulations may result in a variety of sanctions, including suspension of enrollment of new Medicaid or Medicare members, or a civil monetary penalty of $25,000 for each determination of noncompliance. In addition, because of the increasing public concerns regarding PIPs, the PIP regulations may become the model for the industry as a whole. The new regulations could have an affect on the ability of the Company to effectively reduce the costs of providing services, by limiting the amount of risk that may be imposed upon physicians.

    Anti-Trust. Because the affiliated physician organizations remain separate legal entities, they may be deemed competitors subject to a range of antitrust laws which prohibit anti-competitive conduct, including price fixing, concerted refusals to deal and division of market. The Company intends to comply with such state and federal laws as may affect its development of integrated health care delivery networks, but there can be no assurance that a review of the Company's business by courts or regulatory authorities will not result in a determination that could adversely affect the operation of the Company and its affiliated physician groups.

    Insurance Regulations. Laws in all states regulate the business of insurance and the operation of HMOs. Many states also regulate the establishment and operation of networks of health care providers. There can be no assurance that regulatory authorities of the states in which the Company operates would not apply these laws to require licensure of the Company's operations as an insurer, as an HMO or as a provider network. On August 10, 1995, the NAIC issued a report opining that certain risk-transferring arrangements may entail the business of insurance, to which state licensure laws apply, but that licensure laws would not apply where an unlicensed entity contracts to assume "downstream risk" from a duly licensed health insurer or HMO for health care provided to that carrier's enrollees. The NAIC's conclusions are not binding on the states. The Company does not now have capitated contracts and will enter into such contracts only with licensed insurance companies and HMOs, and only if allowed by state law. The Company believes that it is in compliance with these laws in the states in which it does business, but there can be no assurance that future interpretations of insurance laws and health care network laws by the regulatory authorities in these states or in the states into which the Company may expand will not require licensure or a restructuring of some or all of the Company's operations.

    Health Care Reform. As a result of the continued escalation of health care costs and the inability of many individuals to obtain health insurance, numerous proposals have been or may be introduced in the U.S. Congress and state legislatures relating to health care reform. There can be no assurance as to the ultimate content, timing or effect of any health care reform legislation, nor is it possible at this time to estimate the impact of potential legislation, which may be material, on the Company.

    Confidentiality of Patient Records. The confidentiality of patient records and the circumstances under which such records may be released is subject to substantial regulation under state and federal laws and regulations. To protect patient confidentiality, data entries to the Company's databases delete any patient identifiers, including name, address, hospital and physician. The Company believes that its procedures comply with the laws and regulations regarding the collection of patient data in substantially all jurisdictions, but regulations governing patient confidentiality rights are evolving rapidly and are often difficult to apply. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal level. This legislation may require holders of such information to implement security measures that may be of substantial cost to the Company. There can be no assurance that changes to state or federal laws would not materially restrict the ability of the Company to obtain patient information originating from records.

    FDA Regulation. Certain products, including software applications, intended for use in the diagnosis of disease or other conditions, or in the cure, treatment, mitigation or prevention of disease, are subject to regulation by the FDA under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the "FDCA"). The FDCA imposes substantial regulatory controls over the manufacturing, testing, labeling, sale, distribution, marketing and promotion of medical devices and other related activities. These regulatory controls can include, for example, compliance with the following: manufacturer establishment registration and device listing; current good manufacturing practices; FDA clearance of a premarket notification submission or FDA approval of a premarket approval application; medical device adverse event reporting; and general prohibitions on misbranding and adulteration. Violations of the FDCA can result in severe criminal and civil penalties, and other sanctions, including, but not limited to, product seizure, recall, repair or refund orders, withdrawal or denial of premarket notifications or premarket approval applications, denial or suspension of government contracts, and injunctions against unlawful product manufacture, labeling, promotion, and distribution or other activities.

    In its 1989 Draft Policy Statement, the FDA stated that it intended to exempt certain clinical decision support software products from a number of regulatory controls. Under the 1989 Draft Policy

Statement, the FDA stated that it intended to exempt decision support software products that involve "competent human intervention before any impact on human health occurs (e.g., where clinical judgment and experience can be used to check and interpret a system output)" from the following controls: manufacturer establishment registration and device listing, premarket notification, and compliance with the medical device reporting and current good manufacturing practice regulations. In the 1989 Draft Policy Statement, the FDA stated that until it formally exempted decision support software products from these requirements, manufacturers of eligible decision support software products would to be required to comply with those controls.


    Since issuing the 1989 Draft Policy Statement, the FDA has not issued a final policy on this issue and has not formally exempted any products as discussed in the 1989 Draft Policy Statement. The FDA has referred to the 1989 Draft Policy Statement in official presentations regarding software regulation and in decisions and opinions regarding the regulatory status of various products. Over the last few years, however, the FDA has stated that it intends to issue a new policy concerning computer products and has been increasing its efforts to develop this policy in recent months. Under this new policy, exemptions from regulatory controls, if any, would be based upon a product specific "risk factor" analysis. For purposes of this analysis, the FDA has considered, among other things, the following: (i) seriousness of the disease to be diagnosed or treated; (ii) time frame for use of the information; (iii) whether the data output is provided or manipulated in a novel or non-traditional manner; (iv) whether the software provides individualized patient care recommendations; (v) whether the mechanism by which the software arrives at a decision is hidden or transparent; and (vi) whether the product provides new capabilities for the user. Given the FDA's intent to issue a new policy concerning the regulation of computer software, there can be no assurance as to the effect of such a policy, if any, upon the regulatory status of the Company's products.



    The Company's clinical information systems are intended to assist health care providers in analyzing economic and quality data related to patient care and expected outcomes in order to maximize the cost-effectiveness of general treatment plans and practice protocols. These products are not intended to provide specific diagnostic data or results or affect the use of specific therapeutic interventions for individual patients. As such, the Company believes that its clinical information systems are not medical devices under the FDCA and, thus, are not subject to the controls imposed on manufacturers of medical devices and do not fall within the scope of the 1989 Draft Policy Statement. The Company further believes that to the extent that its products are determined to be medical devices, they fall within the exemptions for decision support systems provided by the 1989 Draft Policy Statement. The Company has not taken action to comply with the requirements that would otherwise apply if the Company's products were determined to be non-exempt medical devices.


    There can be no assurance that the FDA will not make a request or take other action to require the Company to comply with any or all current or future controls applicable to medical devices under the FDCA. There can be no assurance that, if such a request were made or other action were taken, the Company could comply in a timely manner, if at all, or that any failure to comply would not have a material adverse effect on the Company's business, financial condition or results of operations, or that the Company would not be subjected to significant penalties or other sanctions. There can be no assurance that the FDA will continue to permit any or all of the exemptions provided in the 1989 Draft Policy Statement, or in a new policy statement, if any, or that the FDA will promulgate regulations formally implementing such exemptions. There can be no assurance that the Company's current or future clinical information systems will qualify for future exemptions, if any, nor can there be any assurance that any future requirements will not have a material adverse effect on the Company's business, financial condition or results of operations.

    The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of health care industry participants. During the past several years, government regulation of reimbursement rates in the United States health care industry has increased. Lawmakers continue to propose programs to reform the United States health care system, which may contain proposals to increase governmental involvement in health care, lower reimbursement rates and otherwise change the operating environment for the Company's customers. Health care industry participants may react to these proposals by curtailing or deferring investments, including investments in the Company's products. The Company cannot predict what impact, if any, such factors may have on its business, financial condition and results of operations or on the price of the Common Stock.

LEGAL PROCEEDINGS

    The Company is not a party to any litigation that would have a material adverse effect on its business, results of operations or financial condition.

EMPLOYEES

    As of August 31, 1996, the Company had a total of approximately 160 employees, approximately 30 of whom were employed in the Company's information systems subsidiary. None of the Company's employees is subject to a collective bargaining agreement. The Company has never experienced a work stoppage and believes that its employee relations are satisfactory.

PROPERTIES

    The Company currently occupies 16,580 square feet of leased office space in Tarrytown, New York, 4,065 square feet of leased office space in Marietta, Georgia, 1,180 square feet of leased office space in Wayne, Pennsylvania and 10,742 square feet of leased office and data center space in Chicago, Illinois. The current lease (including 4,500 square feet of space subleased from Physicians' Online, Inc. as more fully described under "Certain Transactions") for the Tarrytown office expires in March 1997 and has an annual rental of approximately $290,790. The Company has entered into a lease, effective April 1, 1997, for 25,000 square feet at the Tarrytown office. Such lease will have an annual rental of approximately $500,000 and will expire March 2002. See "Certain Transactions". The lease for the Marietta office expires in January 2001 and has an annual rental of approximately $50,000. The lease for the Wayne office expires in April 1997 and has an annual rental of approximately $20,000. The lease for the Chicago office expires in March 2001 and has an annual rental of $180,000 for the current year. The Company believes that these facilities are adequate for the foreseeable future.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company are as follows:

    NAME                                     AGE                   POSITION
    ----                                     ---                   --------
Jonathan Edelson, M.D...................     36    Chairman of the Board and Chief
                                                     Executive Officer
Steven Hochberg.........................     34    President and Director
Alan B. Masarek.........................     35    Chief Operating Officer and Chief
                                                     Financial Officer
Robert Alger............................     41    Vice President and Chief Information
                                                     Officer
Andrew C. Garling, M.D..................     50    Vice President and Chief Medical Officer
James T. Carney(2)......................     52    Director
Barry Kurokawa(1)(2)....................     40    Director
Jonathan Lieber(1)......................     30    Director

------------

(1) Member of Audit Committee.

(2) Member of Compensation Committee.

    JONATHAN EDELSON, M.D. has been the Chairman of the Board and Chief Executive Officer of the Company since its inception. Dr. Edelson is a board-certified internist. Prior to co-founding the Company, Dr. Edelson served as the Chief Executive Officer of Physicians' Online, Inc. from August 1993 to December 1994 and as a director from August 1993 to the present. Dr. Edelson was a senior vice president with ValueRx, Inc., the prescription drug benefits management unit of Value Health, Inc., from October 1990 to June 1993. As a practicing physician prior to joining ValueRx, Inc., Dr. Edelson founded Medical Decision Resources, Inc., a physician profiling and education business, in March 1989, and served as its President through September 1990. Dr. Edelson attended Yale University, University of Chicago School of Medicine and the Harvard School of Public Health.

    STEVEN HOCHBERG has been President and a director of the Company since its inception. He is a co-founder of the Company and a co-founder of Physicians' Online, Inc. Mr. Hochberg served as the President of Physicians' Online, Inc. from January 1993 to June 1994. Mr. Hochberg served as the President of Ascent Group, Inc., a financial consulting business that he founded, from February 1992 to January 1993, and as a Vice President of Sigoloff & Associates, management consultants, from September 1989 to February 1992. In addition, he worked with Alex. Brown & Sons as a Corporate Finance Associate in 1985 and with Bain & Company as a Strategy Consultant from 1986 to 1987. Mr. Hochberg, a CPA, holds an MBA from Harvard Business School.

    ALAN B. MASAREK has been Chief Operating Officer and Chief Financial Officer of the Company since November 1995. Prior to joining the Company, from April 1995 to November 1995, Mr. Masarek was acting as an independent consultant. Mr. Masarek was President and Chief Executive Officer of the Scovill Group, an international manufacturer of fasteners and other component items with annual revenues of approximately $125 million, from February 1994 to April 1995. Prior to Scovill, Mr. Masarek was President of two divisions of the Bibb Company, a diversified textile manufacturer, from December 1991 to February 1994. Prior to that, Mr. Masarek worked for three years as a buyout specialist with the NTC Group and for five years in the audit division of Arthur Andersen & Co. Mr. Masarek, a CPA, holds an MBA from Harvard Business School.

    ROBERT ALGER has been Vice President and Chief Information Officer of the Company since February 1995. Prior to joining the Company, Mr. Alger was Chief Information Officer and Vice President of Information Systems at Blue Shield of California, from December 1991 to February 1995, and a partner at Scribner, Jackson & Associates, a technology consulting group, from January 1986 to December 1991. Mr. Alger received his B.S. from California State University--Northridge.

    ANDREW C. GARLING, M.D. has been Vice President and Chief Medical Officer of the Company since November 1995. Dr. Garling's experience in medical information systems includes serving as Vice President of Medical Affairs for TDS, Inc. from August 1988 to December 1992 and as Chief Information Officer and Vice President for the Prudential Health Care System's Southern Group Operations from December 1992 to November 1995. Dr. Garling completed his medical degree at Harvard Medical School with initial specialty training in surgery. He later became board certified in Emergency Medicine and practiced clinical medicine with the Kaiser Permanente Medical Group of Northern California from July 1977 to August 1988. At Kaiser, he also had administrative responsibilities, including serving as staff president for the hospital system.

    JAMES T. CARNEY has been a director of the Company since September 1996. Mr. Carney has served as General Manager of Benefits Administration for USX Corporation and Vice President of Administration for United States Steel and Carnegie Pension Fund since 1989. Mr. Carney was named General Attorney-Employee Benefits of USX Corporation in 1978, Senior General Attorney-Employee Benefits and Workers' Compensation in 1985 and Senior General Attorney-Commercial and Employee Relations for the U.S. Diversified Group in 1986.

    BARRY KUROKAWA has been a director of the Company since March 1996. Since February 1996, Mr. Kurokawa has served as a Managing Director of ProMed Asset Management, L.L.C. ("ProMed"), a private health care investment management and services company, and as the President of Blackriver Capital Management, Ltd., the general partner of ProMed Partners, L.P. and a consultant to INVESCO Trust Company, a mutual fund company. From May 1992 to January 1996, he was employed by INVESCO Trust Company as Senior Vice President and portfolio manager of four health care funds managed by the firm. From July 1992 to January 1996, Mr. Kurokawa was also the Vice President of Global Health Services, a closed-end mutual fund. Before he joined INVESCO, Mr. Kurokawa served as Vice President Equity Research and health care analyst at Trust Company of the West, an investment management company, from July 1987 to April 1992.

    JONATHAN LIEBER has been a director of the Company since September 1995. Mr. Lieber has served as an investment analyst focusing on special situation investments, including the areas of healthcare, banking and other consumer services, of GeoCapital Corp., since July 1992. Mr. Lieber has served since June 1992 as Vice President of Applewood Capital, where he specializes in consumer services including healthcare, banking and finance. Additionally, Mr. Lieber has served as a Vice President of Infomedia Management Co., Inc., the management company for the general partner of the 21st Century investment partnerships since February 1995. Prior to joining GeoCapital, Mr. Lieber was employed as a research analyst at Gabelli & Co., an investment management and brokerage firm, from 1990 to 1991.

    Each of Barry Kurokawa and Jonathan Lieber were elected to the Board of Directors pursuant to voting agreements which give the holders of the Series B and C Preferred Stock of the Company the right to elect one director and the holders of the Series D Preferred Stock of the Company the right to elect one director. Such agreements will terminate upon the consummation of this offering.

    The Board of Directors is divided into three classes, as nearly equal in number as possible, having terms expiring at the annual meeting of the Company's stockholders in 1997 (comprised of Mr. Lieber), 1998 (comprised of Messrs. Carney and Kurokawa) and 1999 (comprised of Dr. Edelson and Mr. Hochberg). At each annual meeting of stockholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified.

BOARD COMMITTEES

    The Board of Directors has established two committees, the Audit Committee and the Compensation Committee. The Audit Committee is comprised of Messrs. Kurokawa and Lieber and oversees the activities of the Company's independent auditors and the Company's internal controls. The Compensation Committee, which is comprised of Messrs. Carney and Kurokawa, makes recommendations to the Board of Directors with respect to general compensation and benefit levels, determines the compensation and benefits for the Company's executive officers and administers the Company's stock option plans and employee stock purchase plan.

DIRECTOR COMPENSATION

    Directors do not currently receive any cash compensation from the Company for their service as members of the Board of Directors, although they are reimbursed for certain expenses in connection with attendance at Board and Committee meetings. Non-employee directors of the Company are eligible to receive options under the Company's 1995 Stock Option Plan. See "Management -- Stock Plans."

LIMITATIONS ON DIRECTORS' AND OFFICERS' LIABILITY

    The Company's Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability
(i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions will be to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under federal securities laws.

    The Company's Certificate of Incorporation provides that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by law. The Company's Certificate of Incorporation also permits it to secure insurance on behalf of any director, officer, employee or agent against any expense, liability or loss arising out of his or her actions in such capacity.

    The Company intends to obtain directors' and officers' liability insurance ("D&O Insurance") prior to the date of this Prospectus, and expects to continue to carry D&O Insurance following this offering. In addition, the Company has entered into an indemnification agreement with each of its directors and officers under which the Company has indemnified each of them against expenses and losses incurred for claims brought against them by reason of a director or officer of the Company.

    The Company believes that the limitation of liability and indemnification provisions in its Certificate of Incorporation, the D&O Insurance and the indemnification agreements will enhance the Company's ability to continue to attract and retain qualified individuals to serve as directors and officers. There is no pending litigation or proceeding involving a director, officer or employee of the Company to which the indemnification provisions would apply.

EXECUTIVE COMPENSATION

    The following table sets forth a summary of the compensation earned by the Company's Chief Executive Officer and the other executive officers of the Company whose combined salary and bonus for the year ended December 31, 1995 was in excess of $100,000 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company during the Company's fiscal year ended December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                           ------------
                                                                              AWARDS
                                                                           ------------
                                                              ANNUAL        SECURITIES
                                                           COMPENSATION     UNDERLYING
                                                           ------------      OPTIONS        ALL OTHER
NAME AND PRINCIPAL POSITION                        YEAR     SALARY ($)         (#)         COMPENSATION
------------------------------------------------   ----    ------------    ------------    ------------
Jonathan Edelson, M.D...........................   1995      $187,115(1)      101,286         $    0
  Chief Executive Officer
Steven Hochberg.................................   1995       187,115(1)      101,286              0
  President
Richard W. Kaplan(2)............................   1995       142,000(3)      193,637         14,800(4)
  Executive Vice President
Robert Alger....................................   1995       123,937(5)       41,706              0
  Vice President and Chief Information Officer

------------
(1) Current annual salary is $220,000.
(2) Mr. Kaplan ceased to be an executive officer of the Company in August 1996.
(3) Mr. Kaplan joined the Company in April 1995. Includes a $17,000 signing bonus.
(4) Includes living expenses as part of a relocation package for Mr. Kaplan.
(5) Mr. Alger joined the Company in February 1995. Mr. Alger's current annual salary is $154,000.

    The compensation of each of Alan B. Masarek, the Company's Chief Operating Officer and Chief Financial Officer, and Andrew C. Garling, M.D., the Company's Vice President and Chief Medical Officer, each of whom joined the Company in November 1995, is currently in excess of $100,000 on an annual basis.

    The following tables set forth, with respect to the Named Executive Officers, the option grants made during the Company's fiscal year ended December 31, 1995 and the option values at the end of such fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL
                                                      INDIVIDUAL GRANTS                          REALIZABLE
                                  ---------------------------------------------------------   VALUE AT ASSUMED
                                                    PERCENT OF                                ANNUAL RATES OF
                                    NUMBER OF         TOTAL                                     STOCK PRICE
                                    SECURITIES       OPTIONS                                  APPRECIATION FOR
                                    UNDERLYING      GRANTED TO    EXERCISE                    OPTION TERM (1)
                                     OPTIONS       EMPLOYEES IN    PRICE       EXPIRATION    ------------------
NAME                              GRANTED (#)(3)   FISCAL YEAR     ($/SH)         DATE       5% ($)    10% ($)
--------------------------------  --------------   ------------   --------   --------------  -------   --------
Jonathan Edelson, M.D...........       53,622           4.25%      $ 2.52    Mar. 31, 2005   $84,723   $215,560
                                       47,664           3.78%        3.52    Dec. 31, 2005   105,337    267,395
Steven Hochberg.................       53,622           4.25%        2.52    Mar. 31, 2005    84,723    215,560
                                       47,664           3.78%        3.52    Dec. 31, 2005   105,357    267,395
Richard W. Kaplan(2)............      178,742          14.17%        2.52          --          --         --
                                       14,895           1.18%        3.52          --          --         --
Robert Alger....................       35,748           2.83%        2.52    Feb. 28, 2005    56,482    143,707
                                        5,958           0.47%        3.52    Dec. 31, 2005    13,167     33,424

------------
(1) Gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock. The amounts reflected in this table may not necessarily be achieved.
(2) All options granted to Mr. Kaplan terminated upon the termination of his employment with the Company.
(3) All options were granted under the Company's 1995 Stock Option Plan. All options granted had an exercise price equal to the fair market value on the date of grant. All options were granted on dates that were 10 years prior to such options' expiration dates. All options may become fully exercisable on the occurrence of a change in control as described in the Company's 1995 Stock Option Plan. Options vest at the rate of one-third per year over a three-year period from the date of grant.

    The following table sets forth information with respect to options exercised during the fiscal year ended December 31, 1995 by each of the Named Executive Officers and certain information regarding options held at December 31, 1995 by each of the Named Executive Officers.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                              SHARES                   UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                            ACQUIRED ON    VALUE     OPTIONS AT FISCAL YEAR-END          AT FISCAL YEAR-END
                             EXERCISE     REALIZED   ---------------------------    ----------------------------
NAME                            (#)        ($)(1)    EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE(2)
--------------------------- -----------   --------   -----------   -------------    -----------    -------------
Jonathan Edelson, M.D......   239,515     $840,413        0           101,286           $ 0          $ 356,527
Steven Hochberg............   268,114     $940,761        0           101,286           $ 0          $ 356,527
Richard W. Kaplan(3).......    --            --        --              --             --               --
Robert Alger...............    --            --           0            41,706           $ 0          $ 146,805

------------
(1) Value realized is based on a value of $3.52 per share of the Company's Common Stock, the fair market value of the Company's Common Stock on December 31, 1995, net of the exercise price paid.
   Value realized based upon the $12 proposed offering price per share of the Company's Common Stock, net of the exercise price paid, would be $2,871,497 for Dr. Edelson's options and $3,214,365 for Mr. Hochberg's options.

(2) Value of unexercised in-the-money options is based on a value of $3.52 per share of the Company's Common Stock, the fair market value of the Company's Common Stock on December 31, 1995. Amounts reflected are based on the assumed value minus the exercise price and multiplying the result by the number of shares subject to the option.

(3) All options granted to Mr. Kaplan terminated upon the termination of his employment with the Company.

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements (the "Employment Agreements") with Jonathan Edelson, M.D., its Chairman and Chief Executive Officer, Steven Hochberg, its President, Alan B. Masarek, its Chief Operating Officer and Chief Financial Officer, Robert Alger, its Vice President and Chief Information Officer, and Andrew C. Garling, M.D., its Vice President and Chief Medical Officer (each, an "Employee"). The Employment Agreements provide that the annual base salary of each of the Employees is: Dr. Edelson, $220,000; Mr. Hochberg, $220,000; Mr. Masarek, $200,000; Mr. Alger, $154,000; and Dr. Garling, $200,000. The Employees are also entitled to receive discretionary bonuses.

    The Employment Agreements generally provide for a three-year term that is automatically renewable for successive one-year terms unless either party gives prior written notice of its intent not to renew. The Employment Agreements set forth the compensation arrangements and the employee fringe benefits provided by the Company to each Employee. In addition, the Employment Agreements set forth the compensation payable to an Employee in the event of a termination of the Employee's employment by the Company. Generally, upon the termination of an Employee's employment by the Company for cause, the Employee is entitled to receive earned but unpaid salary and reimbursement for business expenses incurred during the performance of the Employee's duties. If an Employee's employment with the Company is terminated without cause, due to the death or incapacity of the Employee or within a specified period after a change of control (as defined in the Employment Agreements), the Employee is entitled to receive the amounts payable in the event of a termination for cause plus a cash severance payment not to exceed the cash compensation received by the Employee in the prior 12-month period and the vesting of certain shares of Common Stock and options to purchase

Common Stock of the Company then held by such Employee. Each Employment Agreement provides a non-compete provision that restricts an Employee from competing against the Company for a period of one-year following such Employee's termination of employment with the Company.

STOCK PLANS

    1995 Stock Option Plan. The Company has adopted the 1995 Stock Option Plan (the "1995 Plan"). The 1995 Plan permits the grant of (i) options to purchase shares of Common Stock intended to qualify as incentive stock options under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") ("Incentive Stock Options"), and (ii) options that do not so qualify ("Non-Qualified Options"). No award may be granted under the 1995 Plan after the tenth anniversary of the Plan's adoption. The 1995 Plan is administered by the Compensation Committee.

    1,500,000 shares of Common Stock have been reserved for issuance under the 1995 Plan, subject to adjustment for stock splits, stock dividends, recapitalizations, reclassifications and similar events. If an option granted under the 1995 Plan expires unexercised or is terminated or cancelled for any reason, the shares of Common Stock previously reserved for issuance thereunder will be available for future option grants under the 1995 Plan.

    Options may be granted to persons who are, at the time of grant, employees, officers or directors of, or consultants or advisors to, the Company, provided that Incentive Stock Options may only be granted to individuals who are employees of the Company (within the meaning of Section 3401(c) of the Code).

    Options granted under the 1995 Plan must be exercised within no more than ten years of the grant date, except that an Incentive Stock Option granted to a person owning more than 10% of the total combined voting power of all classes of stock of the Company (a "Ten Percent Stockholder") must be exercised within no more than five years of the grant date. No options may be assigned or transferred by the optionee other than by will or the laws of descent or distribution or pursuant to a qualified domestic relations order (as defined in the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder). Each option may be exercised only by the optionee during his or her lifetime.

    The exercise price for each option granted will be determined by the Compensation Committee at the time of grant. For Incentive Stock Options granted to a Ten Percent Stockholder, the exercise price shall not be less than 110% of the fair market value per share of Common Stock.

    Options may be made exercisable in installments, and the exercisability of Options may be accelerated by the Compensation Committee. Options granted under the 1995 Plan typically vest over a three-year period.

    In the event of a consolidation or merger in which the Company is not the surviving corporation, or sale of all or substantially all of the assets of the Company in which outstanding shares of Common Stock are exchanged for securities, cash or other property of any other corporation or business entity or a liquidation of the Company (a "Corporate Transaction"), the Compensation Committee, or the board of directors of any corporation assuming the obligations of the Company, may, in its discretion, take any one or more of the following actions, as to outstanding options: (i) provide that such options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), provided that any such option substituted for incentive stock options shall meet the requirements of Section 424(a) of the Code; (ii) upon written notice to the optionee, provide that all unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the optionee within a specified period following the date of such notice; (iii) in the event of a Corporate Transaction under the terms of which holders of the Common Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the Corporate Transaction (the "Transaction Price"), make or provide for a cash payment to the optionees equal to the difference between (A) the Transaction Price times the number of shares of Common Stock subject to such outstanding options (to the extent then exercisable at prices not in excess of the Transaction Price) and (B) the aggregate exercise price of all such outstanding options in exchange for the termination of such options, and (iv) provide that all or any outstanding options shall become exercisable in full immediately prior to any such event.

    As of the date of this Prospectus, an aggregate of 843,846 outstanding options had been granted to approximately 80 directors, officers, employees and consultants at a weighted average exercise price of $3.13 per share and an aggregate of 156,154 shares were available for future option grants. Of such outstanding options, 101,286 were granted to Dr. Edelson, 101,286 to Mr. Hochberg, 86,037 to Mr. Masarek, 43,196 to Mr. Alger, 39,472 to Dr. Garling, 7,507 to Mr. Kurokawa and 7,507 to Mr. Lieber.

    Employee Stock Purchase Plan. The Company has adopted, effective upon the date of this Prospectus, an employee stock purchase plan (the "Stock Purchase Plan"). The purpose of the Stock Purchase Plan is to allow the employees of the Company to acquire a proprietary interest in the Company through the purchase of shares of Common Stock. Under the Stock Purchase Plan, eligible employees will be granted options (exercisable by electing to participate in the Plan) to purchase shares of Common Stock through regular payroll deductions. The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under
Section 423 of the Code. The total number of shares of Common Stock that are authorized for issuance under the Stock Purchase Plan is 1,200,000. All full-time employees of the Company who have completed at least one year of employment will be eligible to participate in the Stock Purchase Plan, subject to certain limited exceptions. Options will be granted every six months to eligible employees and, if not exercised, will expire on the last day of the six-month period in which granted. Employees electing to participate for any plan year will authorize payroll deductions at a stated whole percentage ranging from 2% to 10% of compensation, as determined by the participant. Employees may also elect to make payments by check payable to the Company to purchase shares of Common Stock. Options will be nontransferable other than by will or by operation of the laws of descent and distribution. The purchase price for shares offered under the Stock Purchase Plan each year will be equal to a percentage designated by the Board of Directors (not less than 85%) of the lower of the fair market value of the Common Stock at the date of grant or the semi-annual date of exercise as evidenced by the high and low sales prices of the Common Stock on such date as reported on the Nasdaq National Market. The Stock Purchase Plan will expire on the tenth anniversary of the date of this Prospectus, unless sooner terminated by the Board of Directors. The Board of Directors of the Company may amend, suspend or terminate the Stock Purchase Plan at any time and from time to time, subject to certain limitations. The Stock Purchase Plan will be administered by the Compensation Committee.

                              CERTAIN TRANSACTIONS

    In connection with the formation of the Company, Jonathan Edelson, M.D., the Chairman of the Board and Chief Executive Officer of the Company, was issued 157,293 shares of Common Stock for an aggregate purchase price of $1,760. In February 1994, the Company issued Dr. Edelson 893 shares of Common Stock in lieu of interest on advances made to the Company. In May 1995, Dr. Edelson exercised options to purchase 239,515 shares, for which he paid the Company $2,680. In August 1995, Dr. Edelson purchased 48,260 shares for $576. In 1994, Dr. Edelson loaned the Company an aggregate of $50,000 to fund working capital. Such loans have been repaid in full.

    In connection with the formation of the Company, Steven Hochberg, President and a director of the Company, was issued 128,694 shares of Common Stock for an aggregate purchase price of $1,440. In March 1995, Mr. Hochberg exercised options to purchase 268,114 shares, for which he paid the Company $3,000. In August 1995, Mr. Hochberg purchased 48,260 shares for $576. In 1995, Mr. Hochberg loaned the Company an aggregate of $32,000 to fund working capital. Such loans have been repaid in full.

    In August 1995, the Company issued 2,978 shares of Common Stock to Richard
W. Kaplan, a former officer and director of the Company, for $25,000. On March 15, 1996, the Company loaned Mr. Kaplan $15,000 at a 5% interest rate, to be repaid over a twelve-month period beginning July 1, 1996. As of August 15, 1996, Mr. Kaplan had repaid $1,875 of the principal of such loan. The balance of such loan was forgiven upon termination of Mr. Kaplan's employment with the Company.

    In August 1993, the Company issued 971,800 shares of Series A Convertible Preferred Stock to affiliates of INVESCO Trust Company, a principal stockholder of the Company, for $97,180. In March 1994, the Company issued 282,900 shares of Series B Convertible Preferred Stock to affiliates of INVESCO Trust Company for $2,000,103. In January 1995, the Company issued 200,000 shares of Series C Convertible Preferred Stock to affiliates of INVESCO Trust Company for $1,500,000. In August 1995, the Company issued 666,360 shares of Series D Convertible Preferred Stock to certain 21st Century partnerships, a principal stockholder of the Company, for $4,997,700. Each share of Series A, B, C and D Convertible Preferred Stock (collectively, the "Preferred Stock") is convertible into 1.1189249 shares of Common Stock upon the consummation of this offering.

    In June 1996, the Company issued three 9% Series B Promissory Notes in the aggregate principal amount of $1 million to certain 21st Century Partnerships. In August 1996, the Company issued three additional 9% Series B Promissory Notes in the aggregate principal amount of $1 million to certain 21st Century Partnerships. 21st Century Partnerships is a principal stockholder of the Company.

    In connection with the formation of the Company in 1993, Christian Mayaud, M.D., a principal stockholder of the Company, was issued 300,288 shares of Common Stock for an aggregate purchase price of $3,360. In August 1994, Dr. Mayaud was granted options to purchase 96,521 shares of Common Stock at an exercise price of $.0112 per share. In March 1995, Dr. Mayaud was granted options to purchase 11,171 shares of Common Stock at exercise prices of $2.52 per share. In March 1995, Dr. Mayaud exercised the 1994 options to purchase 96,521 shares of Common Stock for which he paid the Company $1,080. In August 1995, Dr. Mayaud purchased 32,174 shares of Common Stock for $360. In 1995, Dr. Mayaud loaned the Company $25,000 to fund working capital. Such loan has been repaid in full.

    The Company currently subleases approximately 4,500 square feet of office space in Tarrytown, New York from Physicians' Online, Inc. ("Physicians' Online"), a Delaware corporation of which Dr. Edelson, Mr. Hochberg and Dr. Mayaud own approximately 16% of the currently outstanding capital stock. Physicians' Online was founded in January 1992 by Mr. Hochberg and Dr. Mayaud. The yearly base rental on the Physicians' Online sublease equals $77,707, plus escalations. During the period ended December 31, 1993, the years ended December 31, 1994 and 1995 and the three months ended March 31, 1996, Physicians' Online incurred administrative expenses totalling $105,116, $135,825, $180,631 and $25,500, respectively, on behalf of the Company for which the Company reimbursed Physicians' Online. During 1993, Physicians' Online paid the Company a $175,000 fee for the development and implementation of a wireless application. The Company does not expect to continue to receive administrative services from Physicians' Online in the future. During 1994, Physicians' Online loaned the Company $300,000, which loan bore interest at the prime rate. At December 31, 1994, $304,262 was outstanding, which included accrued interest of $4,262. Such loan was repaid in full in 1995, and the accrued interest was forgiven. During 1995, Physicians' Online borrowed $500,000 from the Company. Such amount bore interest at the prime rate plus 1% and was repaid in full prior to December 31, 1995. See Note 4 of Notes to Consolidated Financial Statements.

    The Company has granted options to purchase shares of Common Stock to its directors and executive officers. See "Management -- Stock Plans" and Note 10 of Notes to Consolidated Financial Statements.

    The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors of the Board of Directors.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information known to the Company regarding the beneficial ownership of the Common Stock of the Company as of the date of this Prospectus and as adjusted to reflect the sale of the shares of Common Stock offered hereby with respect to (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers and
(iv) all directors and officers as a group. Unless otherwise indicated, the address for each stockholder is c/o the Company, 560 White Plains Road, Tarrytown, New York 10591.

                                                                    NUMBER             PERCENTAGE
                                                                      OF          BENEFICIALLY OWNED(1)
                                                                    SHARES       -----------------------
                                                                 BENEFICIALLY    BEFORE THE    AFTER THE
NAME AND ADDRESS OF BENEFICIAL OWNER                               OWNED(1)       OFFERING     OFFERING
--------------------------------------------------------------   ------------    ----------    ---------
INVESCO Trust Company(2)......................................      1,300,086       28.9%         20.0%
  7800 E. Union Avenue
  Denver, CO 80237
21st Century Partnerships(3)..................................        595,535       13.2           9.2
  767 Fifth Avenue
  New York, NY 10153
Christian Mayaud, M.D.(4).....................................        432,707        9.6           6.7
  1235 Oenoke Ridge
  New Canaan, CT 06840
Jonathan Edelson, M.D.(5).....................................        446,261        9.9           6.9
Steven Hochberg(5)............................................        457,153       10.2           7.0
Robert Alger(6)...............................................         11,916       *             *
Richard W. Kaplan.............................................          2,979       *             *
James T. Carney...............................................        --           --            --
Barry Kurokawa................................................        --           --            --
Jonathan Lieber...............................................        --           --            --
All directors and executive officers as a group (9                    925,403       20.4          14.2
persons)(7)...................................................

------------

   *  Represents less than 1% of the outstanding shares of Common Stock.
 (1)  Beneficial ownership is determined in accordance with the rules of the Securities and
      Exchange Commission (the "Commission") and generally includes voting or investment power with respect to securities and includes options exercisable within 60 days of the date of this Prospectus. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 4,500,267 shares of
      Common Stock outstanding as of June 30, 1996 and 6,500,267 shares of Common Stock outstanding upon the consummation of this offering.
 (2)  Includes 687,087 shares of Common Stock owned of record by INVESCO Strategic
      Portfolios, Inc.--Health Sciences Portfolio ("ISP--HSP") and 612,999 shares of Common
      Stock owned of record by The Global Health Sciences Fund ("GHS"). ISP--HSP and GHS are
      mutual fund companies advised by INVESCO Funds Group, Inc., which is a subsidiary of
      INVESCO PLC. INVESCO Trust Company is a subsidiary of INVESCO Funds Group, Inc.
 (3)  Includes shares owned by 21st Century Communications Partners, L.P., 21st Century
      Communications T-E Partners, L.P. and 21st Century Foreign Partners, L.P.
 (4)  Includes options to purchase 3,723 shares of Common Stock that are exercisable within
      60 days of the date of this Prospectus.
 (5)  Includes options to purchase 17,874 shares of Common Stock that are exercisable within
      60 days of the date of this Prospectus.
 (6)  Includes options to purchase 11,916 shares of Common Stock that are exercisable within
      60 days of the date of this Prospectus.
 (7)  See notes (5) and (6). Also includes options to purchase 7,092 shares of Common Stock held by Alan B. Masarek that are exercisable within 60 days of the date of this
      Prospectus.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Following the closing of the sale of the shares offered hereby, the Company's authorized capital stock will consist of 15,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share. The following summaries of certain provisions of the Common Stock and Preferred Stock do not purport to be complete and are subject to, and qualified by, the provisions of the Company's Restated Certificate of Incorporation and By-laws, which are included as exhibits to the Registration Statement of which this Prospectus is a part, and by applicable law.

COMMON STOCK

    As of July 12, 1996, there were 4,500,267 shares of Common Stock outstanding that were held of record by approximately 80 stockholders, after giving effect to the Stock Splits and the Preferred Stock Conversion. The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. Subject to the rights of any then out Preferred Shares, the holders of the Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. Holders of the Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Shares then outstanding. The holders of Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this offering will be, upon payment of consideration therefor, fully paid and nonassessable.

PREFERRED STOCK

    Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Company's Restated Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for a change in the voting power, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders. Although the Company has no present plans to issue any shares of Preferred Stock following the consummation of this offering, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of the Company or an unsolicited acquisition proposal.

REGISTRATION RIGHTS

    The holders of 2,941,985 shares of the Company's Common Stock are entitled to certain rights with respect to the registration of shares of Common Stock under the Securities Act. Under the terms of the agreements between the Company and the holders of such registrable securities, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. These registration rights have been waived in connection with this Offering. The stockholders benefiting from these rights may also require the Company to file a registration statement under the Securities Act at its expense with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration. These registration rights will expire within three years from the consummation of this Offering and have been waived by such holders in connection with this Offering. In addition, these stockholders have the right to require the Company to file up to two additional registration statements on Form S-3. This right becomes available upon the eligibility of the Company to use such Form S-3 and will expire within three years from the consummation of this Offering. All of these rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration.

    In connection with the outstanding warrants, the holders of the Common Stock issuable upon exercise of the warrants have certain rights to request the Company to use its best efforts to effect the registration of the Common Stock issuable upon the exercise of the warrants in connection with a registered offering of Common Stock by the Company; provided that the Company will be required to use its best efforts to include any such Common Stock issuable upon the exercise of the warrants only after the registration of the Company's own securities to the extent the underwriter for any such offering would not deem any inclusion of such Common Stock issuable upon exercise of the warrants to interfere with such offering. The warrant holders have waived these rights in connection with this Offering. The rights to notice and inclusion in any registration terminates with respect to each such share of Common Stock when such shares issuable upon exercise of the warrants have been registered or sold.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

    As described below, the Company's Restated Certificate of Incorporation and By-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and which may have the effect of delaying, deterring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Company's Board of Directors. Such provisions may also render the removal of the directors and management more difficult.

    Pursuant to the Restated Certificate of Incorporation, the Board of Directors of the Company is divided into three classes serving staggered three-year terms. The By-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of stockholders of the Company. In general, notice must be received by the Company not less than 130 days prior to the meeting and must contain certain specified information concerning the person to be nominated or the matter to be brought before the meeting and concerning the stockholder submitting the proposal. Special meetings of stockholders may be called only by the Chairman of the Board, the President of the Company or the Board of Directors. In addition, the Certificate of Incorporation provides that stockholders may act only at an annual or special meeting and stockholders may not act by written consent.

SECTION 203 OF THE DGCL

    Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the shares of Common Stock of the Company is The Bank of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of Common Stock in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future. See "Risk Factors -- Shares Eligible for Future Sale."

    Upon completion of this offering, the Company will have outstanding 6,500,267 shares of Common Stock (assuming no exercise of the Underwriters' over-allotment option or outstanding options). Of these shares, the 2,000,000 shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act unless purchased by "affiliates" of the Company as that term is defined in Rule 144 of the Securities Act (an "Affiliate"), which shares will be subject to the resale limitations of Rule 144 adopted under the Securities Act. The remaining 4,500,267 shares outstanding upon completion of this offering and held by existing shareholders will be "restricted securities" as that term is defined under Rule 144 (the "Restricted Shares"). Restricted Shares generally may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. As a result of the contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows: (i) no shares of Common Stock (other than those shares sold hereby and not held by Affiliates) will be available for immediate sale in the public market on the date of this Prospectus, (ii) 19,272 shares of Common Stock subject to options exercisable within 90 days of the date of this Prospectus will be freely tradeable by non-Affiliates upon the effectiveness of a registration statement relating to such stock options, (iii) 224,566 shares of Common Stock and 18,432 shares of Common Stock subject to options exercisable within 90 days of the Effective Date will be eligible for sale 90 days after the Effective Date, subject to the volume, manner of sale and reporting requirements of Rule 144 and (iv) approximately 4,266,800 shares of Common Stock and approximately 9,500 shares of Common Stock subject to options exercisable within 180 days of the Effective Date will be eligible for sale upon expiration of the lock-up agreements 180 days after the Effective Date, subject to the volume, manner of sale and reporting requirements of Rule 144.

    The Company plans to file registration statements to register Common Shares reserved for issuance under its stock option plans and employee stock purchase plan. See "Management -- Stock Plans." Once registered, persons acquiring such shares, whether or not they are Affiliates, will be permitted to resell their shares in the public market without regard to the Rule 144 holding period.

    Upon completion of this offering, the holders of 2,941,985 shares of Common Stock, or their transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock -- Registration Rights." Registration of such shares under the Securities Act would result in such shares (except for shares purchased by Affiliates) becoming eligible for sale immediately upon the effectiveness of such registration.

    The Company has agreed not to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock, for a period of 180 days after the Effective Date, without the prior written consent of Cowen & Company, subject to certain limited exceptions. Additionally, all directors and executive officers and certain other shareholders of the Company, holding in the aggregate approximately 4,266,800 shares of Common Stock outstanding prior to this offering, have agreed with the Underwriters not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the Effective Date (the "Lockup Period") without the prior written consent of Cowen & Company. See "Underwriting." The number of shares of Common Stock available for sale in the public market is further limited by restrictions under the Securities Act.

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of shares of Common Stock then outstanding or the average weekly trading volume of the Common Stock as reported through the Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned for at least three years the Restricted Shares proposed to be sold, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation, manner of sale provisions, public information requirements or notice requirements. The Commission has proposed certain amendments to Rule 144 and Rule 144(k) that reduce the applicable requisite holding periods to one year and two years, respectively.

    Subject to certain limitations on the aggregate offering price of a transaction and certain other conditions, Rule 701 permits resales of shares issued prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Exchange Act, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements, contained in Rule 144. In addition, the Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of this Prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this Prospectus, may be sold by persons other than Affiliates subject only to the manner of sale provisions of Rule 144 and by Affiliates under Rule 144 without compliance with its two-year minimum holding period requirements.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, Cowen & Company and Volpe, Welty & Company, have severally agreed to purchase from the Company the following respective number of shares at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                                    NUMBER
                                                                                      OF
UNDERWRITER                                                                         SHARES
-----------                                                                      ------------
Cowen & Company...............................................................
Volpe, Welty & Company........................................................








                                                                                 ------------
      Total...................................................................      2,000,000
                                                                                 ------------
                                                                                 ------------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

    The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess
of $      per share. The Underwriters may allow and such dealers may re-allow a
concession not in excess of $      per share to certain other dealers. The
Underwriters have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority. After the initial public offering of the shares, the offering price and other selling terms may from time to time be varied by the Underwriters.

    The Company has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock at the initial public offering price, less the underwriting discounts and commissions, set forth on the cover page of this Prospectus, to cover over-allotments, if any. If the Underwriters exercise such over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by each of them shown in the foregoing table bears to the total number of shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

    The Company's officers and directors and certain other shareholders of the Company holding in the aggregate approximately 4,266,800 shares of Common Stock and approximately 9,500 shares of Common Stock subject to options exercisable within 180 days of the effective date have agreed that they will not, without the prior written consent of Cowen & Company, offer, sell, contract or grant any option to purchase or otherwise dispose of any shares of Common Stock, options, rights or warrants to acquire shares of Common Stock, or securities exchangeable for or convertible into shares of Common Stock owned by them during the 180-day period commencing on the Effective Date. In addition, the Company has agreed that it will not, without the prior written consent of Cowen & Company, offer, sell, contract or grant any option to purchase or otherwise dispose of any shares of Common Stock, options, rights or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during such 180-day period except in certain limited circumstances.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

    Prior to this offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives. Among the factors considered in determining the initial public offering price will be prevailing market and economic conditions, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors, if any, deemed relevant. The estimated initial public offering price range set forth on the cover of this Prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by O'Sullivan Graev & Karabell, LLP, New York, New York and for the Underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

    The financial statements included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

    A Registration Statement on Form S-1 under the Securities Act, including amendments thereto, relating to Common Stock offered hereby has been filed by the Company with the Commission. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus concerning the provisions or contents of any contract or other document referred to herein are not necessarily complete. With respect to each such contract or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description, and each such statement is deemed to be qualified in all respects by such reference. The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                    PAGE
                                                                                  ---------
ADVANCED HEALTH CORPORATION
  (FORMERLY MED-E-SYSTEMS CORPORATION)
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS.......................................         F-2
CONSOLIDATED FINANCIAL STATEMENTS:
  Consolidated Balance Sheets:
  As of December 31, 1994 and December 31, 1995 and June 30, 1996 (unaudited)..         F-3
  Consolidated Statements of Operations:
  For the period from inception to December 31, 1993 and for the years ended
    December 31, 1994 and 1995
  For the six months ended June 30, 1995 and 1996 (unaudited)..................         F-4
  Consolidated Statement of Shareholders' Equity (Deficit):
  From inception to December 31, 1995
  For the six months ended June 30, 1996 (unaudited)...........................         F-5
  Consolidated Statements of Cash Flows:
  For the period from inception to December 31, 1993 and for the years ended
    December 31, 1994 and 1995
  For the six months ended June 30, 1995 and 1996 (unaudited)..................         F-6
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.....................................    F-7-F-20

PELTZ VENTIMIGLIA, INC.
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS.......................................        F-21
FINANCIAL STATEMENTS:
  Balance Sheets as of December 31, 1994 and August 31, 1995...................        F-22
  Statements of Operations for the years ended December 31, 1993 and 1994 and
for the eight months ended August 31, 1995.....................................        F-23
  Statement of Shareholders' Equity for the years ended December 31, 1993 and
1994 and for the eight months ended August 31, 1995............................        F-24
  Statements of Cash Flows for the years ended December 31, 1993 and 1994 and
for the eight months ended August 31, 1995.....................................        F-25
NOTES TO FINANCIAL STATEMENTS..................................................        F-26

U.S. HEALTH CONNECTIONS, INC.
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS.......................................        F-27
FINANCIAL STATEMENTS:
  Balance Sheets as of December 31, 1994 and August 31, 1995...................        F-28
  Statements of Operations for the year ended December 31, 1994 and
    for the eight months ended August 31, 1995.................................        F-29
  Statement of Shareholders' Equity for the year ended December 31, 1994 and
    for the eight months ended August 31, 1995.................................        F-30
  Statements of Cash Flows for the year ended December 31, 1994 and
    for the eight months ended August 31, 1995.................................        F-31
NOTES TO FINANCIAL STATEMENTS..................................................   F-32-F-33

PRO FORMA FINANCIAL INFORMATION
  Pro Forma Statement of Operations of Advanced Health Corporation and
Subsidiaries for the year ended December 31, 1995..............................        F-34

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Advanced Health Corporation:

    We have audited the accompanying consolidated balance sheets of Advanced Health Corporation (formerly Med-E-Systems Corporation) (a Delaware corporation) and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the period from inception (August 27, 1993) to December 31, 1993 and for the years ended December 31, 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Health Corporation (formerly Med-E-Systems Corporation) and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for the period from inception to December 31, 1993 and for the years ended December 31, 1994 and 1995 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

New York, New York
June 19, 1996 (except for the matters
discussed in Note 14, as to which the
date is August 14, 1996)

                  ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
                      (FORMERLY MED-E-SYSTEMS CORPORATION)
                          CONSOLIDATED BALANCE SHEETS

                                                                 DECEMBER 31,
                                                           -------------------------     JUNE 30,
                                                              1994          1995           1996
                                                           ----------    -----------    -----------
                                                                                        (UNAUDITED)
 ASSETS
CURRENT ASSETS:
 Cash...................................................   $    6,903    $ 1,464,427    $   836,863
 Accounts receivable....................................       --          1,020,558      3,302,583
 Note receivable........................................       --            125,000         15,000
 Prepaid expenses and deferred registration costs.......        7,134        278,305        335,958
                                                           ----------    -----------    -----------
     Total current assets...............................       14,037      2,888,290      4,490,404
PROPERTY AND EQUIPMENT, net.............................      773,333      1,538,898      1,614,947
DEFERRED INCOME TAXES, net of valuation allowance of
$1,290,849, $3,506,540 and $4,253,278, respectively.....       --            --             --
INTANGIBLE ASSETS, net..................................       --          1,875,611      1,911,687
OTHER ASSETS............................................      125,711        159,112        173,943
                                                           ----------    -----------    -----------
     Total assets.......................................   $  913,081    $ 6,461,911    $ 8,190,981
                                                           ----------    -----------    -----------
                                                           ----------    -----------    -----------
 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Accounts payable.......................................   $  319,126    $ 1,312,571    $   971,331
 Accrued expenses.......................................      126,845        407,241        851,795
 Due to affiliate.......................................      375,825        --              50,500
 Deferred revenue.......................................       --          1,500,000        950,000
 Promissory notes.......................................       --            --           4,000,000
 Loan payable related to acquisitions...................       50,000        150,000        100,500
 Current portion of capital lease obligations...........      174,247        259,805        278,410
                                                           ----------    -----------    -----------
     Total current liabilities..........................    1,046,043      3,629,617      7,202,536
                                                           ----------    -----------    -----------
CAPITAL LEASE OBLIGATIONS...............................      191,799        157,254        125,096
                                                           ----------    -----------    -----------
     Total liabilities..................................    1,237,842      3,786,871      7,327,632
                                                           ----------    -----------    -----------
COMMITMENTS (Note 13)
SHAREHOLDERS' EQUITY (DEFICIT):
 Preferred stock, $.01 par value, 5,000,000 shares
authorized:.............................................
 Series A Convertible Preferred Stock, $.01 par value;
   971,800 shares authorized; 971,800, 971,800 and 0
   shares issued and outstanding, respectively..........        9,718          9,718        --
 Series B Convertible Preferred Stock, $.01 par value;
   282,900 shares authorized; 282,900, 282,900 and 0
   shares issued and outstanding, respectively..........        2,829          2,829        --
 Series C Convertible Preferred Stock, $.01 par value;
   0, 200,000 and 200,000 shares authorized; 0, 200,000
   and 0 shares issued and outstanding, respectively....           --          2,000        --
 Series D Convertible Preferred Stock, $.01 par value;
   0, 666,360 and 666,360 shares authorized; 0, 666,360
   and 0 shares issued and outstanding, respectively....           --          6,664        --
 Common stock, $.01 par value; 15,000,000 shares
   authorized; 930,196, 2,595,649 and 4,500,267 shares
   issued and outstanding, respectively.................        9,302         25,957         45,003
 Additional paid-in capital.............................    2,726,254     11,479,223     11,526,538
 Common stock subscriptions receivable..................       (3,120)       --             --
 Accumulated deficit....................................   (3,069,744)    (8,776,351)   (10,633,192)
 Less: Treasury stock, at cost (0, 8,937 and 8,937
   shares, respectively)................................       --            (75,000)       (75,000)
                                                           ----------    -----------    -----------
     Total shareholders' equity (deficit)...............     (324,761)     2,675,040        863,349
                                                           ----------    -----------    -----------
     Total liabilities and shareholders' equity
(deficit)...............................................   $  913,081    $ 6,461,911    $ 8,190,981
                                                           ----------    -----------    -----------
                                                           ----------    -----------    -----------

   The accompanying notes are an integral part of these consolidated balance sheets.

                  ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
                      (FORMERLY MED-E-SYSTEMS CORPORATION)
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 FOR THE PERIOD            FOR THE YEARS                FOR THE SIX
                                 FROM INCEPTION         ENDED DECEMBER 31,         MONTHS ENDED JUNE 30,
                              (AUGUST 27, 1993) TO   -------------------------   -------------------------
                               DECEMBER 31, 1993        1994          1995          1995          1996
                              --------------------   -----------   -----------   -----------   -----------
                                                                                 (UNAUDITED)   (UNAUDITED)
REVENUE.....................       $--               $   203,878   $   712,292   $   100,000   $ 1,530,245
REVENUE FROM MSOs (Note
2)..........................        --                   --            341,657       --          6,086,819
REVENUE FROM RELATED PARTY
  (Note 4)..................        --                   175,000       --            --            --
                                  -----------        -----------   -----------   -----------   -----------
      Total Revenues........        --                   378,878     1,053,949       100,000     7,617,064
COST OF SALES...............        --                    12,297       340,326        21,822     3,511,787
                                  -----------        -----------   -----------   -----------   -----------
      Gross profit..........        --                   366,581       713,623        78,178     4,105,277
OPERATING EXPENSES..........           66,192          1,318,145     3,254,978       616,503     4,033,502
RESEARCH AND DEVELOPMENT
EXPENSES....................          454,622          1,582,332     3,157,389     1,511,681     1,874,988
                                  -----------        -----------   -----------   -----------   -----------
      Operating loss........         (520,814)        (2,533,896)   (5,698,744)   (2,050,006)   (1,803,213)
OTHER INCOME (EXPENSE)......        --                   (15,034)       (7,863)        1,341       (53,628)
                                  -----------        -----------   -----------   -----------   -----------
      Net loss..............       $ (520,814)       $(2,548,930)  $(5,706,607)  $(2,048,665)  $(1,856,841)
                                  -----------        -----------   -----------   -----------   -----------
                                  -----------        -----------   -----------   -----------   -----------
PER SHARE INFORMATION:
Net loss per share (Note
2)..........................       $    (0.23)       $     (1.03)  $     (1.47)  $     (0.65)  $     (0.37)
                                  -----------        -----------   -----------   -----------   -----------
                                  -----------        -----------   -----------   -----------   -----------
Weighted average common
  shares outstanding
  (Note 2)..................        2,229,136          2,482,213     3,893,244     3,135,780     4,991,135
                                  -----------        -----------   -----------   -----------   -----------
                                  -----------        -----------   -----------   -----------   -----------

 The accompanying notes are an integral part of these consolidated statements.

                  ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
                      (FORMERLY MED-E-SYSTEMS CORPORATION)

            CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)

                            SERIES A               SERIES B               SERIES C               SERIES D
                          CONVERTIBLE            CONVERTIBLE            CONVERTIBLE            CONVERTIBLE         COMMON
                        PREFERRED STOCK        PREFERRED STOCK        PREFERRED STOCK        PREFERRED STOCK        STOCK
                      --------------------   --------------------   --------------------   --------------------   ---------
                       SHARES    PAR VALUE    SHARES    PAR VALUE    SHARES    PAR VALUE    SHARES    PAR VALUE    SHARES
                      --------   ---------   --------   ---------   --------   ---------   --------   ---------   ---------
BALANCE AT INCEPTION
(August 27, 1993)...     --       $ --          --       $ --          --       $ --          --       $ --          --
Common stock
subscriptions.......     --         --          --         --          --         --          --         --         185,893
Issuance of common
stock...............     --         --          --         --          --         --          --         --         718,984
Issuance of Series A
 Convertible
 Preferred Stock
 (Notes 8 and 14)...   971,800      9,718       --         --          --         --          --         --          --
Net loss............     --         --          --         --          --         --          --         --          --
                      --------   ---------   --------   ---------   --------   ---------   --------   ---------   ---------
BALANCE, December
31, 1993............   971,800      9,718       --         --          --         --          --         --         904,877
Sale and issuance of
 common stock (Note
7c).................     --         --          --         --          --         --          --         --          25,319
Issuance of Series B
 Convertible
 Preferred Stock
 (Notes 8 and 14)...     --         --        282,900      2,829       --         --          --         --          --
Net loss............     --         --          --         --          --         --          --         --          --
                      --------   ---------   --------   ---------   --------   ---------   --------   ---------   ---------
BALANCE, December
31, 1994............   971,800      9,718     282,900      2,829       --         --          --         --         930,196
Issuance of Common
 Stock (Note 7c)....     --         --          --         --          --         --          --         --          50,641
Issuance of Series C
 Convertible
 Preferred Stock
 (Notes 8 and 14)...     --         --          --         --        200,000      2,000       --         --          --
Issuance of common
 stock in private
placement...........     --         --          --         --          --         --          --         --          79,780
Redemption of common
 stock
subscriptions.......     --         --          --         --          --         --          --         --          --
Exercise of stock
options.............     --         --          --         --          --         --          --         --         885,279
Common stock issued
 for acquisitions...     --         --          --         --          --         --          --         --         649,753
Issuance of Series D
 Convertible
 Preferred Stock
 (Notes 8 and 14)...     --         --          --         --          --         --        666,360      6,664       --
Purchase of treasury
stock...............     --         --          --         --          --         --          --         --          --
Net loss............     --         --          --         --          --         --          --         --          --
                      --------   ---------   --------   ---------   --------   ---------   --------   ---------   ---------
BALANCE, December
31, 1995............   971,800      9,718     282,900      2,829     200,000      2,000     666,360      6,664    2,595,649
Net loss
(unaudited).........     --         --          --         --          --         --          --         --          --
Common stock issued
 for acquisition....     --         --          --         --          --         --          --         --           8,937
Exercise of stock
options.............     --         --          --         --          --         --          --         --              60
Conversion of Series
 A, B, C and D
 Convertible
 Preferred Stock to
 Common Stock (Notes
 8 and 14)..........  (971,800)    (9,718)   (282,900)    (2,829)   (200,000)    (2,000)   (666,360)    (6,664)   1,895,621
                      --------   ---------   --------   ---------   --------   ---------   --------   ---------   ---------
BALANCE, June 30,
 1996 (unaudited)...     --       $ --          --       $ --          --       $ --          --       $ --       4,500,267
                      --------   ---------   --------   ---------   --------   ---------   --------   ---------   ---------
                      --------   ---------   --------   ---------   --------   ---------   --------   ---------   ---------

                                                  COMMON STOCK
                                                  SUBSCRIPTIONS
                                  ADDITIONAL       RECEIVABLE                        TREASURY STOCK
                                    PAID-IN     -----------------   ACCUMULATED    -------------------
                      PAR VALUE     CAPITAL      SHARES    AMOUNT     DEFICIT      SHARES     AMOUNT       TOTAL
                      ---------   -----------   --------   ------   ------------   ------   ----------   ----------
BALANCE AT INCEPTION
(August 27, 1993)...   $ --       $   --           --      $--      $    --         --      $   --       $   --
Common stock
subscriptions.......     1,859          1,261    185,893   (3,120)       --         --          --           --
Issuance of common
stock...............     7,190            855      --       --           --         --          --            8,045
Issuance of Series A
 Convertible
 Preferred Stock
 (Notes 8 and 14)...     --            87,462      --       --           --         --          --           97,180
Net loss............     --           --           --       --          (520,814)   --          --         (520,814)
                      ---------   -----------   --------   ------   ------------   ------   ----------   ----------
BALANCE, December
31, 1993............     9,049         89,578    185,893   (3,120)      (520,814)   --          --         (415,589)
Sale and issuance of
 common stock (Note
7c).................       253        639,402      --       --           --         --          --          639,655
Issuance of Series B
 Convertible
 Preferred Stock
 (Notes 8 and 14)...     --         1,997,274      --       --           --         --          --        2,000,103
Net loss............     --           --           --       --        (2,548,930)   --          --       (2,548,930)
                      ---------   -----------   --------   ------   ------------   ------   ----------   ----------
BALANCE, December
31, 1994............     9,302      2,726,254    185,893   (3,120)    (3,069,744)   --          --         (324,761)
Issuance of Common
 Stock (Note 7c)....       506           (506)     --       --           --         --          --           --
Issuance of Series C
 Convertible
 Preferred Stock
 (Notes 8 and 14)...     --         1,498,000      --       --           --         --          --        1,500,000
Issuance of common
 stock in private
placement...........       798        624,261      --       --           --         --          --          625,059
Redemption of common
 stock
subscriptions.......     --           --        (185,893)  3,120         --         --          --            3,120
Exercise of stock
options.............     8,853         10,864      --       --           --         --          --           19,717
Common stock issued
 for acquisitions...     6,498      1,629,314      --       --           --         --          --        1,635,812
Issuance of Series D
 Convertible
 Preferred Stock
 (Notes 8 and 14)...     --         4,991,036      --       --           --         --          --        4,997,700
Purchase of treasury
stock...............     --           --           --       --           --        8,937       (75,000)     (75,000)
Net loss............     --           --           --       --        (5,706,607)   --          --       (5,706,607)
                      ---------   -----------   --------   ------   ------------   ------   ----------   ----------
BALANCE, December
31, 1995............    25,957     11,479,223      --       --        (8,776,351)  8,937       (75,000)   2,675,040
Net loss
(unaudited).........     --           --           --       --        (1,856,841)   --          --       (1,856,841)
Common stock issued
 for acquisition....        89         44,911      --       --           --         --          --           45,000
Exercise of stock
options.............         1            149      --       --           --         --          --              150
Conversion of Series
 A, B, C and D
 Convertible
 Preferred Stock to
 Common Stock (Notes
 8 and 14)..........    18,956          2,255      --       --           --         --          --           --
                      ---------   -----------   --------   ------   ------------   ------   ----------   ----------
BALANCE, June 30,
 1996 (unaudited)...   $45,003    $11,526,538      --      $--      $(10,633,192)  8,937    $  (75,000)  $  863,349
                      ---------   -----------   --------   ------   ------------   ------   ----------   ----------
                      ---------   -----------   --------   ------   ------------   ------   ----------   ----------

 The accompanying notes are an integral part of these consolidated statements.

                  ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
                      (FORMERLY MED-E-SYSTEMS CORPORATION)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                       FOR THE PERIOD             FOR THE YEARS               FOR THE SIX MONTHS
                                       FROM INCEPTION           ENDED DECEMBER 31,              ENDED JUNE 30,
                                    (AUGUST 27, 1993) TO    --------------------------    --------------------------
                                     DECEMBER 31, 1993         1994           1995           1995           1996
                                    --------------------    -----------    -----------    -----------    -----------
                                                                                          (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
Net loss.........................        $ (520,814)        $(2,548,930)   $(5,706,607)   $(2,048,665)   $(1,856,841)
Adjustments to reconcile net loss
 to net cash used in operating
 activities-
 Depreciation and amortization...             1,552             146,681        456,819        167,940        422,746
 Changes in operating assets and
   liabilities-
   Accounts receivable...........         --                    --          (1,020,558)       --          (2,282,025)
   Note receivable...............         --                    --            (125,000)       --             110,000
   Prepaids and deferred
registration costs...............         --                     (7,134)      (271,171)       (49,176)       (57,653)
   Other assets..................         --                   (125,711)       (33,401)       --             (14,831)
   Accounts payable..............           118,413             200,713        993,445        305,288       (341,240)
   Accrued expenses..............            43,872              82,973        280,396          9,904        444,554
   Due to affiliate..............           105,116             270,709       (375,825)       --              50,500
   Deferred revenue..............           175,000            (175,000)     1,500,000        --            (550,000)
                                            -------         -----------    -----------    -----------    -----------
    Net cash used in operating
activities.......................           (76,861)         (2,155,699)    (4,301,902)    (1,614,709)    (4,074,790)
                                            -------         -----------    -----------    -----------    -----------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
Issuance of note receivable from
affiliate........................         --                    --            (500,000)       --             --
Proceeds from repayment of note
 receivable from affiliate.......         --                    --             500,000        --             --
Net purchase price of
acquisitions.....................         --                    --            (150,000)       --             --
Purchases of property and
equipment, net...................           (21,088)           (505,997)      (881,531)       (75,799)      (249,056)
                                            -------         -----------    -----------    -----------    -----------
    Net cash used in investing
activities.......................           (21,088)           (505,997)    (1,031,531)       (75,799)      (249,056)
                                            -------         -----------    -----------    -----------    -----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
(Repayment of) proceeds from
 loans payable related to
acquisitions.....................         --                     50,000        (50,000)       --             (94,500)
Net proceeds from sale and
 issuance of common stock........             8,045             639,655        628,179        --             --
Net proceeds from exercise of
stock options....................         --                    --              19,717        --                 150
Net proceeds from promissory
notes............................         --                    --             --             --           4,000,000
Purchase of treasury stock.......         --                    --             (75,000)       --             --
Net proceeds from issuance of
 Series A Convertible Preferred
Stock............................            97,180             --             --             --             --
Net proceeds from issuance of
 Series B Convertible Preferred
Stock............................         --                  2,000,103        --             --             --
Net proceeds from issuance of
 Series C Convertible Preferred
Stock............................         --                    --           1,500,000      1,815,362        --
Net proceeds from issuance of
 Series D Convertible Preferred
Stock............................         --                    --           4,997,700        --             --
Repayment of capital lease
obligations......................         --                    (28,435)      (229,639)      (100,552)      (209,368)
                                            -------         -----------    -----------    -----------    -----------
    Net cash provided by
      financing activities.......           105,225           2,661,323      6,790,957      1,714,810      3,696,282
                                            -------         -----------    -----------    -----------    -----------
    Net change in cash...........             7,276                (373)     1,457,524         24,302       (627,564)
CASH, beginning of period........         --                      7,276          6,903          6,903      1,464,427
                                            -------         -----------    -----------    -----------    -----------
CASH, end of period..............        $    7,276         $     6,903    $ 1,464,427    $    31,205    $   836,863
                                            -------         -----------    -----------    -----------    -----------
                                            -------         -----------    -----------    -----------    -----------
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
Cash paid during the period for:
Interest.........................        $--                $     3,267    $    21,497    $     4,557    $    46,440
                                            -------         -----------    -----------    -----------    -----------
                                            -------         -----------    -----------    -----------    -----------
Income taxes.....................        $--                $     3,189    $    14,854    $   --         $       573
                                            -------         -----------    -----------    -----------    -----------
                                            -------         -----------    -----------    -----------    -----------
SUPPLEMENTAL DISCLOSURE OF
 NONCASH INVESTING ACTIVITIES:
Capital lease obligations
incurred.........................        $--                $   394,481    $   280,652    $   152,177    $   195,815
                                            -------         -----------    -----------    -----------    -----------
                                            -------         -----------    -----------    -----------    -----------
Fair market value of common stock
 issued for acquisitions.........        $--                $   --         $ 1,635,812    $   --         $    45,000
                                            -------         -----------    -----------    -----------    -----------
                                            -------         -----------    -----------    -----------    -----------
Loan payable issued for
acquisition......................        $--                $   --         $   150,000    $   --         $   --
                                            -------         -----------    -----------    -----------    -----------
                                            -------         -----------    -----------    -----------    -----------

 The accompanying notes are an integral part of these consolidated statements.

                  ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
                      (FORMERLY MED-E-SYSTEMS CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1995

1. ORGANIZATION AND BUSINESS

    Advanced Health Corporation and subsidiaries (collectively, the "Company" or "AHC"), provides physician groups and networks with practice and network management services and clinical information systems and services. The Company's wholly-owned subsidiary was incorporated on August 27, 1993 as Med-E-Systems Corporation (formerly Med-E-Mail Corporation), and was engaged at inception to design and develop clinical information systems for physician users. Effective August 1995, Med-E-Systems Corporation became a wholly-owned subsidiary of AHC, an entity incorporated in March 1995, through a stock-for-stock transfer in which preferred and common shareholders of Med-E-Systems Corporation exchanged their interests for the same amounts and classes of preferred and common stock in AHC as those then outstanding in Med-E-Systems Corporation. The Company was subsequently merged with and into Majean, Inc. (Note 3), a Delaware corporation, and the surviving corporation changed its name to Advanced Health Corporation. Concurrent with this transaction, the Company raised approximately $5 million in a private placement of its securities for the principal purposes of funding the ongoing development of the Company's clinical information systems and services and the Company's forward integration into physician practice and network management services. Management of the Company believes that this financing, as well as the bridge financing described in Note 14, will be adequate to fund the Company's operations at least through January 1997.

    The Company operates in a highly-regulated environment in which its sources of revenues are dependent on the Company's ability to successfully negotiate with third parties for its various services. Currently, the Company depends on revenue generated by a limited number of customers, including physician groups and networks which are under long-term contracts.

    For a discussion of risks associated with the Company and its business, see "Risk Factors" in the accompanying initial public offering (Note 14) registration statement of which these consolidated financial statements and notes to consolidated financial statements are a part.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of AHC and its wholly-owned subsidiaries: Advanced Health Management Corporation ("AHM", formerly Advanced Clinical Networks Corporation), Med-E-Systems Corporation ("MES") and Management Service Organization subsidiaries ("MSOs") established to facilitate the provision of management services to physician practice and network clients. These consolidated financial statements include the results of operations of the Company from the inception of MES in August 1993, including other entities formed or acquired from their formation or acquisition, through December 31, 1995. The structure of the Company's wholly or majority-owned MSOs presently provides for the Company to receive activity-based fee income from the MSOs for management services provided, and reimbursement from the MSOs for certain expenses incurred, with the result being that there are no profits in the MSO entity for which a minority interest is required to be calculated. Accordingly, the consolidated financial statements do not reflect any minority interest in the operations of the MSOs. In the event that profits remain in MSO entities in the future, minority interests will be reflected in the Company's consolidated financial statements. Intercompany accounts and transactions have been eliminated in consolidation.

                  ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
                      (FORMERLY MED-E-SYSTEMS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                           DECEMBER 31, 1994 AND 1995

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
REVENUE RECOGNITION

    Operating revenues are generated from three principal sources:

        (a) Physician Practice Revenues: A physician group practice is a single legal entity comprised of multiple physicians. Through its majority or wholly-owned consolidated MSOs, the Company enters into management services agreements with physician group practices, whereby such physician practices outsource their non-medical and administrative functions to the MSO. Activity-based fees are generated by the MSO through the provision of these outsourced services as well as certain additional management, marketing and information services. Fees for such services are either fixed or based on the level of services provided, as negotiated in the Company's various agreements for the provision of services, and are recognized monthly or as these services are rendered, respectively, based on the terms of the related agreements. The Company's contracts with its physician group practices also include pre-determined incentives which are earned and recognized as revenue in the event that the Company is successful in reducing a physician group practice's administrative expenses.

        (b) Physician Network Revenues: A physician network is an aggregation of individual physicians and physician groups formed for the purpose of entering into contracts with third-party payors. A physician network enters into a contract with a third-party payor pursuant to which the physicians comprising the network agree to provide medical services to network enrollees in return for a fixed per enrollee fee. Such contracts are known as "capitated contracts." The physician network then enters into a management services agreement with the Company's majority-owned, consolidated MSO, pursuant to which the aggregate capitated payments are assigned to the MSO. From these capitated payments, the MSO pays a fixed percentage of the capitated premium to fund all administrative and management services required under the contract. After payment of such administrative and management services expenses, the MSO pays the network physicians in return for the physicians' provision of medical services to medical enrollees. Such payments are based on a pre-determined fee schedule established based on actuarial predictions of required medical utilization by the networks' enrollees. In the event that total capitated premiums exceed the sum of the costs of (i) administrative and management services provided and (ii) the physicians' provision of medical services to the network enrollees, such savings are shared between the MSO and the network physicians in differing pre-determined amounts. In the event that total capitated premiums are less than the sum of the abovementioned costs, such costs are accrued and are borne proportionally by the MSO. The Company will recognize in its financial statements only those revenues earned in connection with the provision of management services related to these capitated arrangements.

        In the event that contracts between MSOs and physician practices and networks are terminated, the terms of the related contracts do not require the Company, through the MSOs, to return any previously-earned revenues.

        (c) Information Systems and Services Revenue: The Company's current business strategy for providing integrated physician practice and network management services includes selling its information systems and services as a means of ultimately providing a full range of services. The Company has, in order to generate funds and demonstrate the uses of its systems, licensed certain components of its software to third parties.

                  ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
                      (FORMERLY MED-E-SYSTEMS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                           DECEMBER 31, 1994 AND 1995

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
        The Company recognizes revenue from the sale of its information systems and services (upon installation and acceptance), and from the licensing of its software to third parties (upon delivery). Certain of these third parties provide payment in advance for the development and installation of software, databases and systems. The Company accounts for these advance payments as deferred revenue when received, and recognizes revenue ratably over the period of time during which the software is delivered and services are performed. In December 1991, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 91-1, "Software Revenue Recognition". The Company's revenue recognition policy is in compliance with the provisions of this SOP.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables from physician practice revenues, physician network revenues and information systems and services revenues.

PROPERTY AND EQUIPMENT

    Property and equipment, consisting primarily of electronic data processing equipment, are stated at cost and depreciated on a straight-line basis over the useful lives of the assets (3 to 5 years). Equipment held under capital leases is amortized utilizing the straight-line method over the lesser of the term of the lease or the estimated useful life of the asset.

INTANGIBLE ASSETS

    The Company is in the process of allocating the excess of purchase price over tangible net assets acquired in the acquisitions described in Note 3 to specific categories of intangible assets. The total of such excess purchase price is included in intangible assets and is presently being amortized over periods of 15 to 20 years.

    These amortization periods are evaluated by management on a continuing basis, and will be adjusted if the lives of the related intangible assets (expected to be principally goodwill and management contracts) are impaired.

COMPUTER SOFTWARE COSTS

    The Company develops computer software which is marketed to third parties. The Company capitalizes such costs in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". Amortization of such costs is provided using the straight-line method over the estimated economic life of the products, which is generally five years.

    The Company has $125,711, $100,569 and $87,998 of unamortized capitalized computer software costs included in other assets in the accompanying consolidated balance sheets as of December 31, 1994, December 31, 1995 and June 30, 1996 (unaudited), respectively.

                  ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
                      (FORMERLY MED-E-SYSTEMS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                           DECEMBER 31, 1994 AND 1995

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
    Computer software amortization expense aggregated $0, $0 and $25,142, respectively, for the period ended December 31, 1993 and for the years ended December 31, 1994 and 1995, and $12,571 in each of the six month periods ended June 30, 1995 and 1996 (unaudited).

RESEARCH AND DEVELOPMENT

    Research and development costs are expensed as incurred by the Company.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INCOME TAXES

    At inception, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires recognition of deferred tax liabilities and assets for the estimated future tax effects of events that have been recognized in the financial statements or income tax returns. Under this method, deferred tax liabilities and assets are determined based on (1) differences between the financial accounting and income tax bases of assets and liabilities, and (2) carry-forwards, using enacted tax rates in effect for the years in which the differences and carry-forwards are expected to reverse and be utilized, respectively (Note 11).

NET LOSS PER COMMON SHARE

    Net loss per common share was computed by dividing net loss by the weighted average number of common shares and common share equivalents outstanding during the respective years, which includes, for all periods, (i) the effect of the conversion of common stock equivalent Class A, B, C and D Convertible Preferred Stock to common stock, (ii) the retroactive effect of the reverse stock split, both described in Note 14, which will occur concurrent with the consummation of the Company's initial public offering and (iii) the impact of the issuance, in the year prior to the Company's pending initial public offering (Note 14), of 504,477 warrants and options for all periods presented. Fully diluted net loss per common share has not been presented since the inclusion of the impact of stock options and warrants outstanding (Notes 3, 8, 10 and 14) would be antidilutive.

RECENTLY ISSUED ACCOUNTING STANDARDS

    During March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable

                  ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
                      (FORMERLY MED-E-SYSTEMS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                           DECEMBER 31, 1994 AND 1995

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) intangibles to be disposed of. This statement is effective for financial statements for fiscal years beginning after December 15, 1995, although earlier application is encouraged. It is the Company's policy to account for these assets at the lower of amortized cost or fair value. As part of an ongoing review of the valuation and amortization of such assets, management assesses the carrying value of such assets on a continuing basis. If this review indicates that the assets will not be recoverable as determined by a nondiscounted cash flow analysis over the remaining amortization period, the carrying value of these assets would be reduced to their estimated fair market values. The Company does not expect the impact of the adoption of this pronouncement to be material.

    During October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock Based Compensation." This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 encourages entities to adopt a fair value based method of accounting for stock compensation plans. However, SFAS No. 123 also permits the Company to continue to measure compensation costs under pre-existing accounting pronouncements. If the fair value based method of accounting is not adopted, SFAS No. 123 requires pro forma disclosures of net income (loss) and net income (loss) per common share in the notes to consolidated financial statements. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995, though they may be adopted on issuance. The disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 15, 1995, or for an earlier fiscal year for which SFAS No. 123 is initially adopted for recognizing compensation cost. The Company has not yet quantified the expected impact of the adoption of this pronouncement.

3. ACQUISITION OF BUSINESSES

ACQUISITIONS

    The transaction with Majean, Inc. described in Note 1 was accounted for as a purchase through the issuance of 543,564 shares of the Company's stock to the shareholders of Majean, Inc., who were not previously affiliated with the Company, for an aggregate purchase price of $1,368,471. Additionally, options to purchase 283,010 shares of common stock at $.0112 per share were issued as part of this transaction. These options are only exercisable, as contingent consideration, upon the achievement of certain capitalization levels related to regulatory requirements. The entire purchase price of this acquisition has been allocated to intangible assets in the accompanying consolidated balance sheet, as will any contingent consideration which arises due to the option described above, based on a twenty-year contract with a MSO, which was contributed to Majean, Inc. by its shareholders upon its formation immediately prior to the transaction. Accordingly, this intangible asset is being amortized over a period of twenty years.

    Pursuant to an asset purchase agreement with Peltz Ventimiglia, Inc. ("Peltz") dated August 28, 1995, AHC acquired certain assets and assumed certain liabilities of Peltz for 75,996 shares of common stock for an aggregate purchase price of $191,327. Additionally, the former owners of Peltz received warrants to purchase 113,995 shares of the Company's common stock at $4.38 per share, which management believes to be in excess of the fair market value of such shares at the date of grant. These

                  ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
                      (FORMERLY MED-E-SYSTEMS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                           DECEMBER 31, 1994 AND 1995

3. ACQUISITION OF BUSINESSES--(CONTINUED) warrants are only exercisable, as contingent consideration, based on the achievement of targeted operating performance.

    Pursuant to a purchase agreement with U.S. Health Connections, Inc. ("Health Connections") dated September 1, 1995, the Company acquired, through its subsidiary AHM, all of the outstanding stock of Health Connections for $150,000 in cash, a note for $150,000 due in two installments within one year of the acquisition and 30,193 shares of common stock, for an aggregate purchase price of $376,014. Furthermore, the Health Connections purchase agreement calls for the issuance of an additional 56,611 shares of common stock, as contingent consideration, based on the achievement of targeted operating performance by this entity.

    The Company will record the effect of the contingent consideration related to these acquisitions based upon the provisions of Emerging Issues Task Force Issue 95-8, "Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Company in a Purchase Business Combination", which sets forth the criteria for determining the allocation of contingent consideration as either additional purchase price or compensation expense. These criteria provide for the recognition of contingent consideration, as opposed to compensation expense, upon the exercisability, if any, of such options and warrants where relevant facts and circumstances, such as continued employment of the sellers, components of the selling shareholder group, reasons for contingent payments and other agreements and issues, indicate that such accounting is warranted. Management of the Company believes that the terms of the acquisitions described above meet the criteria for recognition of contingent consideration.

    These acquisitions described above were valued based on management's estimate of the fair value of common stock at the date of acquisition, which was determined by the Company's management by comparisons to (i) arms-length transactions with unrelated third-parties for the same or similar securities and
(ii) an independent third-party appraisal. Costs in excess of net assets acquired were recorded as intangible assets as follows:

                                                                            PELTZ             U.S. HEALTH
                                                      MAJEAN, INC.    VENTIMIGLIA, INC.    CONNECTIONS, INC.
                                                      ------------    -----------------    -----------------
Accounts receivable................................    $        --        $  41,555            $  40,775
Intangible assets..................................      1,368,471          183,551              365,239
Current liabilities................................             --          (33,779)             (30,000)
                                                      ------------    -----------------    -----------------
    Total purchase price...........................    $ 1,368,471        $ 191,327            $ 376,014
                                                      ------------    -----------------    -----------------
                                                      ------------    -----------------    -----------------

PRO FORMA RESULTS OF OPERATIONS

    Summarized below are the unaudited pro forma results of operations of the Company as though these acquisitions had occurred at the beginning of 1994. This pro forma information does not give effect to any operations of Majean, Inc., which had no operations prior to the merger transaction with

                  ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
                      (FORMERLY MED-E-SYSTEMS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                           DECEMBER 31, 1994 AND 1995

3. ACQUISITION OF BUSINESSES--(CONTINUED) the Company. Adjustments have been made for pro forma income taxes and amortization of intangible assets related to these transactions.

                                                FOR THE YEARS ENDED DECEMBER
                                                             31,
                                                -----------------------------
                                                   1994              1995
                                                -----------       -----------
Pro Forma:
  Revenues...................................   $ 1,228,409       $ 1,619,621
  Net loss...................................    (2,467,198)       (5,742,954)
  Net loss per share.........................   $     (1.18)      $     (1.66)

    These pro forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the acquisitions been made at the beginning of 1994, or of results which may occur in the future.

4. RELATED PARTY TRANSACTIONS

    The Company shares office space and administrative services with Physicians' Online, Inc. ("POL"), a healthcare information services company which is partly owned by several of the Company's shareholders, including certain officers and directors.

    During the year ended December 31, 1994, the Company earned $175,000 of revenue from POL for information systems and services. During the period ended December 31, 1993 and the years ended December 31, 1994 and 1995, POL also incurred expenses totaling $105,116, $135,825 and $180,631, respectively, and $117,362 and $50,500, respectively, for the six months ended June 30, 1995 and 1996 (unaudited), on behalf of the Company for which the Company has reimbursed POL. The amount due POL, as well as a loan from POL in the amount of $300,000, which has been repaid, is reflected as due to affiliate in the accompanying consolidated balance sheet at December 31, 1994. In addition, during 1995, POL borrowed $500,000 from the Company. POL repaid this amount in full prior to December 31, 1995.

    Revenues from MSOs, which are also related parties, are separately set forth in the accompanying consolidated financial statements.

    Management of the Company believes that these related party transactions were effected on terms which approximate fair market value.

                  ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
                      (FORMERLY MED-E-SYSTEMS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                           DECEMBER 31, 1994 AND 1995

5. PROPERTY AND EQUIPMENT

    Property and equipment is comprised of the following:

                                                                 DECEMBER 31,           JUNE 30,
                                                            ----------------------        1996
                                                              1994         1995       (UNAUDITED)
                                                            --------    ----------    ------------
Computer equipment and software..........................   $486,155    $1,152,077     $ 1,378,407
Equipment under capital leases...........................    394,481       681,988         877,803
Leasehold improvements...................................     37,930        60,236          27,049
Furniture and fixtures...................................      3,000       189,448         245,361
                                                            --------    ----------    ------------
                                                             921,566     2,083,749       2,528,620
Less: Accumulated depreciation and amortization..........    148,233       544,851         913,673
                                                            --------    ----------    ------------
Property and equipment, net..............................   $773,333    $1,538,898     $ 1,614,947
                                                            --------    ----------    ------------
                                                            --------    ----------    ------------

    Depreciation and amortization aggregated $1,552, $146,681 and $396,618, respectively, for the period ended December 31, 1993 and for the years ended December 31, 1994 and 1995, and $167,940 and $368,822, respectively, for the six months ended June 30, 1995 and 1996 (unaudited).

                  ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
                      (FORMERLY MED-E-SYSTEMS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                           DECEMBER 31, 1994 AND 1995

6. INTANGIBLE ASSETS

    Intangible assets consist of the following:

                                                                                       JUNE 30,
                                                                      DECEMBER 31,       1996
                                                                          1995        (UNAUDITED)
                                                                      ------------    -----------
Excess of purchase price over net assets acquired..................    $1,917,261     $ 2,007,261
Less: Accumulated amortization.....................................        41,650          95,574
                                                                      ------------    -----------
    Intangible assets, net.........................................    $1,875,611     $ 1,911,687
                                                                      ------------    -----------
                                                                      ------------    -----------

    Amortization aggregated $41,650 for the year ended December 31, 1995 and $53,924 for the six months ended June 30, 1996 (unaudited). There were no intangible assets or related amortization prior to 1995.

7. COMMON STOCK

    In connection with the formation of the Company, the Company entered into two common stock agreements as follows:

        (a) On August 30, 1993, the Company entered into agreements for the subscription of 185,893 shares of common stock for $3,120.

        (b) On December 27, 1993, the Company sold 718,984 shares of common stock for $8,045 pursuant to a private placement agreement dated November 8, 1993. The shares were offered only to the holders of POL stock on a one-for-one basis pro rata to their shareholdings in POL as of the close of business on August 30, 1993. In accordance with this agreement, the holders of these shares have the right, on two occasions, to participate on a "piggy-back" basis in a registration by the Company under the Securities Act of 1933, as amended, subject to certain restrictions, for a period ending on December 27, 1998, and commencing twelve months from the closing of an initial public offering of the securities of the Company.

        (c) In November 1994, the Company sold 75,960 shares of common stock pursuant to a private placement agreement dated August 22, 1994 for an aggregate of $639,655. Of these shares sold, all of which were paid for in 1994, 25,319 were issued prior to December 31, 1994 and 50,641 were issued in January 1995. In accordance with this agreement, the holders of these shares have the right, on two occasions, to participate on a "piggy-back" basis in a registration by the Company under the Securities Act of 1933, as amended, subject to certain restrictions, for a period ending on October 31, 1999, and commencing twelve months from the closing of an initial public offering of the securities of the Company.

        (d) In 1995, the Company sold 79,780 shares of common stock pursuant to a private placement agreement dated April 21, 1995 for an aggregate of $625,059. In accordance with this agreement, the holders of these shares have the right, on two occasions, to participate on a "piggy-back" basis in a registration by the Company under the Securities Act of 1933, as amended, subject to certain restrictions, for a period ending on September 30, 2000, and commencing twelve months from the closing of an initial public offering of the securities of the Company.

8. CONVERTIBLE PREFERRED STOCK

    During 1993, the Company's shareholders authorized 2,000,000 shares of Preferred Stock with a par value of $.01 per share, of which 971,800 shares were designated Series A Convertible Preferred Stock. On August 31, 1993, the Company sold 971,800 shares of Series A Convertible Preferred Stock

                  ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
                      (FORMERLY MED-E-SYSTEMS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                           DECEMBER 31, 1994 AND 1995

8. CONVERTIBLE PREFERRED STOCK--(CONTINUED) for $97,180. In March 1994, the Company authorized and sold 282,900 shares of Series B Convertible Preferred Stock for $2,000,103 pursuant to a Private Placement Agreement. In January 1995, the Company authorized and sold 200,000 shares of Series C Convertible Preferred Stock for $1,500,000 pursuant to a Private Placement Agreement. In August 1995, the Company authorized and sold 666,360 shares of Series D Convertible Preferred Stock for $4,997,700 pursuant to a Private Placement Agreement. All of the above shares are not redeemable.

    Each individual share of Series A, B, C and D Convertible Preferred Stock was convertible into 1.5 common shares (see Note 14) at the holder's option, subject to adjustment for antidilution. The holders of Series A, B, C and D Convertible Preferred Stock were entitled to receive dividends as and if declared by the Board of Directors. In the event of liquidation, dissolution or winding up of the Company, the holders of Series A, B, C and D Convertible Preferred Stock were entitled to receive all accrued dividends, if applicable, plus the liquidation price per share of $.07, $4.71, $5.00 and $5.00, respectively.

    As described in Note 14, all information contained in the accompanying consolidated financial statements has been retroactively restated to give effect to the reverse stock split, and the information contained in the accompanying consolidated balance sheet as of June 30, 1996 (unaudited) has been retroactively restated to give effect to the conversion of Class A, B, C and D Convertible Preferred Stock to common stock, both of which transactions will be effected concurrently with the consummation of the pending initial public offering. Accordingly, the sale of common stock equivalent Series A, B, C and D Convertible Preferred Stock is reflected as the sale of 868,512, 252,831, 178,743 and 595,535 shares of common stock, respectively, in the accompanying consolidated statements of operations for the purpose of computing net loss per share and in the accompanying consolidated balance sheet as of June 30, 1996 (unaudited).

    Subject to certain provisions, prior to the conversion to common stock, registration rights, as defined in the agreement, were to be exercisable after the earlier of (1) August 23, 1999, or (2) the effective date of the first registration statement for a public offering of securities of the Company. Holders of Series B, C and D Convertible Preferred Stock have voting rights. Furthermore, holders of Series D Convertible Preferred Stock have the right to purchase 446,858 shares of common stock at $8.39 per share.

9. STOCK SPLITS

    In January 1995, the Company authorized a 100 for 1 stock split on its Series A and B Preferred Stock and a 100 for 1 stock split on the common stock sold in 1993 (Note 7 a). In April 1996, the Company effected a 1.5 for 1 stock split on its common stock in the form of a stock dividend. All information in the accompanying consolidated financial statements and footnotes has been retroactively restated to give effect to these stock splits.

10. STOCK OPTIONS AND WARRANTS

STOCK OPTIONS

    During 1994, the Company issued options to employees to purchase 970,860 shares of common stock at prices ranging from $.0112 to $2.52 per share. During 1995, the Company issued options to employees to purchase 851,380 shares of common stock at prices ranging from $2.52 to $3.52 per share. During the six months ended June 30, 1996, the Company issued options to employees, directors and

                  ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
                      (FORMERLY MED-E-SYSTEMS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                           DECEMBER 31, 1994 AND 1995

10. STOCK OPTIONS AND WARRANTS--(CONTINUED) advisors to purchase 105,244 shares of common stock at $5.04 per share. In the opinion of management, these option prices represented the fair market value of such shares at the dates of grant.

    Transactions involving the Stock Option Plan for the years ended December 31, 1994 and 1995 and for the six months ended June 30, 1996 are summarized as follows:

                                                                                      SIX MONTHS
                                                           FOR THE YEARS ENDED           ENDED
                                                              DECEMBER 31,             JUNE 30,
                                                       ---------------------------       1996
                                                           1994           1995        (UNAUDITED)
                                                       ------------    -----------    -----------
Outstanding at beginning of period..................        --             970,860        888,924
  Granted...........................................        970,860        851,380        105,244
  Exercised.........................................        --            (885,279)           (60)
  Canceled..........................................        --             (48,037)       (17,427)
                                                       ------------    -----------    -----------
Outstanding at end of period........................        970,860        888,924        976,681
                                                       ------------    -----------    -----------
                                                       ------------    -----------    -----------
Range of exercise prices............................   $.0112-$2.52    $2.52-$3.52    $2.52-$5.04
                                                       ------------    -----------    -----------
                                                       ------------    -----------    -----------

STOCK WARRANTS

    In October 1995, the Company issued warrants to a financial advisor to purchase 17,874 shares of common stock at $3.52 per share. In the opinion of management, the exercise price of $3.52 per share represents the fair value of such shares at the date the warrants were issued. Accordingly, management has determined that the intrinsic value of these warrants is not material to the Company's consolidated financial statements.

11. INCOME TAXES

    There is no provision for income taxes in the accompanying consolidated financial statements because the Company has incurred net operating losses from inception. As of December 31, 1995, the Company had net operating loss carry forwards ("NOLs") available to offset future book and taxable income of approximately $8.7 million and $6.2 million, respectively, which expire through 2010. The difference between the book and tax NOLs relates principally to the differences between book and tax accounting related to start-up costs, depreciation of fixed assets, amortization of intangible assets and recognition of deferred revenue. The future book income tax benefits of $1.3 million and $3.5 million as of December 31, 1994 and December 31, 1995, respectively, have been fully reserved due to the fact that it is more likely than not that these tax benefits will not be recognized in the future.

12. CAPITAL LEASE OBLIGATIONS

    The Company is the lessee of certain equipment under capital leases expiring through 1998. The assets and liabilities are recorded at the lower of the present value of minimum lease payments or the fair market value of the asset. The interest rates on the capital leases vary from 2.63% to 17.00%.

                  ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
                      (FORMERLY MED-E-SYSTEMS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                           DECEMBER 31, 1994 AND 1995

12. CAPITAL LEASE OBLIGATIONS--(CONTINUED)
    Future minimum payments under these lease agreements are as follows:

YEAR ENDING
DECEMBER 31,
------------
1996............................................................   $277,842
1997............................................................    126,767
1998 and thereafter.............................................     39,994
                                                                   --------
Total minimum lease payments....................................    444,603
Less: Amount representing interest..............................     27,544
                                                                   --------
Present value of net minimum lease payments.....................   $417,059
                                                                   --------
                                                                   --------

13. COMMITMENTS

    The Company leases certain office space for its operations. Leases for this space expire through 2002 and call for annual rent with immaterial escalations through the end of the leases.

    The Company has also entered into several operating leases for office equipment.

    Future minimum payments for operating leases at December 31, 1995 are as follows:

YEAR ENDING
DECEMBER 31,
------------
1996...........................................................   $  247,447
1997...........................................................      673,317
1998...........................................................      784,772
1999...........................................................      781,844
2000 and thereafter............................................    1,539,750

    Rent expense for the period ended December 31, 1993 and for the years ended December 31, 1994 and 1995 was $20,000, $69,774 and $125,881, respectively, and
$60,750 and $180,973 for the six months ended June 30, 1995 and 1996
(unaudited).

14. SUBSEQUENT EVENTS

ACQUISITION

    On April 1, 1996, the Company acquired certain assets and assumed certain liabilities of a network development company in exchange for 8,937 shares of the Company's common stock and $45,000, to be paid in two installments of $22,500 on the closing date and the first anniversary thereof, for an aggregate purchase price of approximately $90,000, all of which is included in intangible assets (Note 6) in the accompanying unaudited balance sheet as of June 30, 1996. The pro forma effects of this transaction have not been presented, as the results are immaterial to the Company's consolidated financial statements taken as a whole.

FORMATION OF MSOS

    In July 1996, the Company obtained a 51% interest in Cardiology First Management Company ("CFMC"), a newly formed MSO. The Company acquired this interest as part of the formation of CFMC and concurrent with the signing of a long-term management services agreement between CFMC and Cardiology First of New Jersey, P.A., which is a network of cardiologists based in the State of New Jersey.

                  ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
                      (FORMERLY MED-E-SYSTEMS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                           DECEMBER 31, 1994 AND 1995

14. SUBSEQUENT EVENTS--(CONTINUED)
    In July 1996, the Company obtained a 51% interest in Diamond Physician Management, Inc. ("Diamond"), a newly formed MSO. The Company acquired this interest as part of the formation of Diamond and concurrent with the signing of a long-term management services agreement between Diamond and Long Island Interventional Cardiology, which is a private cardiovascular physician practice based in Long Island, New York.

    In forming these MSOs, the Company conveyed 49% interests to the physician practice or network in exchange for the execution of the long-term management services agreements described above. The Company will record the fair value of this arrangement, which is, in the opinion of management, more readily determinable than the 49% MSO interest conveyed. These intangible assets, which the Company does not expect to be material, will be amortized over the life of the related contracts.

    The stockholders agreements for these MSOs, among other things, (i) restrict the transfer of MSO equity, (ii) provide the terms upon which the MSO can, at the Company's option, be merged with and into a wholly-owned subsidiary of the Company in a transaction in which the physician practice or network will receive stock of the Company in exchange for shares in the MSO, and (iii) grant to the physician practice or network the right to put its equity share in the MSO to the Company within one year of the Company's satisfaction of certain specified targets if the Company has not called its right to acquire those interests within that period. The agreements provide that these call transactions will be paid in the Company's common stock, and put transactions will be paid in cash, and that either transaction, if effected, would be based on an agreed-upon amount at the time of the transaction. The Company will, in the event that these transactions take place, account for such transactions as purchases at the agreed-upon fair market value of the MSO interest being purchased.

INITIAL PUBLIC OFFERING

    The Company is pursuing an initial public offering of its securities. The proposed offering presently contemplates the sale of 2,000,000 shares of common stock at $12 per share. The Company plans to use a portion of the proceeds of the proposed offering to repay the Bridge Financing described below, of which $4,000,000 was outstanding at June 30, 1996. The supplementary net loss per share for the six months ended June 30, 1996 (unaudited), which follows, gives supplemental effect to the issuance of 333,333 shares of common stock for the entire period during which the related Bridge Financing was outstanding, which is the number of shares to be issued in the proposed initial public offering, the proceeds of which would be used to repay the $4,000,000 outstanding at June 30, 1996, as well as to the effect of the reduction of related interest expense in that period. These shares are presumed outstanding for supplementary purposes only, and were neither issued nor outstanding for any purpose during the six months ended June 30, 1996.

                                                                             FOR THE SIX MONTHS
                                                                             ENDED JUNE 30, 1996
                                                                                 (UNAUDITED)
                                                                             -------------------
Supplementary net loss per share..........................................        $   (0.35)
                                                                                 ----------
                                                                                 ----------
Supplementary weighted average common shares outstanding..................        5,217,654
                                                                                 ----------
                                                                                 ----------

CONVERSION OF CONVERTIBLE PREFERRED STOCK

    Pursuant to the terms of the Series A, B, C and D Convertible Preferred Stock (Note 8), these securities will be converted, on a 1.5 to 1 share basis, to common stock concurrent with the consummation of the pending public offering described above. The accompanying unaudited consolidated financial

                  ADVANCED HEALTH CORPORATION AND SUBSIDIARIES
                      (FORMERLY MED-E-SYSTEMS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                           DECEMBER 31, 1994 AND 1995

14. SUBSEQUENT EVENTS--(CONTINUED)
statements as of June 30, 1996 and for the period then ended give effect to the conversion of the Series A, B, C and D Convertible Preferred Stock as if it had occurred as of that date.

REVERSE STOCK SPLIT AND RECAPITALIZATION

    In connection with the pending initial public offering described above, the Company will effect a recapitalization whereby the presently outstanding common stock (including converted Series A, B, C and D Convertible Preferred Stock) will be converted to shares of common stock on a .59581 to 1 share basis. After this reverse split is effected, the Company will have 5,000,000 shares of preferred stock authorized and 15,000,000 shares of common stock authorized. All information contained in the accompanying financial statements and footnotes has been retroactively restated to give effect to this transaction.

BRIDGE FINANCING

    On February 28, 1996, the Company entered into an agreement to issue three 8% promissory notes to an investor for an aggregate amount of $3,000,000. The Company issued one promissory note and received $1,500,000 upon the closing, issued a second promissory note and received $750,000 at the second closing date, April 26, 1996, and issued a third promissory note and recieved the remaining $750,000 on the third closing date, June 28, 1996. Each note is due on the earlier of the initial public offering of the Company's securities or one year from the respective closing dates. Interest is due quarterly on each of the notes.

    In addition, the investor received warrants to purchase 16,757 shares of common stock of the Company at $16.78 per share which expire on June 28, 2001. The exercise price of $16.78 per share is, in the opinion of management, greater than the fair market value of such shares at the date the warrants were issued. The investor also received 8,937 contingent warrants to purchase the Company's stock at $8.39 per share. These contingent warrants may be exercised during the period of January 1, 1997 through June 28, 2001 if payment has not been made on the notes by the agreed upon payment dates described above or if an initial public offering is not consummated prior to January 1, 1997; however, if payments on the notes are made by the specified dates, these contingent warrants will be canceled.

    The Company has entered into an agreement with the owners of the Company's Series D Convertible Preferred Stock and related warrants (Note 8) for additional bridge financing in the amount of approximately $2,000,000. This financing is unsecured, bears interest at 9% and expires on the earlier of the consummation of an initial public offering or July 31, 1997. On June 19, 1996, the Company issued three promissory notes in the aggregate principal amount of $1 million and on August 13, 1996, the Company issued three additional promissory notes in the aggregate principal amount of $1 million under this agreement.

15. UNAUDITED INTERIM CONSOLIDATED FINANCIAL INFORMATION

    The unaudited consolidated financial information for the six months ended June 30, 1995 and 1996 has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of the Company, these unaudited consolidated financial statements reflect all adjustments necessary, consisting of normal recurring adjustments, for a fair presentation of such data on a basis consistent with that of the audited data presented herein. The consolidated results of operations for interim periods are not necessarily indicative of the results to be expected for a full year.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Advanced Health Corporation:

    We have audited the accompanying balance sheets of Peltz Ventimiglia, Inc. (a New York corporation) as of December 31, 1994 and August 31, 1995, and the related statements of operations, shareholders' equity and cash flows for the years ended December 31, 1993 and 1994 and for the eight months ended August 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Peltz Ventimiglia, Inc. as of December 31, 1994 and August 31, 1995, and the results of its operations and its cash flows for the years ended December 31, 1993 and 1994 and for the eight months ended August 31, 1995 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

New York, New York
June 4, 1996

                            PELTZ VENTIMIGLIA, INC.
                                 BALANCE SHEETS

                                                                        DECEMBER 31,    AUGUST 31,
                                                                            1994           1995
                                                                        ------------    ----------
    ASSETS
CURRENT ASSETS:
  Cash...............................................................     $  3,179       $  4,344
  Accounts receivable................................................       45,173         41,552
                                                                        ------------    ----------
      Total current assets...........................................       48,352         45,896
OTHER ASSETS.........................................................        7,108          7,817
                                                                        ------------    ----------
      Total assets...................................................     $ 55,460       $ 53,713
                                                                        ------------    ----------
                                                                        ------------    ----------
    LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable...................................................     $ 17,297       $ 30,394
  Accrued expenses...................................................        7,337          3,385
                                                                        ------------    ----------
      Total liabilities..............................................       24,634         33,779
                                                                        ------------    ----------
SHAREHOLDERS' EQUITY:
  Common stock, $.001 par value; 1,000 shares authorized; 1,000
    shares issued and outstanding, respectively......................            1              1
  Additional paid-in capital.........................................        3,085          3,085
  Retained earnings..................................................       27,740         16,848
                                                                        ------------    ----------
      Total shareholders' equity.....................................       30,826         19,934
                                                                        ------------    ----------
      Total liabilities and shareholders' equity.....................     $ 55,460       $ 53,713
                                                                        ------------    ----------
                                                                        ------------    ----------

      The accompanying notes are an integral part of these balance sheets.

                            PELTZ VENTIMIGLIA, INC.

                            STATEMENTS OF OPERATIONS

                                                                                       FOR THE
                                                             FOR THE YEARS ENDED     EIGHT MONTHS
                                                                 DECEMBER 31,           ENDED
                                                             --------------------     AUGUST 31,
                                                               1993        1994          1995
                                                             --------    --------    ------------
REVENUE...................................................   $377,032    $499,543      $351,066
OPERATING EXPENSES........................................    182,205     408,925       363,047
                                                             --------    --------    ------------
(LOSS) INCOME BEFORE (BENEFIT) PROVISION FOR STATE AND
LOCAL INCOME TAXES........................................    194,827      90,618       (11,981)
(BENEFIT) PROVISION FOR STATE AND LOCAL INCOME TAXES......     17,712       8,238        (1,089)
                                                             --------    --------    ------------
      Net (loss) income...................................   $177,115    $ 82,380      $(10,892)
                                                             --------    --------    ------------
                                                             --------    --------    ------------

        The accompanying notes are an integral part of these statements.

                            PELTZ VENTIMIGLIA, INC.

                       STATEMENT OF SHAREHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994
                 AND FOR THE EIGHT MONTHS ENDED AUGUST 31, 1995

                                                  COMMON STOCK        ADDITIONAL
                                               -------------------     PAID-IN      RETAINED
                                               SHARES    PAR VALUE     CAPITAL      EARNINGS     TOTAL
                                               ------    ---------    ----------    --------    --------
BALANCE, January 1, 1993....................    1,000       $ 1         $3,085      $  3,960    $  7,046
  Distributions to shareholders.............     --        --            --         (164,139)   (164,139)
  Net income................................     --        --            --          177,115     177,115
                                                             --
                                               ------                 ----------    --------    --------
BALANCE, December 31, 1993..................    1,000         1          3,085        16,936      20,022
  Distributions to shareholders.............     --        --            --          (71,576)    (71,576)
  Net income................................     --        --            --           82,380      82,380
                                                             --
                                               ------                 ----------    --------    --------
BALANCE, December 31, 1994..................    1,000         1          3,085        27,740      30,826
  Net (loss)................................     --        --            --          (10,892)    (10,892)
                                                             --
                                               ------                 ----------    --------    --------
BALANCE, August 31, 1995....................    1,000       $ 1         $3,085      $ 16,848    $ 19,934
                                                             --
                                                             --
                                               ------                 ----------    --------    --------
                                               ------                 ----------    --------    --------

        The accompanying notes are an integral part of these statements.

                            PELTZ VENTIMIGLIA, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                       FOR THE
                                                              FOR THE YEARS ENDED    EIGHT MONTHS
                                                                 DECEMBER 31,           ENDED
                                                              -------------------     AUGUST 31,
                                                                1993       1994          1995
                                                              --------    -------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income........................................   $177,115    $82,380      $(10,892)
  Adjustments to reconcile net (loss) income to net cash
    provided by operating activities-
  Changes in operating assets and liabilities-
    Accounts receivable....................................    (34,369)   (10,804)        3,621
    Other assets...........................................      5,171     (7,108)         (709)
    Accounts payable.......................................     24,143     (7,171)       13,097
    Accrued expenses.......................................      --         7,337        (3,952)
                                                              --------    -------    ------------
      Net cash provided by operating activities............    172,060     64,634         1,165
                                                              --------    -------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to shareholders............................   (164,139)   (71,576)       --
                                                              --------    -------    ------------
      Net cash used in financing activities................   (164,139)   (71,576)       --
                                                              --------    -------    ------------
      Net change in cash...................................      7,921     (6,942)        1,165
CASH, beginning of period..................................      2,200     10,121         3,179
                                                              --------    -------    ------------
CASH, end of period........................................   $ 10,121    $ 3,179      $  4,344
                                                              --------    -------    ------------
                                                              --------    -------    ------------

        The accompanying notes are an integral part of these statements.

                            PELTZ VENTIMIGLIA, INC.

                         NOTES TO FINANCIAL STATEMENTS

                     DECEMBER 31, 1994 AND AUGUST 31, 1995

1. ORGANIZATION AND BUSINESS

    Peltz Ventimiglia, Inc. (the "Company") provides physician practice management consulting services for physicians in the Eastern United States.

    On August 28, 1995, the Company entered into a purchase agreement with Advanced Health Management Corporation ("AHM", formerly Advanced Clinical Networks Corporation), a wholly-owned subsidiary of Advanced Health Corporation ("AHC"), whereby the Company sold its net assets to AHM for 75,996 shares of AHC common stock for an aggregate sale price of $191,327.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

    Fees for physician practice management consulting services are recognized as services are rendered.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INCOME TAXES

    The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires recognition of deferred tax liabilities and assets for the estimated future tax effects of events that have been recognized in the financial statements or income tax returns. Under this method, deferred tax liabilities and assets are determined based on (1) differences between the financial accounting and income tax bases of assets and liabilities, and (2) carry-forwards, using enacted tax rates in effect for the years in which the differences and carry-forwards are expected to reverse and be utilized, respectively.

    The Company operates under Subchapter S of the Internal Revenue Code and, consequently, is not subject to Federal and certain state income taxes. The stockholders include their pro rata share of the Company's income in their personal income tax returns. It is the Company's policy to reimburse its stockholders for any tax liability resulting from their inclusion of the Company's income in their respective tax returns.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Advanced Health Corporation:

    We have audited the accompanying balance sheets of U.S. Health Connections, Inc. (a Georgia corporation) as of December 31, 1994 and August 31, 1995, and the related statements of operations, shareholders' equity and cash flows for the year ended December 31, 1994 and for the eight months ended August 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Health Connections, Inc. as of December 31, 1994 and August 31, 1995, and the results of its operations and its cash flows for the year ended December 31, 1994 and for the eight months ended August 31, 1995 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

New York, New York
June 5, 1996

                         U.S. HEALTH CONNECTIONS, INC.

                                 BALANCE SHEETS

                                                                        DECEMBER 31,    AUGUST 31,
                                                                            1994           1995
                                                                        ------------    ----------
   ASSETS
CURRENT ASSETS:
  Cash...............................................................     $  4,708       $ --
  Accounts receivable................................................       72,596         40,775
                                                                        ------------    ----------
      Total current assets...........................................       77,304         40,775
PROPERTY AND EQUIPMENT, net..........................................       20,052         23,736
OTHER ASSETS.........................................................        1,592          1,652
                                                                        ------------    ----------
      Total assets...................................................     $ 98,948       $ 66,163
                                                                        ------------    ----------
                                                                        ------------    ----------

    LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable...................................................     $ 24,834       $ 10,436
  Accrued expenses...................................................       27,414         15,953
  Current portion of long-term debt..................................        2,838          8,309
  Loan payable to shareholder........................................       --              6,000
  Deferred revenue...................................................       10,002         --
                                                                        ------------    ----------
      Total current liabilities......................................       65,088         40,698
LONG-TERM DEBT, net of current portion...............................        8,513         --
                                                                        ------------    ----------
      Total liabilities..............................................       73,601         40,698
                                                                        ------------    ----------
SHAREHOLDERS' EQUITY:
  Common stock, $.01 par value; 10,000 shares authorized; 100 shares
issued and outstanding...............................................            1              1
  Additional paid-in capital.........................................           99             99
  Retained earnings..................................................       25,247         25,365
                                                                        ------------    ----------
      Total shareholders' equity.....................................       25,347         25,465
                                                                        ------------    ----------
      Total liabilities and shareholders' equity.....................     $ 98,948       $ 66,163
                                                                        ------------    ----------
                                                                        ------------    ----------

      The accompanying notes are an integral part of these balance sheets.

                         U.S. HEALTH CONNECTIONS, INC.

                            STATEMENTS OF OPERATIONS

                                                                                        FOR THE
                                                                        FOR THE       EIGHT MONTHS
                                                                       YEAR ENDED        ENDED
                                                                      DECEMBER 31,     AUGUST 31,
                                                                          1994            1995
                                                                      ------------    ------------
REVENUE............................................................     $349,988        $214,606
OPERATING EXPENSES.................................................      318,506         212,002
                                                                      ------------    ------------
      Operating income.............................................       31,482           2,604
INTEREST EXPENSE, net..............................................          948             690
                                                                      ------------    ------------
INCOME BEFORE PROVISION FOR INCOME TAXES...........................       30,534           1,914
PROVISION FOR INCOME TAXES.........................................        5,287           1,796
                                                                      ------------    ------------
      Net income...................................................     $ 25,247        $    118
                                                                      ------------    ------------
                                                                      ------------    ------------

        The accompanying notes are an integral part of these statements.

                         U.S. HEALTH CONNECTIONS, INC.

                       STATEMENT OF SHAREHOLDERS' EQUITY

                      FOR THE YEAR ENDED DECEMBER 31, 1994
                 AND FOR THE EIGHT MONTHS ENDED AUGUST 31, 1995

                                                          COMMON STOCK      ADDITIONAL
                                                       ------------------    PAID-IN     RETAINED
                                                       SHARES   PAR VALUE    CAPITAL     EARNINGS    TOTAL
                                                       ------   ---------   ----------   --------   -------
BALANCE, January 1, 1994.............................   --       $ --        $ --        $  --      $ --
Issuance of common stock.............................    100           1           99       --          100
Net income...........................................   --         --          --          25,247    25,247
                                                       ------        ---          ---    --------   -------
BALANCE, December 31, 1994...........................    100           1           99      25,247    25,347
Net income...........................................   --         --          --             118       118
                                                       ------        ---          ---    --------   -------
BALANCE, August 31, 1995.............................    100     $     1     $     99    $ 25,365   $25,465
                                                       ------        ---          ---    --------   -------
                                                       ------        ---          ---    --------   -------

         The accompanying notes are an integral part of this statement.

                         U.S. HEALTH CONNECTIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                        FOR THE
                                                                        FOR THE       EIGHT MONTHS
                                                                       YEAR ENDED        ENDED
                                                                      DECEMBER 31,     AUGUST 31,
                                                                          1994            1995
                                                                      ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.......................................................     $ 25,247        $    118
  Adjustments to reconcile net income to net cash provided by operating activities-
    Depreciation...................................................        5,200           5,200
    Changes in operating assets and liabilities-
      Accounts receivable..........................................      (72,596)         31,821
      Other assets.................................................       (1,592)            (60)
      Accounts payable.............................................       24,834         (14,398)
      Accrued expenses.............................................       27,414         (11,461)
      Deferred revenue.............................................       10,002         (10,002)
                                                                      ------------    ------------
        Net cash provided by operating activities..................       18,509           1,218
                                                                      ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net.........................      (25,252)         (8,884)
                                                                      ------------    ------------
        Net cash used in investing activities......................      (25,252)         (8,884)
                                                                      ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from long-term debt.................................       11,351          (3,042)
  Proceeds from loan payable from related party....................       --               6,000
  Proceeds from sale and issuance of common stock..................          100          --
                                                                      ------------    ------------
        Net cash provided by financing activities..................       11,451           2,958
                                                                      ------------    ------------
        Net change in cash.........................................        4,708          (4,708)
CASH, beginning of period..........................................       --               4,708
                                                                      ------------    ------------
CASH, end of period................................................     $  4,708        $ --
                                                                      ------------    ------------
                                                                      ------------    ------------

        The accompanying notes are an integral part of these statements.

                         U.S. HEALTH CONNECTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                     DECEMBER 31, 1994 AND AUGUST 31, 1995

1. ORGANIZATION AND BUSINESS

    U.S. Health Connections, Inc. (the "Company") commenced operations on January 1, 1994. The Company provides physician network management services for physician groups in the Southeastern United States.

    On September 1, 1995, the Company entered into a purchase agreement with Advanced Health Management Corporation ("AHM", formerly Advanced Clinical Networks Corporation), a wholly-owned subsidiary of Advanced Health Corporation ("AHC"), whereby the Company's shareholders sold all of their outstanding stock to AHM for $150,000 in cash, a $150,000 note receivable and 30,193 shares of AHC common stock, for an aggregate sale price of $376,014.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

    The Company enters into management services agreements with its network clients whereby the Company recognizes administrative fees for managing capitated contracts between health maintenance organizations ("HMOs") and physician networks for the delivery of health care.

PROPERTY AND EQUIPMENT

    Property and equipment, consisting primarily of electronic data processing equipment, are stated at cost and depreciated on a straight-line basis over the useful lives of the assets (5 years).

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INCOME TAXES

    The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires recognition of deferred tax liabilities and assets for the estimated future tax effects of events that have been recognized in the financial statements or income tax returns. Under this method, deferred tax liabilities and assets are determined based on (1) differences between the financial accounting and income tax bases of assets and liabilities, and (2) carry-forwards, using enacted tax rates in effect for the years in which the differences and carry-forwards are expected to reverse and be utilized, respectively. The provision for income taxes for each period includes both federal and state income taxes.

                         U.S. HEALTH CONNECTIONS, INC.

                     DECEMBER 31, 1994 AND AUGUST 31, 1995

3. PROPERTY AND EQUIPMENT

    Property and equipment is comprised of the following:

                                                       DECEMBER 31,    AUGUST 31,
                                                           1994           1995
                                                       ------------    ----------
Vehicle.............................................     $ 14,888       $ 14,888
Computer equipment and software.....................        7,618         12,499
Furniture and fixtures..............................        2,746          6,749
                                                       ------------    ----------
                                                           25,252         34,136

Less: Accumulated depreciation......................        5,200         10,400
                                                       ------------    ----------
Property and equipment, net.........................     $ 20,052       $ 23,736
                                                       ------------    ----------
                                                       ------------    ----------

    Depreciation aggregated $5,200 for each of the year ended December 31, 1994 and the eight months ended August 31, 1995, respectively.

4. LONG-TERM DEBT

    The Company had a loan payable with a bank related to the acquisition of a vehicle. This loan was payable, with interest at 7.5%, in equal installments through December 1997 and was repaid in full subsequent to the sale of the Company to AHC. Accordingly, all long-term debt is reflected as a current liability in the accompanying balance sheet as of August 31, 1995.

5. RELATED PARTY TRANSACTION

    In 1995, the Company borrowed $6,000 from a related party of the majority shareholder. The loan is due on demand and interest is payable, and is accrued by the Company at August 31, 1995, at the payment date at a rate equal to the Company's average borrowing rate.

                  ADVANCED HEALTH CORPORATION AND SUBSIDIARIES

                       PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

    The following pro forma statement of operations for the year ended December 31, 1995 includes the results of operations of Advanced Health Corporation, Peltz Ventimiglia, Inc. and U.S. Health Connections, Inc. as if the acquisitions of Peltz Ventimiglia, Inc. and U.S. Health Connections, Inc. by Advanced Health Corporation were made on January 1, 1995. The Company believes that this pro forma statement of operations includes all necessary pro forma adjustments to give pro forma effect to these transactions as if they had occurred on January 1, 1995.

    The pro forma financial information presented below does not purport to be indicative of the operating results which would have been achieved had the acquisitions taken place on January 1, 1995 and should not be construed as representative of the Company's results of operations for any future period.

                               ADVANCED         PELTZ       U.S. HEALTH
                                HEALTH       VENTIMIGLIA,   CONNECTIONS,                   PRO FORMA       PRO FORMA
                            CORPORATION(1)     INC.(2)        INC.(2)       SUBTOTAL     ADJUSTMENTS(3)   OPERATIONS
                            --------------   ------------   ------------   -----------   --------------   -----------
REVENUE...................   $  1,053,949      $351,066       $214,606     $ 1,619,621      $--           $ 1,619,621
COST OF SALES.............        340,326        --             --             340,326       --               340,326
                            --------------   ------------   ------------   -----------   --------------   -----------
    Gross Profit..........        713,623       351,066        214,606       1,279,295       --             1,279,295
OPERATING EXPENSES........      6,412,367       363,047        212,002       6,987,416        26,280        7,013,696
                            --------------   ------------   ------------   -----------   --------------   -----------
    Operating income
(loss)....................     (5,698,744)      (11,981)         2,604      (5,708,121)      (26,280)      (5,734,401)
OTHER INCOME (EXPENSE)....         (7,863)       --               (690)         (8,553)      --                (8,553)
                            --------------   ------------   ------------   -----------   --------------   -----------
Income (loss) before
  income taxes............     (5,706,607)      (11,981)         1,914      (5,716,674)      (26,280)      (5,742,954)
PROVISION (BENEFIT) FOR
INCOME TAXES..............       --              (1,089)         1,796             707          (707)         --
                            --------------   ------------   ------------   -----------   --------------   -----------
    Net loss..............   $ (5,706,607)     $(10,892)      $    118     $(5,717,381)     $(25,573)     $(5,742,954)
                            --------------   ------------   ------------   -----------   --------------   -----------
                            --------------   ------------   ------------   -----------   --------------   -----------
Pro forma net loss per
share.....................                                                                                $     (1.66)
                                                                                                          -----------
                                                                                                          -----------
Pro forma weighted average
  common shares
outstanding(4)............                                                                                  3,458,838
                                                                                                          -----------
                                                                                                          -----------

------------

(1) Includes the results of operations of Advanced Health Corporation for the full year, and the results of operations of Peltz Ventimiglia, Inc. and U.S. Health Connections, Inc. from September 1, 1995 through December 31, 1995.

(2) Includes the results of operations of Peltz Ventimiglia, Inc. and U.S. Health Connections, Inc. from January 1, 1995 through August 31, 1995.

(3) Pro forma adjustments give effect to amortization of intangible assets related to the acquisitions of Peltz Ventimiglia, Inc. and U.S. Health Connections, Inc., as well as to the tax provision (benefit) which would have resulted from the combined results of operations, had the acquisitions been made at the beginning of the year.

(4) Includes the pro forma effect of shares of common stock issued in connection with the acquisitions of Peltz Ventimiglia, Inc. and U.S. Health Connections, Inc. as if those shares were issued and outstanding for the period from January 1, 1995 to December 31, 1995.

                              [Inside Back Cover]

    Graphic captioned "Integrating Physician Management Services with Information Technology", which includes (i) a photograph of a physician holding a pen-based, portable, wireless computer, captioned "Med-E-Practice/All of the applications in the Med-E-Practice suite are designed to be run on a pen-based, portable wireless computer for use in a busy ambulatory practice.", (ii) a photograph of a computer screen from the Med-E-Visit application, captioned "Med-E-Visit/A patient encounter application generating a Superbill with fully-qualified diagnostic coding linked to appropriate billing codes required to support outcomes analysis.", (iii) a photograph of a computer screen from the Referral application, captioned "Referral/Support multiple referral networks by recording referral information and providing both network-specific referral rules and information regarding appropriate network specialists." and (iv) a photograph of a computer screen from the Smart Scripts application, captioned "Smart Scripts/A pharmaceutical prescription-writing application providing formulary management, DUR edits and diagnostic coding linkage to drug therapy protocols."

=======================================   ======================================
---------------------------------------   --------------------------------------



    NO DEALER, SALESPERSON OR OTHER
PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY
REPRESENTATIONS NOT CONTAINED IN THIS
PROSPECTUS AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATIONS MUST NOT
BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE COMPANY OR ANY OF THE              2,000,000 SHARES
UNDERWRITERS OR BY ANY OTHER
PERSON. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY A                         [LOGO]
SECURITY OTHER THAN THE SHARES OF
COMMON STOCK OFFERED HEREBY, NOR DOES
IT CONSTITUTE AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY ANY OF                ADVANCED HEALTH
THE SECURITIES OFFERED HEREBY, TO ANY                   CORPORATION
PERSON IN ANY JURISDICTION IN WHICH IT
IS UNLAWFUL TO MAKE SUCH OFFER OR                      COMMON STOCK
SOLICITATION TO SUCH PERSON. NEITHER
THE DELIVERY OF THIS PROSPECTUS NOR ANY
SALE MADE HEREUNDER SHALL UNDER ANY
CIRCUMSTANCES CREATE ANY IMPLICATION
THAT THE INFORMATION CONTAINED HEREIN IS
CORRECT AS OF ANY DATE SUBSEQUENT TO
THE DATE HEREOF.

        -------------------

           TABLE OF CONTENTS

                                   PAGE
                                   ----
Prospectus Summary...............     3
Risk Factors.....................     5
The Company......................    16
Use of Proceeds..................    16           ----------------------
Dividend Policy..................    16                 PROSPECTUS
Capitalization...................    17           ----------------------
Dilution.........................    18
Selected Consolidated
  Financial Data.................    19
Management's Discussion
  and Analysis of Financial
  Condition and Results
  of Operations..................    20
Business.........................    26
Management.......................    43
Certain Transactions.............    50
Principal Stockholders...........    52               COWEN & COMPANY
Description of Capital Stock.....    53
Shares Eligible for Future                         VOLPE, WELTY & COMPANY
  Sale...........................    55
Underwriting.....................    57
Legal Matters....................    58
Experts..........................    58
Additional Information...........    58
Index to Financial Statements....   F-1

         -------------------

    UNTIL       , 1996 (25 DAYS AFTER
THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE
COMMON STOCK, WHETHER OR NOT                                    , 1996
PARTICIPATING IN THIS DISTRIBUTION, MAY
BE REQUIRED TO DELIVER A PROSPECTUS.
THIS IS IN ADDITION TO THE OBLIGATION
OF DEALERS TO DELIVER A PROSPECTUS WHEN
ACTING AS UNDERWRITERS AND WITH RESPECT
TO THEIR UNSOLD ALLOTMENTS OR
SUBSCRIPTIONS.


---------------------------------------   --------------------------------------
=======================================   ======================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

SEC registration fee............................................   $ 11,104
NASD filing fee.................................................      3,520
Nasdaq National Market listing fee..............................     32,728
Blue sky fees and expenses......................................     25,000
Printing and engraving expenses.................................     75,000
Legal fees and expenses.........................................   ]425,000
Accounting fees and expenses....................................    250,000
Transfer agent and registrar fees...............................      5,000
Miscellaneous...................................................     22,648
                                                                   --------
    Total.......................................................   $850,000
                                                                   --------
                                                                   --------

    The Company will bear all of the foregoing fees and expenses.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the DGCL authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Act. Articles Nine and Ten of the Registrant's Certificate of Incorporation provide for indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the DGCL. Reference is made to the form of Director Indemnification Agreement filed as Exhibit 10.20 hereto, which provides for indemnification of directors. Reference is also made to the Underwriting Agreement filed as Exhibit 1.1 hereto, which sets forth certain indemnification provisions. In addition, the Registrant maintains liability insurance for its officers and directors.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The Registrant has sold and issued the following securities during the past three years:

    On August 30, 1993, the Company sold 185,893 shares of Common Stock to the Chairman and an employee of the Company, for an aggregate of $3,120.

    On December 27, 1993, the Company sold 718,984 shares of Common Stock for $8,045 pursuant to a rights offering. The shares were offered only to the holders of Physicians' On-Line, Inc. stock on a one-for-one basis pro rata to their shareholdings in Physicians' On-Line, Inc.

    In November 1994, the Company sold 75,965 shares of Common Stock for an aggregate of $639,655. Of these shares sold, all of which were paid for in 1994, 25,319 were issued prior to December 31, 1994 and 50,641 were issued in January 1995.

    In August 1995, the Company issued 2,978 shares of Common Stock to a director of the Company for $25,000.

    In August 1995, the Company issued 543,564 shares of Common Stock to purchase Majean, Inc. and 75,996 shares of common stock to purchase Peltz Ventimiglia, Inc. and in September 1995, 30,193 shares of common stock to purchase U.S. Health Connections, Inc., as more fully described in Note 3 to the accompanying Consolidated Financial Statements.

    In 1995, the Company sold 76,802 shares of Common Stock to investors for an aggregate of $625,059.

    In August 1993, the Company issued 971,800 shares of Series A Convertible Preferred Stock to investors for $97,180. In March 1994, the Company issued 282,900 shares of Series B Convertible Preferred Stock to investors for $2,000,103. In January 1995, the Company issued 200,000 shares of Series C Convertible Preferred Stock to investors for $1,500,000. In August 1995, the Company issued 666,360 shares of Series D Convertible Preferred Stock to investors for $4,997,700. Each share of the Preferred Stock is convertible into
1.1189249 shares of Common Stock upon the consummation of this offering.

    In February, April and June 1996, the Company issued three 8% Promissory Notes in the aggregate principal amount of $3 million to an investor.

    In June 1996, the Company issued three 9% Series B Promissory Notes in the aggregate principal amount of $1 million to investors. In August 1996, the Company issued three additional 9% Series B Promissory Notes in the aggregate principal amount of $1 million to investors.

    During 1995, the Chairman, the President, the principal stockholder and certain employees exercised stock options for 288,681, 316,376, 128,695 and 151,547 shares, respectively, for $19,717.

    During 1996, a former employee exercised stock options for 60 shares of Common Stock for $150.

    In April 1996, the Company issued 8,937 shares of Common Stock to purchase the assets of Benenson & Associates, Inc. The Registrant issued rights to acquire Common Stock in the Roll Up Transaction to one physician organization in December 1995 and two physician organizations in July 1996.

    The above securities were offered and sold by the Registrant in reliance upon an exemption from registration under either (i) Section 4(2) of the Securities Act as transactions not involving any public offering or (ii) Rule 701 under the Securities Act. No underwriters were involved in connection with the sales of securities referred to in this Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits


EXHIBIT NO.                                DESCRIPTION OF EXHIBIT
-----------                                ----------------------

    **1.1     Form of Underwriting Agreement

    **2.1     Agreement and Plan of Merger dated as of August 2, 1995, among Med-E-Systems
              Corporation, MES Acquisition Corp. and the Registrant

    **2.2     Agreement and Plan of Merger dated as of August 7, 1995, between the Registrant and Majean, Inc.

    **2.3     Asset Purchase Agreement dated as of August 28, 1995, among Advanced Clinical
              Networks Corporation, Peltz Ventimiglia, Inc., Richard Ventimiglia and Steven
              Peltz

    **2.4     Agreement and Plan of Merger dated as of September 1, 1995, among U.S. Health
              Connections, Inc., the Registrant and Advanced Clinical Networks Corporation

EXHIBIT NO.                                DESCRIPTION OF EXHIBIT
-----------                                ----------------------
    **3.1     Restated Certificate of Incorporation of the Registrant, as in effect on the effective date of the Registration Statement

    **3.2     Restated Certificate of Incorporation of the Registrant, as to be in effect upon the consummation of the Initial Public Offering

    **3.3     By-laws of the Registrant

    **5       Opinion of O'Sullivan Graev & Karabell, LLP (including the consent of such firm)

  +**10.1     Development and Marketing Agreement dated as of August 1, 1995, between Med-E-
              Systems Corporation and Integrated Disease Management, Inc.

  +**10.2     Software License Agreement dated as of September 27, 1995, between Med-E-Systems
              Corporation and Medco Containment Services Inc.

  +**10.3     System Implementation Agreement dated September 14, 1995, between IDX Systems
              Corporation and the Registrant

   **10.4     Investors' Rights Agreement dated as of August 31, 1993, among Med-E-Mail
              Corporation, Financial Strategic Portfolios, Inc.--Health Sciences Portfolio and
              The Global Health Sciences Fund

   **10.5     Amended and Restated Investors' Rights Agreement dated as of March 16, 1994, among Med-E-Mail Corporation, Financial Strategic Portfolios, Inc.--Health
              Sciences Portfolio and The Global Health Sciences Fund

   **10.6     Amended and Restated Investors' Rights Agreement dated as of January 27, 1995, among Med-E-Systems Corporation, Invesco Strategic Portfolios, Inc.--Health
              Sciences Portfolio and The Global Health Sciences Fund

   **10.7     Investors' Rights Agreement dated as of August 23, 1995, among the Registrant,
              21st Century Communucations Partners, L.P., 21st Century Communications T-E
              Partners, L.P. and 21st Century Communications Foreign Partners, L.P.

   **10.8     Registration Rights Agreement dated February 28, 1996, among the Registrant,
              Park Avenue Capital, L.P. and Access Industries, LLC

  +**10.9     Management Services Agreement dated as of December 11, 1995, between Madison
              Medical--The Private Practice Group of New York, L.L.P. and Uptown Physician
              Management, Inc.

   **10.10    Stockholders' Agreement dated as of December 11, 1995, among Uptown Physician
              Management, Inc. and certain stockholders

   +*10.11    Management Services Agreement dated as of August 7, 1995, among Advanced Heart
              Institute of New York, P.C., Valavanur A. Subramanian, M.D., Jeffrey Moses, M.D.
              and Majean Sub 2, Inc.

  +**10.12    Management Services Agreement dated as of July 1, 1996 between Specialist
              Physicians Management, Inc. and Cardiology First of New Jersey, P.A.

   **10.13    Stockholders' Agreement dated as of July 1, 1996 among Specialist Physicians
              Management, Inc., Specialist Physicians MSO, L.L.C. and Advanced Health
              Management Corporation

   +*10.14    Management Services Agreement dated as of July 1, 1996 between Diamond Physician
              Management, Inc. and Long Island Interventional Cardiology

   **10.15    Stockholders' Agreement dated as of July 1, 1996 among Diamond Physician
              Management, Inc., Long Island Interventional Cardiology and Advanced Health
              Management Corporation

  +**10.16    Administrative Services Base Agreement dated as of June 30, 1994, between U.S.
              Health Connections, Inc. and The Emory Clinic, Inc.

   **10.17    Tarrytown, New York Office Lease Agreement dated November 30, 1995, between
              Tarrytown Corporate Center IV, L.P. and the Registrant

EXHIBIT NO.                                DESCRIPTION OF EXHIBIT
-----------                                ----------------------
   **10.18    Tarrytown, New York Office Sublease Agreement dated October 31, 1995, between
              American Software, USA, Inc. and the Registrant

   **10.19    Chicago Office Lease Agreement dated December 8, 1995, between Adams Family,
              L.L.C. and the Registrant

   **10.20    Form of Director Indemnification Agreement

   **10.21    Employment Agreement between the Registrant and Jonathan Edelson, M.D.

   **10.22    Employment Agreement between the Registrant and Steven Hochberg
   **10.23    Employment Agreement between the Registrant and Alan B. Masarek
   **10.24    Amended and Restated Advanced Health Corporation 1995 Stock Option Plan
   **10.25    Employee Stock Purchase Plan
   **11.1     Supplemental Net Loss Per Common Share Computation
   **21       List of Subsidiaries
   **23.1     Consent of O'Sullivan Graev & Karabell, LLP (included as part of its opinion filed as Exhibit 5 hereto)
    *23.2     Consent of Arthur Andersen LLP
   **24       Powers of Attorney
   **27       Financial Data Schedule


------------

 * Filed herewith.

** Previously filed.

 + Portions of such exhibit have been deleted therefrom pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended, and confidential treatment has been requested therefor.

    (b) Financial Statement Schedules

    All schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements or related notes.

ITEM 17. UNDERTAKINGS.

    The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the DGCL, the Certificate of Incorporation and By-laws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Securities Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes that:

        1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tarrytown, State of New York, on the 2nd day of October, 1996.


                                          ADVANCED HEALTH CORPORATION
                                          By:                 *
                                              ..................................
                                                   Jonathan Edelson, M.D.
                                                  Chairman of the Board and
                                                   Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement has been signed on the 2nd day of October, 1996, by the following persons in the capacities indicated:


                  SIGNATURE                                        TITLE
                  ---------                                        -----
                      *                        Chairman of the Board, Chief Executive
 .............................................  Officer and Director (Principal Executive
            Jonathan Edelson, M.D              Officer)
                      *                        President and Director
 .............................................
               Steven Hochberg
             /s/ ALAN B. MASAREK               Chief Operating Officer and Chief Financial
 .............................................  Officer (Principal Financial and Accounting
               Alan B. Masarek                 Officer)

 .............................................  Director
               James T. Carney
                      *                        Director
 .............................................
               Barry Kurokawa
                      *                        Director
 .............................................
               Jonathan Lieber

*By:   /s/ ALAN B. MASAREK
     ........................................
              Alan B. Masarek
            As Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT NO.                             DESCRIPTION OF EXHIBIT                             PAGE
-----------                             ----------------------                             ----

    **1.1     Form of Underwriting Agreement

    **2.1     Agreement and Plan of Merger dated as of August 2, 1995, among
              Med-E-Systems Corporation, MES Acquisition Corp. and the Registrant

    **2.2 Agreement and Plan of Merger dated as of August 7, 1995, between the Registrant and Majean, Inc.

    **2.3     Asset Purchase Agreement dated as of August 28, 1995, among Advanced
              Clinical Networks Corporation, Peltz Ventimiglia, Inc., Richard
              Ventimiglia and Steven Peltz

    **2.4     Agreement and Plan of Merger dated as of September 1, 1995, among U.S.
              Health Connections, Inc., the Registrant and Advanced Clinical Networks
              Corporation

    **3.1     Restated Certificate of Incorporation of the Registrant, as in effect on the effective date of the Registration Statement

    **3.2 Restated Certificate of Incorporation of the Registrant, as to be in effect upon the consummation of the Initial Public Offering

    **3.3     By-laws of the Registrant

    **5       Opinion of O'Sullivan Graev & Karabell, LLP (including the consent of such firm)

  +**10.1     Development and Marketing Agreement dated as of August 1, 1995, between
              Med-E-Systems Corporation and Integrated Disease Management, Inc.

  +**10.2     Software License Agreement dated as of September 27, 1995, between Med-E-
              Systems Corporation and Medco Containment Services Inc.

  +**10.3     System Implementation Agreement dated September 14, 1995, between IDX
              Systems Corporation and the Registrant

   **10.4     Investors' Rights Agreement dated as of August 31, 1993, among Med-E-Mail
              Corporation, Financial Strategic Portfolios, Inc.--Health Sciences
              Portfolio and The Global Health Sciences Fund

   **10.5     Amended and Restated Investors' Rights Agreement dated as of March 16,
              1994, among Med-E-Mail Corporation, Financial Strategic Portfolios,
              Inc.--Health Sciences Portfolio and The Global Health Sciences Fund

   **10.6     Amended and Restated Investors' Rights Agreement dated as of January 27,
              1995, among Med-E-Systems Corporation, Invesco Strategic Portfolios,
              Inc.--Health Sciences Portfolio and The Global Health Sciences Fund

   **10.7     Investors' Rights Agreement dated as of August 23, 1995, among the
              Registrant, 21st Century Communucations Partners, L.P., 21st Century
              Communications T-E Partners, L.P. and 21st Century Communications Foreign
              Partners, L.P.

   **10.8     Registration Rights Agreement dated February 28, 1996, among the
              Registrant, Park Avenue Capital, L.P. and Access Industries, LLC

  +**10.9     Management Services Agreement dated as of December 11, 1995, between
              Madison Medical--The Private Practice Group of New York, L.L.P. and Uptown
              Physician Management, Inc.

   **10.10    Stockholders' Agreement dated as of December 11, 1995, among Uptown
              Physician Management, Inc. and certain stockholders

   +*10.11    Management Services Agreement dated as of August 7, 1995, among Advanced
              Heart Institute of New York, P.C., Valavanur A. Subramanian, M.D., Jeffrey
              Moses, M.D. and Majean Sub 2, Inc.

  +**10.12    Management Services Agreement dated as of July 1, 1996 between Specialist
              Physicians Management, Inc. and Cardiology First of New Jersey, P.A.

EXHIBIT NO.                             DESCRIPTION OF EXHIBIT                             PAGE
-----------                             ----------------------                             ----
   **10.13    Stockholders' Agreement dated as of July 1, 1996 among Specialist
              Physicians Management, Inc., Specialist Physicians MSO, L.L.C. and
              Advanced Health Management Corporation

   +*10.14    Management Services Agreement dated as of July 1, 1996 between Diamond
              Physician Management, Inc. and Long Island Interventional Cardiology

   **10.15    Stockholders' Agreement dated as of July 1, 1996 among Diamond Physician
              Management, Inc., Long Island Interventional Cardiology and Advanced
              Health Management Corporation

  +**10.16    Administrative Services Base Agreement dated as of June 30, 1994, between
              U.S. Health Connections, Inc. and The Emory Clinic, Inc.

   **10.17 Tarrytown, New York Office Lease Agreement dated November 30, 1995, between Tarrytown Corporate Center IV, L.P. and the Registrant

   **10.18    Tarrytown, New York Office Sublease Agreement dated October 31, 1995, between American Software, USA, Inc. and the Registrant

   **10.19    Chicago Office Lease Agreement dated December 8, 1995, between Adams
              Family, L.L.C. and the Registrant

   **10.20    Form of Director Indemnification Agreement

   **10.21    Employment Agreement between the Registrant and Jonathan Edelson, M.D.

   **10.22    Employment Agreement between the Registrant and Steven Hochberg
   **10.23    Employment Agreement between the Registrant and Alan B. Masarek
   **10.24    Amended and Restated Advanced Health Corporation 1995 Stock Option Plan
   **10.25    Employee Stock Purchase Plan
   **11.1     Supplemental Net Loss Per Common Share Computation
   **21       List of Subsidiaries
   **23.1     Consent of O'Sullivan Graev & Karabell, LLP (included as part of its opinion filed as Exhibit 5 hereto)
    *23.2     Consent of Arthur Andersen LLP
   **24       Powers of Attorney
   **27       Financial Data Schedule


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 * Filed herewith.

** Previously filed.

 + Portions of such exhibit have been deleted therefrom pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended, and confidential treatment has been requested therefor.